AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1999.
                                                      REGISTRATION NO. 333-74855

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 2
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              U.S. CONCRETE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 3273                                76-0586680
    (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                         1360 POST OAK BLVD., SUITE 800
                              HOUSTON, TEXAS 77056
                                 (713) 350-6017
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              EUGENE P. MARTINEAU
                            CHIEF EXECUTIVE OFFICER
                         1360 POST OAK BLVD., SUITE 800
                              HOUSTON, TEXAS 77056
                                 (713) 350-6040

               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

         TED W. PARIS, ESQ.                           MICHAEL C. BLANEY, ESQ.
        BAKER & BOTTS, L.L.P.                         ANDREWS & KURTH L.L.P.
        3000 ONE SHELL PLAZA                             4200 CHASE TOWER
      HOUSTON, TEXAS 77002-4995                        HOUSTON, TEXAS 77002
         FAX: (713) 229-1522                            FAX: (713) 220-4285

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 18, 1999

                                3,800,000 SHARES

                       [LOGO--U.S. CONCRETE, INC.--LOGO]

                                  COMMON STOCK

                            ------------------------

     U.S. Concrete, Inc. is selling all the 3,800,000 shares of common stock through underwriters in a firm commitment underwriting. This is our initial public offering, and no public market currently exists for our shares. We and the underwriters expect the public offering price will be between $7.50 and $9.50 per share. Our common stock will be quoted on the Nasdaq National Market under the symbol "RMIX."

     We have been recently formed to acquire operating businesses in the ready-mixed concrete industry and intend to become a leading supplier of ready-mixed concrete to the construction industry in the United States.

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                        PER SHARE       TOTAL
                                        ---------   --------------
Public Offering Price................    $          $
Underwriting Discount................    $          $
Proceeds, before expenses, to U.S.
Concrete, Inc. ......................    $          $

     We have granted the underwriters a 30-day option to purchase up to an additional 570,000 shares at the public offering price, less the underwriting discount, to cover any over-allotments.

     The underwriters expect to deliver the shares to purchasers on or about
            , 1999.

                            ------------------------

SCOTT & STRINGFELLOW, INC.                                  SANDERS MORRIS MUNDY

         The date of this prospectus is                         , 1999

                            [U S CONCRETE PICTURES]

                               TABLE OF CONTENTS


                                        PAGE
                                        -----
Prospectus Summary...................       4
Risk Factors.........................       9
The Company..........................      16
Use of Proceeds......................      19
Dividend Policy......................      19
Pro Forma Capitalization.............      20
Dilution.............................      21
Selected Financial Information.......      22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      25
Business.............................      39
Management...........................      50
Certain Transactions.................      57
Security Ownership of Certain
Beneficial Owners and Management.....      60
Shares Eligible for Future Sale......      61
Description of Capital Stock.........      62
Underwriting.........................      67
Legal Matters........................      69
Experts..............................      69
Where You Can Find More
Information..........................      70
Index to Financial Statements........     F-1

                            ------------------------

     You should rely only on the information this prospectus contains. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction that does not permit that offer or sale. You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION THIS PROSPECTUS CONTAINS, AND THE REMAINDER OF THIS PROSPECTUS QUALIFIES THIS SUMMARY IN ITS ENTIRETY.

OUR COMPANY

     We intend to become a leading value-added provider of ready-mixed concrete and related products and services to the construction industry in major markets in the United States. When this offering closes, we will purchase six businesses and begin our operations as a provider of ready-mixed concrete and related products and services. These businesses operate 26 concrete plants in the San Francisco Bay area, the Sacramento metropolitan area, Washington, D.C. and northern New Jersey. Their plants produced over 2.5 million cubic yards of concrete in 1998 for more than 2,500 different customers. Their pro forma combined sales totaled $194.1 million in 1998, an increase of 17.4% from their pro forma combined sales in 1997. We believe our initial size will place us among the leading independent ready-mixed concrete companies in the United States on the basis of annual sales.

     Of our 1998 pro forma combined sales, we estimate that approximately 44% were to commercial and industrial construction contractors, 33% were to residential construction contractors, 18% were to street and highway construction and paving contractors and 5% were to other public works and infrastructure contractors. In 1998, repeat customers accounted for an estimated 85% of our pro forma combined sales.

THE READY-MIXED CONCRETE INDUSTRY

     According to the National Ready-Mixed Concrete Association, the annual market for ready-mixed concrete in the United States currently exceeds $21.3 billion and has been growing at an annual rate of approximately 10% since 1996. The primary factor driving this market is the favorable trend in the overall economy of the United States. In addition, we believe three other factors are contributing to the expansion of this market:

      o the increased level of industry-wide promotional and marketing activities;

      o   the development of new and innovative uses for ready-mixed concrete;
          and

      o the 1998 enactment of the Federal Transportation Equity Act for the 21st Century.

On the basis of information the National Ready-Mixed Concrete Association has provided us, we estimate that, in addition to vertically integrated manufacturers of cement and ready-mixed concrete, more than 3,500 independent producers currently operate a total of approximately 5,300 ready-mixed concrete plants in the United States. See "Business -- Industry Overview."

OUR BUSINESS STRATEGY

     Our objective is to expand the geographic scope of our operations and become the leading value-added provider of ready-mixed concrete and related services in each of our markets. The significant costs and regulatory requirements the building of new plants entails make acquisitions an important element of our growth strategy. In addition to acquiring businesses in our existing and new markets, we plan to implement a national operating strategy aimed at increasing revenue growth and market share, achieving cost efficiencies and enhancing profitability. We believe numerous potential acquisition candidates exist in the highly fragmented ready-mixed concrete industry in both the markets we initially will serve and other large metropolitan, high-growth markets. We believe that a significant consolidation opportunity exists for a company that can consistently offer high-quality, value-added services to users of large volumes of ready-mixed concrete.

     We intend to manage our operations on a decentralized basis to allow acquired businesses to focus on their existing customer relationships and local strategy. Our executive management team will be responsible for executing our company-wide strategy, including acquisition planning, execution and integration and initiating and overseeing operational improvements.

HOW TO REACH US

     Our principal executive offices are located at 1360 Post Oak Blvd., Suite 800, Houston, Texas 77056. Our telephone number at that address is (713) 350-6040. We are a Delaware corporation.

                                 THIS OFFERING

Common stock we are offering.........  3,800,000 shares
Common stock that will be outstanding
  immediately after this offering....  15,638,543 shares
Use of proceeds......................  When this offering closes, we will use $23.3 million of our net proceeds to pay the cash portion of the purchase prices for six businesses which then will be due and apply the balance to repay a portion of the indebtedness of those businesses. See "Use of
                                       Proceeds."
Nasdaq National Market
  trading symbol.....................  RMIX

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following summary unaudited financial information represents historical information we have adjusted to give effect to:

           o   our acquisition of six businesses;

           o   this offering and our use of its estimated net proceeds; and

           o borrowings we will make to refinance indebtedness of the six businesses.

     The pro forma balance sheet information assumes these transactions occurred on March 31, 1999, while the other pro forma information assumes these events occurred on January 1 in each period presented. This information reflects that we will account for our acquisition of six businesses under the purchase method of accounting and presents Central Concrete Supply Co., Inc., one of these businesses, as the acquirer of the other five businesses and U.S. Concrete. This information is not necessarily indicative of the consolidated results we would have obtained had these transactions actually occurred when assumed or of our future consolidated results. We have based this information on preliminary estimates, available information and assumptions we deem appropriate.

                                                               THREE MONTHS ENDED
                                                                    MARCH 31
                                          YEAR ENDED       --------------------------
                                       DECEMBER 31, 1998       1998          1999
                                       -----------------   ------------  ------------
                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                   PER SHARE INFORMATION)
STATEMENT OF OPERATIONS INFORMATION:
    Sales............................     $   194,076      $     33,181  $     38,461
    Cost of goods sold...............         158,913            28,277        31,986
                                       -----------------   ------------  ------------
    Gross profit.....................          35,163             4,904         6,475
    Selling, general and
    administrative expenses(1).......          13,321             2,154         3,318
    Stock compensation charge(2).....           2,678                --           765
    Depreciation and
    amortization(3)..................           4,995             1,261         1,320
                                       -----------------   ------------  ------------
    Income from operations...........          14,169             1,489         1,072
    Other income (expense), net(4)...              73               (73)          290
                                       -----------------   ------------  ------------
    Income before provision for
    income taxes.....................          14,242             1,416         1,362
    Provision for income taxes(5)....           6,337               710           687
                                       -----------------   ------------  ------------
    Net income.......................     $     7,905      $        706  $        675
                                       =================   ============  ============
    Net income per share.............     $      0.51      $       0.05  $       0.04
                                       =================   ============  ============
    Shares used in computing net
      income per share(6)............      15,638,543        15,638,543    15,638,543
                                       =================   ============  ============
OTHER INFORMATION:
    EBITDA(7)........................     $    19,164      $      2,750  $      2,392
                                       =================   ============  ============

                                             AS OF MARCH 31, 1999
                                        -------------------------------
                                        COMBINED(8)     AS ADJUSTED(9)
                                        ------------    ---------------
                                                (IN THOUSANDS)
BALANCE SHEET INFORMATION:
    Working capital (deficit)(10)....     $(18,524)        $   4,788
    Total assets.....................      125,227           123,999
    Total debt, including current
    maturities (10)..................       39,761            12,722
    Stockholders' equity.............       60,647            86,458

------------

 (1) Reflects the following:

           o reductions in compensation and benefits to which owners of the six businesses we are acquiring have agreed and which totaled $3.5 million in 1998, $0.9 million for the three-month period ended March 31, 1998 and $0.7 million for the three-month period ended March 31, 1999; and

           o a charge for recurring salary changes of our management which totaled $0.3 million in 1998 and $0.1 million in each of the three-month periods ended March 31.

 (2) Reflects a noncash, nonrecurring compensation charge resulting from the issuance of 350,000 shares of common stock to management in 1998 and 100,000 shares of common stock to nonemployee directors in the three-month period ended March 31, 1999. The charge was calculated using an estimated fair value of $7.65 per share, which reflects a 10% discount from the assumed initial public offering price of $8.50 per share because of restrictions on the sale and transferability of the shares issued. Upon consummation of our initial acquisitions, we will record a stock compensation charge of $3.1 million related to 400,000 shares issued to management and non-employee directors. We will record goodwill on the additional 50,000 shares issued to management, as these shares were issued for services related to these acquisitions.

 (3) Reflects our write-off at the rate of $1.3 million per year over 40 years of purchased goodwill and $0.7 million per in year in additional depreciation expense to reflect the fair value of equipment of the six businesses we are acquiring.

 (4) Reflects interest expense of $0.8 million for 1998 and $0.2 million for each of the three-month periods ended March 31, on borrowings of $12.7 million necessary to fund the acquisitions of the six businesses. This is net of savings of $1.2 million in 1998 and $0.2 million in each of the three-month periods ended March 31, on $14.7 million of historical debt to be repaid. It also reflects the elimination of historical interest income of $0.4 million in 1998 and $0.1 million in each of the three-month periods ended March 31.

 (5) Reflects application of a 40.8% combined tax rate to all pretax income before nondeductible goodwill and other permanent items.

 (6) Consists of:

           o 8,985,288 shares we will issue to the owners of the six businesses;

                     o 2,853,255 shares our current stockholders and executive officers own; and

                     o   3,800,000 shares we will sell in this offering.

      This share number:

                     o gives effect to a split of the common stock and a recapitalization in March 1999 and the automatic conversion of our outstanding class A common stock into common stock which will occur prior to the closing of this offering; and

                     o assumes the underwriters do not exercise their over-allotment option.

 (7) "EBITDA" means income from operations plus noncash depreciation and amortization and is a supplemental financial measurement we use to evaluate our business. We are not presenting our pro forma combined EBITDA as an alternative measure of operating results or cash flow from operations or any other measure of performance in accordance with generally accepted accounting principles. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures, acquisitions or other discretionary uses. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

 (8) Does not reflect the closing of this offering or our use of its proceeds.

 (9) Reflects the closing of this offering and our use of its proceeds.

(10) The pro forma combined amount includes the $23.3 million cash portion of the purchase prices we will pay when this offering closes.

        SUMMARY FINANCIAL INFORMATION FOR THE BUSINESSES WE WILL ACQUIRE

     The following table presents summary historical financial information for each business we initially will acquire for its three most recently completed fiscal years. Fiscal 1996 for Baer Concrete, Incorporated is its fiscal year ended March 31, 1997, while each other fiscal year presented is a calendar year. The information for Opportunity Concrete Corporation for fiscal 1996, Baer for fiscal 1996 and 1997 and Santa Rosa Cast Products Co. for all periods is unaudited. We have not adjusted this historical income statement information for the pro forma adjustments that relate to reductions in compensation and benefits to which owners of the businesses have agreed or any of the other pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements this prospectus contains. You should read this information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes this prospectus contains.

                                                                         THREE MONTHS ENDED
                                                 FISCAL YEAR                  MARCH 31
                                       -------------------------------  --------------------
                                         1996       1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS)
                                                                            (UNAUDITED)
CENTRAL CONCRETE SUPPLY CO., INC.
     Sales...........................  $  39,204  $  53,631  $  66,499  $   9,918  $  12,956
     Gross profit....................      5,802      9,837     12,525      1,381      2,331
     Income from operations..........        955      4,242      6,883        593        716
WALKER'S CONCRETE, INC.
     Sales...........................  $  31,008  $  37,990  $  41,615  $   5,842  $   8,244
     Gross profit....................      4,553      6,192      7,087        572      1,300
     Income (loss) from operations...      1,631      2,411      3,169       (420)       230
BAY CITIES BUILDING MATERIALS CO.,
INC.
     Sales...........................  $  30,496  $  45,312  $  53,600  $  10,908  $  12,548
     Gross profit....................      3,209      5,020      6,834      1,468      1,993
     Income from operations..........        661      1,784      2,367        650      1,337
OPPORTUNITY CONCRETE CORPORATION
     Sales...........................  $  19,737  $  15,550  $  16,180  $   4,266  $   2,164
     Gross profit....................      4,197      4,852      4,884      1,261        545
     Income (loss) from operations...      2,654      2,240      2,287        614        (89)
BAER CONCRETE, INCORPORATED
     Sales...........................  $   4,811  $   9,712  $  11,973  $   2,084  $   2,024
     Gross profit....................        400        965      2,063        183        154
     Income (loss) from operations...       (585)       261        456       (207)      (243)
SANTA ROSA CAST PRODUCTS CO.
     Sales...........................  $   3,032  $   3,176  $   4,209  $     163  $     525
     Gross profit....................      1,116      1,312      1,770         39        152
     Income (loss) from operations...        186        292        728         (9)       (35)

                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION THIS PROSPECTUS CONTAINS.

AS A RESULT OF CAPITAL CONSTRAINTS AND OTHER FACTORS, WE MAY NOT BE ABLE TO REALIZE OUR BUSINESS STRATEGY OF GROWING RAPIDLY THROUGH ACQUISITIONS

     We may not be able to grow as rapidly as we expect through acquiring additional businesses after this offering closes for various reasons, including the following:

           o This offering will not provide us with any cash for use beyond making our initial acquisitions, and we expect we will use the cash our operations generate primarily for reinvestment in our business. Consequently, the extent to which we are able to use cash to pay for additional acquisitions will be subject to the limitations our credit facility will impose on our ability to incur additional debt and perceptions of our creditworthiness. The failure of consolidators in other industries to execute their business plans may adversely affect our ability to raise capital. See "Use of Proceeds" and "Management's Discussion and
               Analysis of Financial Condition and Results of
               Operations -- Liquidity and Capital Resources -- Combined."

           o We may not be able to use our common stock as an acquisition currency because prospective sellers will not accept it or, as a result of the price at which it is trading, its use would be dilutive to our existing stockholders.

           o We may not be able to identify and acquire sufficient suitable acquisition candidates available for sale at reasonable prices and on other reasonable terms for a number of reasons, including:

               o the unwillingness of candidates to sell during a period of growing demand for ready-mixed concrete:

               o   competitors in our industry may outbid us; or

               o we may not have sufficient available capital to pay for acquisitions.

           o The businesses we do acquire may fail to meet our earnings expectations for a number of reasons, including:

               o   the loss of their customers or key personnel;

               o   adverse developments in the markets in which they operate; or

               o financial losses owing to contingent and latent risks, including environmental risks, associated with their past operations or to other unanticipated problems.

IF OUR SENIOR MANAGEMENT DOES NOT EXECUTE OUR BUSINESS PLAN, WE MAY NOT BE ABLE TO REALIZE OUR BUSINESS STRATEGY OF REDUCING COSTS AND ACHIEVING REVENUE ENHANCEMENTS IN OUR OPERATIONS

     We may not be able to realize our business strategy of reducing costs and achieving revenue enhancements in our operations for a number of reasons, including the following:

         o We may fail to integrate the businesses we acquire into a cohesive, efficient enterprise with company-wide information and management systems and effective cost and other control mechanisms.

         o We will have to rely on existing accounting, information and administrative systems of acquired businesses, which may be inadequate, until we can implement centralized systems.

         o Our resources, including management resources, are limited and may be strained if we engage in a significant number of acquisitions, and acquisitions may divert our management's attention from initiating or carrying out programs to save costs or enhance revenues.

         o We have assembled our senior management only recently, and they may not be able to work effectively together or with our operating managements.

         o Only two members of our senior management have any experience in our industry.

         o Our ability to realize significant cost savings and customer cross-selling opportunities in any market will depend on the extent to which our acquisition strategy succeeds in that market.

         o We may fail in our efforts to identify and hire the skilled personnel we will need to implement and maintain various training programs we expect would improve our performance, including programs designed to:

              o   develop a professional sales force; and

              o expand our expertise in the design and variation of concrete mixes.

OUR SUCCESS WILL DEPEND ON OUR RETAINING EXISTING PERSONNEL, HIRING ADDITIONAL CORPORATE OFFICERS AND MANAGERS AND, WHEN NECESSARY, HIRING QUALIFIED REPLACEMENTS

     The extent to which we will be able to carry out our business plan will depend on the continuing efforts of our executive officers and the senior management of the businesses we initially acquire. Our success also will depend on our supplementing our initial four corporate officers and managers with additional officers and managers and, in most cases, on our maintaining the senior management of any significant businesses we acquire in the future. Our success also will depend on the continuing efforts of our plant managers and technicians and drivers. If some of these persons do not continue in their respective roles and we are unable to attract and retain qualified replacements, the resulting vacancies could materially adversely affect our business, financial condition and results of operations. We do not intend to carry key-person life insurance on any of our employees. See "Management."

OUR PRO FORMA FINANCIAL STATEMENTS MAY NOT REFLECT THE RATE AT WHICH WE WILL WRITE OFF THE SIGNIFICANT GOODWILL ON OUR BALANCE SHEET AND THUS MAY OVERSTATE OUR PRO FORMA EARNINGS

     Our pro forma financial statements may not reflect the rate at which we will write off the significant goodwill on our balance sheet and thus may overstate our pro forma earnings. According to press reports, the Financial Accounting Standards Board expects to announce soon whether it will preserve the current maximum write-off period of 40 years for goodwill or reduce that period to as little as 10 years for most companies. Our pro forma financial statements in this prospectus reflect that we currently plan to:

           o record, as a result of our initial acquisitions, a significant amount of goodwill on our balance sheet which, on a pro forma basis, constituted approximately 41.6% of our assets at March 31, 1999; and

           o write off that goodwill as a noncash operating expense in our statements of operations at the annual rate of $1.3 million over a period of 40 years.

     We will have to accelerate the rate at which we will write off our goodwill if:

           o the FASB effects a change in generally accepted accounting principles which requires us to do so; or

           o we determine at some future time that our then remaining balance of goodwill has become impaired.

Any such acceleration would cause our reported earnings to decrease for some period of time, and that decrease might cause the market price of our common stock to drop.

WE MAY LOSE BUSINESS TO COMPETITORS WHO UNDERBID US AND OTHERWISE BE UNABLE TO COMPETE FAVORABLY IN OUR HIGHLY COMPETITIVE INDUSTRY

     We may lose business to competitors who underbid us and otherwise be unable to compete favorably in our highly competitive industry. Our competitive position in a given market will depend largely on the location and operating costs of our ready-mixed concrete plants and prevailing prices in that market. Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction, while timeliness of delivery and consistency of quality and service as well as price are the principal competitive factors among suppliers for large or complex jobs. Our competitors will range from small, owner-operated private companies offering simple mixes to subsidiaries or operating units of large, vertically integrated cement manufacturing and concrete products companies. Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for jobs that are particularly price-sensitive. Competitors having greater financial resources than we do to invest in new mixer trucks, build plants in new areas or pay for acquisitions also will have competitive advantages over us.

GOVERNMENTAL REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, MAY RESULT IN INCREASES IN OUR OPERATING COSTS AND CAPITAL EXPENDITURES AND DECREASES IN OUR EARNINGS

     A wide range of federal, state and local laws, ordinances and regulations will apply to our operations, including the following matters:

            o   land usage;

            o   street and highway usage;

            o   noise levels; and

            o   health, safety and environmental matters.

In many instances, we must have various certificates, permits or licenses in order to conduct our business. Our failure to maintain required certificates, permits or licenses or to comply with applicable governmental requirements could result in substantial fines or possible revocation of our authority to conduct some of our operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain new certificates, permits or licenses, could impede the implementation of our acquisition program.

     Governmental requirements that will impact our operations include those relating to air quality, solid waste management and water quality. These requirements are complex and subject to frequent change. They impose strict liability in some cases without regard to negligence or fault and expose us to liability for the conduct of or conditions caused by others, or for our acts that complied with all applicable requirements when we performed them. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of environmental conditions may require us to make material expenditures we currently do not anticipate. In addition, although we intend to conduct appropriate investigations with respect to environmental matters in connection with future acquisitions, we may fail to identify or obtain indemnification from all potential environmental liabilities of any acquired business. See
"Business -- Governmental Regulation and Environmental Matters."

COLLECTIVE BARGAINING AGREEMENTS, WORK STOPPAGES AND OTHER LABOR RELATIONS MATTERS MAY RESULT IN INCREASES IN OUR OPERATING COSTS, DISRUPTIONS IN OUR BUSINESS AND DECREASES IN OUR EARNINGS

     At May 15, 1999, approximately 75% of the employees of the businesses we initially will acquire were represented by labor unions having collective bargaining agreements with five of those businesses. Any inability by us to negotiate acceptable new contracts with these unions could cause strikes or other work stoppages by the affected employees, and new contracts could result in increased operating costs attributable to both union and non-union employees. If any such strikes or other work stoppages were to occur, or if other of our employees were to become represented by a union, we could experience a significant disruption of our operations and higher ongoing labor costs which could materially adversely affect our business, financial condition and results of operations. In addition, the coexistence of union and non-union employees may lead to conflicts between union and non-union employees or impede our ability to integrate our operations efficiently. Labor relations matters affecting our suppliers of cement and aggregates could adversely impact our business from time to time. See "Business -- Employees."

OUR OPERATIONS ARE SUBJECT TO VARIOUS HAZARDS THAT MAY CAUSE PERSONAL INJURY OR PROPERTY DAMAGE AND INCREASES IN OUR OPERATING COSTS

     Operating mixer trucks, particularly when loaded, exposes our drivers and others to traffic hazards. Our drivers are subject to the usual hazards associated with providing services on construction sites, while our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials.

     Our operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. Although we will conduct training programs designed to reduce the risks of these occurrences, we cannot eliminate these risks. The businesses we initially will acquire maintain insurance coverage in amounts and against the risks we believe accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.

WE MAY INCUR MATERIAL COSTS AND LOSSES AS A RESULT OF CLAIMS OUR PRODUCTS DO NOT MEET REGULATORY REQUIREMENTS OR CONTRACTUAL SPECIFICATIONS

     Our operations generally will involve providing mixed designs of concrete which must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. The businesses we initially will acquire generally warrant to their customers that the concrete they provide: (1) in its plastic state on site will be delivered on time and in conformity with applicable tests and contractual specifications; and (2) in its hardened state will satisfy any applicable industry compressive strength test conducted by an independent testing laboratory. If we fail to provide product in accordance with these requirements and specifications, claims may arise against us or our reputation may be damaged. The businesses we initially will acquire have not experienced any material claims of this nature in recent periods, but we may experience such claims in the future.

THE YEAR 2000 PROBLEM MAY MATERIALLY ADVERSELY AFFECT US

     A significant percentage of the software that runs most computers worldwide relies on two-digit codes to reflect the last two digits of a year in performing computations and decision-making functions. These programs may fail beginning on January 1, 2000 or earlier because of their inability to interpret information codes properly. For example, these programs may misinterpret "00" as the year 1900 rather than 2000. After reviewing the computer programs and systems of the businesses we initially will acquire to determine whether they will be year 2000 compliant, we have determined that some systems are year 2000 compliant, but we will have to replace some existing systems and upgrade others. We presently believe that the year 2000 problem should not pose material operational problems for us or require expenditures material to our financial condition or results of operations, but we may not be successful in dealing with the year 2000 problem at a cost that is not material to our financial condition. Any failure on our part or on the part of our significant service providers or materials suppliers to have year 2000 compliant programs and systems timely in place could have a material adverse effect on our ability to serve our customers in a timely manner and result in lost business and revenues or increased costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance -- Combined."

FORMER OWNERS OF THE BUSINESSES WE INITIALLY WILL ACQUIRE AND OUR MANAGEMENT WILL CONTROL A MAJORITY OF OUR STOCK, AND THEIR INTERESTS MAY CONFLICT WITH THOSE OF OUR OTHER STOCKHOLDERS

     When our initial acquisitions and this offering close, the former owners of the businesses we initially will acquire and our directors, executive officers and current stockholders will beneficially own in the aggregate approximately 75.7% of our outstanding common stock. If these persons were to act in concert, they would be able to exercise control over our affairs, including the election of our entire board of directors and, subject to the Delaware General Corporation Law, the disposition of any matter submitted to a vote of our stockholders. The interests of these persons with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. See "Security Ownership of Certain Beneficial Owners and Management."

NO PUBLIC MARKET HAS EXISTED FOR OUR STOCK PRIOR TO THIS OFFERING AND AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP OR, IF IT DEVELOPS, MAY NOT CONTINUE TO EXIST

     Prior to this offering, no public market for our common stock has existed, and the initial public offering price, which the representatives of the underwriters and we will negotiate, may not be indicative of the price at which our common stock will trade after this offering. See "Underwriting" for the factors those representatives and we will consider in determining the initial public offering price. An active trading market for our common stock may not develop for a number of reasons. For example, the shares we sell in this offering initially will constitute the only publicly tradable shares and prospective investors may be deterred by the fact these shares represent only a 24.3% interest in our company. Other factors that may affect the extent to which a market for the common stock will develop include:

          o the extent to which securities analysts at the major national brokerages do research and publish reports on our company; and

          o the extent to which those interested in investing in our industry prefer to do so through investments in vertically integrated manufacturers of cement and ready-mixed concrete.

If an active trading market does develop for our common stock, it may not continue to exist.

OUR STOCK PRICE MAY BE VOLATILE AFTER THIS OFFERING

     The market price of our common stock after this offering may be volatile. Factors that could cause that volatility include:

          o the relatively small number of shares of our common stock that initially will be publicly tradable;

          o fluctuations in our annual or quarterly financial results or those of our competitors or consolidators having growth strategies similar to ours in other industries;

          o price and volume volatility in the stock market generally or in the group of companies having smaller market capitalizations similar to ours;

          o  changes in the market valuations of other consolidators;

          o failures of our operating results to meet the estimates of securities analysts or the expectations of our stockholders or changes by securities analysts in their estimates of our future earnings;

          o changing conditions in our cyclical industry or in the local and regional economies in which we operate; and

          o unfavorable publicity or changes in laws or regulations which adversely affect our industry or us.

     We expect our quarterly operating results will fluctuate significantly as a result of many factors, including:

          o the high seasonality of demand for ready-mixed concrete which results from the seasonal nature of construction activity;

          o postponements or delays of projects during sustained periods of inclement weather and other extreme weather conditions; and

          o  the magnitude and timing of future acquisitions.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations_-- Overview" and "-- Factors That May Affect Our Future Operating Results -- Combined."

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE AND MAKE FUTURE OFFERINGS TO RAISE CAPITAL MORE DIFFICULT

     When this offering closes, approximately 75.7% of the outstanding shares of our common stock will be contractually restricted from resale until the first anniversary of this offering. Subsequent sales of these shares or sales of substantial amounts of other shares in the open market, or the perception that those sales might occur, could materially adversely affect the price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE, SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE

     Purchasers of our common stock in this offering:

         o will pay a price per share that substantially exceeds the value on a per share basis of our assets after we subtract from those assets our intangible assets and our liabilities;

         o will contribute a majority of the funds we will need to complete our initial acquisitions and refinance indebtedness, but will own only 24% of the outstanding shares of our common stock; and

         o may experience further dilution in the net tangible value of their common stock as a result of future issuances of common stock.

See "Dilution."

WE MAY ISSUE PREFERRED STOCK WHOSE TERMS COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF OUR COMMON STOCK

     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. See "Description of Capital Stock -- Preferred Stock" and
"-- Stockholders Rights Plan."

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO OUR STOCKHOLDERS

     The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

         o provisions relating to the classification, nomination and removal of our directors;

         o provisions limiting the right to call special meetings of our board and our stockholders;

         o provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

         o a prohibition of action by our stockholders without a meeting by less than their unanimous written consent; and

         o   the authorization to issue and set the terms of preferred stock.

In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in U.S. Concrete without advance approval of our board of directors, while the Delaware General Corporation Law would impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. See "Description of Capital Stock."

WE ENCOURAGE YOU NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING INFORMATION

     This prospectus contains statements of our expectations, objectives and plans and other forward-looking statements that involve a number of risks, uncertainties and assumptions about matters such as:

         o   our acquisition and national operating strategies;

         o   our ability to integrate companies we acquire;

         o   the trends we anticipate in the ready-mixed concrete industry;

         o   future expenditures for capital projects; and

         o   our ability to control costs and maintain quality.

Actual results could differ materially from those the forward-looking statements project.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events this prospectus discusses might not occur.

                                  THE COMPANY

     The six businesses we will acquire when this offering closes operate in the San Francisco Bay area, the Sacramento metropolitan area, Washington, D.C. and northern New Jersey and have been in business an average of 43.5 years. In 1998, they generated sales of $194.1 million, income from operations of $14.2 million and net income of $7.9 million on a pro forma combined basis.

OUR INITIAL BUSINESSES

     CENTRAL. Central Concrete Supply Co., Inc. was founded in 1948 and is headquartered in San Jose, California. It owns six ready-mixed concrete plants, of which five are operating, in San Jose and elsewhere in the San Francisco Bay area and has a fleet of 94 mixer trucks. Central also sells concrete-related building materials and tools to concrete contractors. Central recently supplied ready-mixed concrete for the following projects, among others, in the San Francisco Bay area:

          o   a new facility for Cisco Systems;

          o   a new facility for Adobe Systems;

          o   a new facility for Silicon Graphics; and

          o   the new Interstate Highway 24/680 interchange.

Its sales totaled approximately $66.5 million in 1998 and $13.0 million in the first quarter of 1999.

     WALKER'S. Walker's Concrete, Inc. was founded in 1949 and is headquartered in Hayward, California. It operates five ready-mixed concrete plants in Oakland, San Jose and elsewhere in the San Francisco Bay area and has a fleet of 91 mixer trucks. Walker's has recently supplied ready-mixed concrete for the following projects, among others:

          o   a new complex for Sun Microsystems;

          o   a highway interchange in Oakland;

          o   two single-family home developments in San Jose; and

          o   four new multifamily apartment complexes in San Jose and Oakland.

Its sales totaled approximately $41.6 million in 1998 and $8.2 million in the first quarter of 1999.

     BAY CITIES. Bay Cities Building Materials Co., Inc. was founded in 1957 and is headquartered in South San Francisco, California. It operates 10 ready-mixed concrete plants, including three portable plants, in South San Francisco and the Sacramento, California metropolitan area and has a fleet of 112 mixer trucks. Bay Cities recently supplied ready-mixed concrete for the following projects, among others:

         o   various renovation and expansion projects at the San Francisco
             Airport;

         o   addition and extension projects at the Moscone Center in San
             Francisco;

         o   various sewer improvement projects for the City of San Francisco;

         o   a terminal project at the Sacramento International Airport; and

         o   a large parking garage and the Natomas Marketplace in Sacramento.

Its sales totaled approximately $53.6 million in 1998 and $12.6 million in the first quarter of 1999.

     OPPORTUNITY. Opportunity Concrete Corporation was founded in 1975 and is headquartered in Washington, D.C. It operates one ready-mixed concrete plant in the District of Columbia and has a fleet of 35 mixer trucks. Opportunity has recently supplied concrete for the following local projects, among others:

          o   the Federal Triangle;

          o   reconstruction of the 14th Street Bridge;

          o   Market Square;

          o   the MCI Arena;

          o   the Hyattsville Justice Center;

          o   Ronald Reagan Airport; and

          o   assorted Metro lines and stations.

Its sales totaled approximately $16.2 million in 1998 and $2.2 million in the first quarter of 1999.

     BAER. Baer Concrete, Incorporated was founded in 1946 and is headquartered in Roseland, New Jersey. It operates five ready-mixed concrete plants in northern New Jersey and has a fleet of 45 mixer trucks. Baer has recently supplied ready-mixed concrete for the following projects in northern New Jersey, among others:

         o   Yogi Berra Stadium and Floyd Hall Arena at Montclair State
             University;

         o   the Bergen County Jail;

         o   a new Academic Support Building at Seton Hall University; and

         o   the New Jersey Shakespeare Theatre at Drew University.

Its sales totaled approximately $12.0 million in 1998 and $2.0 million in the first quarter of 1999.

     SANTA ROSA. Santa Rosa Cast Products Co. was founded in 1958 and is headquartered in Santa Rosa, California, near Sacramento. It manufactures precast concrete products and produces over 200 standard products, specialty precast structures and related accessories. Its customers are generally located within a 250-mile radius of Santa Rosa and include the following:

          o   public works departments;

          o   cities;

          o   water districts;

          o   general contractors; and

          o   plumbing, underground and other specialty contractors.

Its sales totaled approximately $4.2 million in 1998 and $0.5 million in the first quarter of 1999. Santa Rosa's legal name is "R.G. Evans/Associates."

SUMMARY OF TERMS OF THE ACQUISITIONS

     The aggregate consideration we will pay to acquire the six businesses, excluding the post-closing adjustments we describe below, consists of (1) approximately $23.3 million in cash and (2) 8,985,288 shares of our common stock. We will also assume all the indebtedness of these businesses. That indebtedness totaled approximately $14.7 million as of March 31, 1999 on a combined historical basis. We will repay approximately $3.7 million of that indebtedness with net proceeds from this offering and refinance the balance with our initial borrowings under our credit facility. For information relating to the consideration we will pay for each business, see "Certain
Transactions -- Organizational Transactions"

     Changes in the working capital of the businesses from December 31, 1998 to the date this offering closes may result in upward or downward adjustments to the purchase prices we pay for them. If any of four of the businesses has working capital when this offering closes which (1) exceeds a specified minimum and (2) includes cash and cash equivalents that also exceed a specified minimum, we will pay the former owners of that business, as additional purchase price, cash in the amount equal to the lesser of that excess in cash or cash equivalents or a specified amount. The maximum increase in the cash purchase price we will pay for all the businesses is approximately $9.0 million. We intend to effect the adjustments approximately 90 days after this offering closes.

     Three of the businesses are S corporations. Before this offering closes, they will make distributions in the form of cash, other assets or short-term notes to their owners in amounts equal to the balances of their retained earnings on which those owners have paid or will pay income taxes, including 1999 earnings. At March 31, 1999 these distributions would have totaled approximately $10.7 million.

     We negotiated the purchase price we will pay for each business through arm's-length negotiations between one or more owners or representatives of that business and us. We used the same general valuation methodology to determine the purchase price we were willing to pay for each business.

     The closing of each acquisition is subject to customary conditions, including, among others:

         o the continuing accuracy of the representations and warranties made by the applicable business, its stockholders and us;

         o the performance of each of their respective covenants in their acquisition agreement; and

         o the absence of any legal action or proceeding reasonably likely to result in a material adverse change in the business, results of operations or financial condition of the business prior to the closing date.

     The acquisition agreement relating to a business may be terminated under certain circumstances prior to closing, including: (1) by the mutual consent of the owner or owners of that business and us; or (2) if a material breach or default under the agreement by one party occurs and is not waived.

                                USE OF PROCEEDS

     We estimate the proceeds we will receive from this offering, net of the underwriting discount and $3.0 million of estimated offering expenses we have paid or will pay, will be approximately $27.0 million if the initial public offering price is $8.50 per share, which is the midpoint of the estimated initial public offering price range, and the underwriters do not exercise their over-allotment option. At the same initial public offering price, these net proceeds will increase to approximately $31.5 million if the underwriters exercise their over-allotment option in full. When this offering closes, we will use $23.3 million of these net proceeds to pay the aggregate cash portion of the purchase prices for our initial acquisitions which then will be due and apply the balance to repay a portion of the indebtedness we will assume as a result of those acquisitions. That indebtedness totaled approximately $14.7 million at March 31, 1999 on a historical combined basis. See "Certain
Transactions -- Organizational Transactions."

     We will refinance the assumed indebtedness we do not repay with proceeds of this offering with our initial borrowings under a new credit facility we will have in place when this offering closes. On the basis of our negotiations with lenders that we expect will provide us with this facility, we expect this facility will allow us to borrow up to $75 million for use in connection with acquisitions, working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

     The owners of the businesses we acquire when this offering closes have guaranteed some of the indebtedness we will assume and repay or refinance. Some of those businesses owe some of that indebtedness to their owners. The assumed indebtedness bears interest at rates ranging from 4.73% to 10.6%. That indebtedness would otherwise mature at various dates through January 2005.

     If the working capitals of four of our initial acquired businesses on the date this offering closes meet specified levels, we may have to increase the cash portion of the purchase prices for those businesses by up to a total of approximately $9.0 million. We expect to pay any increase approximately 90 days after this offering closes with cash on hand or a borrowing under our credit facility. See "Certain Transactions -- Organizational Transactions."

                                DIVIDEND POLICY

     We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future dividends will be at the discretion of our board of directors after taking into account various factors, including:

            o   our financial condition and performance;

            o   our cash needs and expansion plans;

            o   income tax consequences; and

            o the restrictions Delaware and other applicable laws and our credit arrangements then impose.

     In addition, we expect the terms of our credit facility will prohibit the payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

                            PRO FORMA CAPITALIZATION

     The following table sets forth our short-term debt and current maturities of long-term obligations and capitalization as of March 31, 1999: (1) on a pro forma combined basis after giving effect to our initial acquisitions and our net incurrence of indebtedness since March 31, 1999; and (2) on that pro forma basis, as adjusted to give effect to this offering and our use of its net proceeds. See "Use of Proceeds" and the Unaudited Pro Forma Combined Financial Statements and the related notes this prospectus contains.

                                               MARCH 31, 1999
                                        -----------------------------
                                          PRO FORMA
                                         COMBINED(1)     AS ADJUSTED
                                        -------------    ------------
                                               (IN THOUSANDS)
Payable to business owners(2)........     $  23,312        $     --
                                        =============    ============
New credit facility..................        16,449          12,722
Stockholders' equity:
     Preferred stock: $.001 par
       value, 10,000,000 shares,
       authorized; no shares issued
       and outstanding...............            --              --
     Common stock: $.001 par value,
       60,000,000 shares authorized;
       11,838,543 shares issued and
       outstanding, pro forma; and
       15,638,543 shares issued and
       outstanding, as adjusted(3)...           118             156
Additional paid-in capital...........        63,589          89,362
Retained deficit.....................        (3,060)         (3,060)
                                        -------------    ------------
     Total stockholders' equity......        60,647          86,458
                                        -------------    ------------
          Total capitalization.......     $  77,096        $ 99,180
                                        =============    ============

------------

(1) Combines the respective accounts of U.S. Concrete and the six businesses it initially will acquire as reflected in the Unaudited Pro Forma Combined Balance Sheet as of March 31, 1999.

(2) The pro forma combined amount represents the $23.3 million cash portion of the purchase prices we will pay when this offering closes and does not include any additional cash consideration post-closing adjustment provisions in our acquisition agreements may require us to pay. The maximum amount we will pay if cash balances and working capital meet or exceed specified levels is $9.0 million, and the net amount we would have paid as of March 31, 1999 was $3.5 million.

(3) The 15,638,543 shares that will be outstanding when this offering closes consist of:

           o the 3,800,000 shares we will sell in this offering if the underwriters do not exercise their over-allotment option to purchase up to an additional 570,000 shares;

           o the 8,985,288 shares we will issue as part of the purchase prices for our initial acquisitions;

           o   the 450,000 shares our management and non-employee directors own;

           o   the 801,000 shares American Ready-Mix, L.L.C. owns; and

           o   the 1,602,255 shares Main Street Merchant Partners II, L.P. owns.

     That share number does not include:

           o the 1,150,000 shares subject to options we expect to grant to our management and key employees of the businesses we initially will acquire when this offering closes; or

           o the 200,000 shares subject to the warrants we will issue to the representatives of the underwriters for this offering for the services they perform through the date this offering closes.

     See "Management," "Certain Transactions" and "Underwriting."

                                    DILUTION

     Our pro forma combined net tangible book value as of March 31, 1999 was approximately $9.0 million or approximately $0.76 per share, after giving effect to our initial acquisitions and our net incurrence of indebtedness since March 31, 1999. This value per share represents the amount by which our pro forma combined total liabilities exceed our pro forma combined tangible assets as of March 31, 1999, divided by the number of shares of common stock which will be outstanding after giving effect to our initial acquisitions. If the initial public offering price in this offering is $8.50 per share, which is the midpoint of the estimated initial public offering price range, our pro forma combined net tangible book value as of March 31, 1999 would have been approximately $34.9 million, or approximately $2.23 per share of common stock, after giving effect to the closing of this offering, the estimated underwriting discount and our estimated offering expenses. This represents an immediate increase in pro forma net tangible book value of approximately $1.47 per share to existing stockholders and an immediate dilution of approximately $6.27 per share to new investors purchasing shares in this offering. The following table illustrates this pro forma dilution:


Assumed initial public offering price
per share............................             $    8.50
     Pro forma net tangible book
      value per share before this
      offering.......................  $    0.76
     Increase in pro forma net
      tangible book value per share
      attributable to new
      investors......................       1.47
                                       ---------
Pro forma net tangible book value per
share after this offering............                  2.23
                                                  ---------
Dilution per share to new
investors............................             $    6.27
                                                  =========

     The table below sets forth, on a pro forma basis to give effect to the acquisitions and the closing of this offering and our application of our estimated net proceeds from this offering as of March 31, 1999:

           o   the number of shares of common stock we have sold;

           o the total consideration and average price per share existing stockholders, including persons who will acquire common stock in the acquisitions, have paid us; and

           o the total consideration and average price per share new investors purchasing shares in this offering will pay us.

In this table, the total consideration we attribute to existing stockholders represents our pro forma stockholders' equity less pro forma goodwill before giving effect to the post-merger adjustments set forth in our Unaudited Pro Forma Combined Balance Sheet this prospectus contains.

                                                                          TOTAL
                                          SHARES PURCHASED            CONSIDERATION           AVERAGE
                                        ---------------------     ----------------------       PRICE
                                          NUMBER      PERCENT       AMOUNT       PERCENT     PER SHARE
                                        ----------    -------     -----------    -------     ---------
Existing stockholders................   11,838,543      75.7%     $ 9,037,000      21.9%      $  0.76
New investors........................    3,800,000      24.3%      32,300,000      78.1%      $  8.50
                                        ----------    -------     -----------    -------
     Total...........................   15,638,543     100.0%     $41,337,000     100.0%
                                        ==========    =======     ===========    =======

                         SELECTED FINANCIAL INFORMATION

     For financial statement presentation purposes, Central Concrete Supply Co., Inc., one of the six businesses we initially will acquire, is presented as the acquirer of the other five businesses and U.S. Concrete. The following historical financial information for Central as of December 31, 1997 and 1998, and for the years ended December 31, 1996, 1997 and 1998, derives from the audited financial statements of Central this prospectus contains. The remaining historical financial information for Central derives from Central's unaudited financial statements, which have been prepared on the same basis as the audited financial statements and reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of that information. See the Unaudited Pro Forma Combined Financial Statements and related notes and the historical financial statements and related notes this prospectus contains.

                                                                                                     THREE MONTHS
                                          YEAR ENDED APRIL 30       YEAR ENDED DECEMBER 31          ENDED MARCH 31
                                          --------------------  -------------------------------  --------------------
                                            1995       1996       1996       1997       1998       1998       1999
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS)
                                              (UNAUDITED)                                            (UNAUDITED)
STATEMENT OF OPERATIONS INFORMATION FOR
  THE ACCOUNTING ACQUIRER:
     Sales..............................  $  25,570  $  37,781  $  39,204  $  53,631  $  66,499  $   9,918  $  12,956
     Cost of goods sold.................     23,170     32,040     33,402     43,794     53,974      8,537     10,625
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Gross profit.......................      2,400      5,741      5,802      9,837     12,525      1,381      2,331
     Selling, general and administrative
       expenses.........................      1,700      2,955      3,644      4,265      4,712        600      1,323
     Depreciation.......................        474        586      1,203      1,330        930        188        292
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Income from operations.............        226      2,200        955      4,242      6,883        593        716
     Other income (expense), net........        371        (73)      (188)      (200)      (129)        96        227
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Income before provision for income
       taxes............................        597      2,127        767      4,042      6,754        689        943
     Provision (benefit) for income
       taxes............................        101        937        303       (457)       100          6         17
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Net income.........................  $     496  $   1,190  $     464  $   4,499  $   6,654  $     683  $     926
                                          =========  =========  =========  =========  =========  =========  =========

BALANCE SHEET INFORMATION FOR THE
  ACCOUNTING ACQUIRER:
                                                APRIL 30                  DECEMBER 31
                                          --------------------  -------------------------------   MARCH 31,
                                            1995       1996       1996       1997       1998        1999
                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                                    (IN THOUSANDS)
                                              (UNAUDITED)                                        (UNAUDITED)
     Working capital (deficit)..........  $     (10) $   1,074  $   1,363  $   4,899  $   7,431    $ 7,685
     Total assets.......................      7,789      9,683     13,603     19,837     26,640     26,389
     Long-term debt, including current
       maturities.......................      1,465      2,091      1,730      2,660      3,530      5,112
     Total stockholders' equity.........      1,967      3,158      7,599     10,731     15,154     14,439

     The following pro forma combined information assumes that we completed the following transactions (1) on January 1, 1998 in the case of the statement of operations information, (2) on January 1, 1999, in the case of the EBITDA information, and (3) on March 31, 1999, in the case of the balance sheet information:

         o our issuance and sale in this offering of 3,800,000 shares of common stock at an assumed initial public offering price of $8.50 per share, which is the midpoint of the estimated initial public offering price range;

         o our use of our net proceeds from this offering, which we estimate will be approximately $27.0 million;

         o our acquisition of the six businesses and our payment of the purchase prices for those businesses; and

         o our refinancing with borrowings under our new credit facility of the indebtedness we will assume as a result of the acquisitions.

This information is not necessarily indicative of the consolidated results we would have obtained had these transactions actually occurred when assumed or of our future consolidated results. We have prepared this information on the basis of preliminary estimates, available information and assumptions we deem appropriate. You should read it together with the historical financial statements and related notes this prospectus contains.

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31
                                                 YEAR ENDED          ------------------------------
                                              DECEMBER 31, 1998           1998            1999
                                           -----------------------   --------------  --------------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
PRO FORMA STATEMENT OF OPERATIONS
  INFORMATION:
     Sales..............................         $   194,076         $       33,181  $       38,461
     Cost of goods sold.................             158,913                 28,277          31,986
                                           -----------------------   --------------  --------------
     Gross profit.......................              35,163                  4,904           6,475
     Selling, general and administrative
       expenses(1)......................              13,321                  2,154           3,318
     Stock compensation charge(2).......               2,678                     --             765
     Depreciation and goodwill
       amortization(3)..................               4,995                  1,261           1,320
                                           -----------------------   --------------  --------------
     Income from operations.............              14,169                  1,489           1,072
     Other income (expense), net(4).....                  73                    (73)            290
                                           -----------------------   --------------  --------------
     Income before provision for income
       taxes............................              14,242                  1,416           1,362
     Provision for income taxes(5)......               6,337                    710             687
                                           -----------------------   --------------  --------------
     Net income.........................         $     7,905         $          706  $          675
                                           =======================   ==============  ==============
     Net income per share...............         $      0.51         $         0.05  $         0.04
                                           =======================   ==============  ==============
     Shares used in computing net income
       per share(6).....................          15,638,543             15,638,543      15,638,543
                                           =======================   ==============  ==============
OTHER PRO FORMA INFORMATION:
     EBITDA(7)..........................         $    19,164         $        2,750  $        2,392
                                           =======================   ==============  ==============

                                              AS OF MARCH 31, 1999
                                           --------------------------
                                                              AS
                                           COMBINED(8)    ADJUSTED(9)
                                           -----------    -----------
                                                 (IN THOUSANDS)
PRO FORMA BALANCE SHEET INFORMATION:
     Working capital (deficit)(10)......    $ (18,524)     $   4,788
     Total assets.......................      125,227        123,999
     Total long-term debt, including
      current maturities(10)............       39,761         12,722
     Stockholders' equity...............       60,647         86,458

------------

 (1) Reflects the following:

           o reductions in compensation and benefits to which owners of the six businesses we are acquiring have agreed and which totaled $3.5 million in 1998, $0.9 million for the three-month period ended March 31, 1998 and $0.7 million for the three-month period ended March 31, 1999; and

           o a charge for recurring salary changes of our management which totaled $0.3 million in 1998 and $0.1 million in each of the three-month periods ended March 31.

 (2) Reflects a noncash, nonrecurring compensation charge resulting from the issuance of 350,000 shares of common stock to management in 1998 and 100,000 shares of common stock to nonemployee directors in the three-month period ended March 31, 1999. The charge was calculated using an estimated fair value of $7.65 per share, which reflects a 10% discount from the assumed initial public offering price of $8.50 per share due to restrictions on the sale and transferability of the shares issued. Upon consummation of our initial acquisitions, we will record a stock compensation charge of $3.1 million related to 400,000 shares issued to management and non-employee directors. We will record goodwill on the additional 50,000 shares issued to management, as these shares were issued for services related to these acquisitions.

 (3) Reflects our write-off at the rate of $1.3 million per year over 40 years of purchased goodwill and $0.7 million per year in additional depreciation expense to reflect the fair value of equipment of the six businesses we are acquiring.

 (4) Reflects interest expense of $0.8 million for 1998 and $0.2 million for each of the three-month periods ended March 31, on borrowings of $12.7 million necessary to fund the acquisitions of the six businesses. This is net of savings of $1.2 million in 1998 and $0.2 million in each of the three-month periods ended March 31, on $14.7 million of historical debt to be repaid. It also reflects the elimination of historical interest income of $0.4 million in 1998 and $0.1 million in each of the three-month periods ended March 31.

 (5) Reflects application of a 40.8% combined tax rate to all pretax income before nondeductible goodwill and other permanent items.

 (6) Consists of:

           o 8,985,288 shares we will issue to the owners of the six businesses;

           o 2,853,255 shares our current stockholders and executive officers own; and

           o   3,800,000 shares we will sell in this offering.

     This share number:

           o gives effect to a split of the common stock and a recapitalization in March 1999 and the automatic conversion of our outstanding class A common stock into common stock which will occur prior to the closing of this offering; and

           o assumes the underwriters do not exercise their over-allotment option.

 (7) "EBITDA" means income from operations plus noncash depreciation and amortization and is a supplemental financial measurement we use to evaluate our business. We are not presenting our pro forma combined EBITDA as an alternative measure of operating results or cash flow from operations or any other measure of performance in accordance with generally accepted accounting principles. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures, acquisitions or other discretionary uses. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

 (8) Does not reflect the closing of this offering or our use of its proceeds.

 (9) Reflects the closing of this offering and our use of its proceeds.

(10) The pro forma combined amount includes the $23.3 million cash portion of the purchase prices we will pay when this offering closes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THIS PROSPECTUS CONTAINS.

OVERVIEW

     We expect to derive substantially all our revenues from the sale of ready-mixed concrete, other concrete products and related construction materials to the construction industry in the United States. We will serve all segments of the construction industry, and our customers will include contractors for commercial, industrial, residential and public works and infrastructure construction. We typically will sell ready-mixed concrete pursuant to daily purchase orders that require us to formulate, prepare and deliver ready-mixed concrete to the job sites of our customers. We generally will recognize our sales from these orders when we deliver the ordered products.

     Our cost of goods sold will consist principally of the costs we will incur in obtaining the cement, aggregates and admixtures we will combine to produce ready-mixed concrete and other concrete products in various formulations. We will obtain all these materials from third parties and generally will have only one day's supply at each of our concrete plants. Our cost of goods sold also will include labor costs and the operating, maintenance and rental expenses we will incur in operating our concrete plants and mixer trucks and other vehicles.

     Our selling expenses will include the salary and incentive compensation we will pay our sales force, the salaries and incentive compensation of our sales managers and travel, entertainment and other promotional expenses. Our general and administrative expenses will include the salaries and benefits we pay to our executive officers, the senior managers of our local and regional operations, plant managers and administrative staff, as well as office rent and utilities, communications expenses and professional fees.

     Our pro forma combined statements of operations include pro forma adjustments to our selling, general and administrative expenses to reflect the reductions in salaries, bonuses and benefits to which owners of the businesses we initially will acquire have agreed will take effect when we acquire them. These reductions totaled approximately $3.5 million in 1998, $0.9 million in the first quarter of 1998 and $0.7 million in the first quarter of 1999. Our pro forma combined statements of operations also reflect the substantial increase in income tax expense which will result from the conversion of three of those businesses from S corporations into C corporations. That pro forma increase was approximately $2.2 million in 1998.

     We expect that our integration of the businesses we will acquire will present opportunities to realize cost savings through the elimination of duplicative functions and the development of economies of scale. We believe that we should be able to:

          o   obtain greater discounts from suppliers;

          o   borrow at lower interest rates;

          o   consolidate insurance programs; and

          o   generate savings in other general and administrative areas.

We cannot currently quantify these savings and expect that various incremental costs partially offset them. These incremental costs include those associated with:

          o   our corporate management;

          o   our being a public company; and

          o   our systems integration, upgrading and replacement.

Our pro forma combined statements of operations reflect neither the cost savings nor the incremental costs we expect, but cannot quantify.

     The pro forma combined financial information this prospectus contains covers periods during which the businesses we initially will acquire had different tax structures and operated independently of each other as private, owner-operated companies. This information reflects the purchase method of accounting we will use to account for these acquisitions and presents Central as the "accounting acquirer."

FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS -- COMBINED

     Reflecting the levels of construction activity, the demand for ready-mixed concrete is highly seasonal. We believe that this demand may be as much as three times greater in a prime summer month than in a slow winter month and that the six-month period of May through October is the peak demand period. Consequently, we expect that our sales generally will be materially lower in the first and fourth calender quarters. Because we incur fixed costs, such as wages, rent, depreciation and other selling, general and administrative expenses, throughout the year, we expect our gross profit margins will be disproportionately lower than our sales in these quarters. Even during traditional peak periods, sustained periods of inclement weather and other extreme weather conditions can slow or delay construction and thus slow or delay our sales.

     You should not rely on (1) quarterly comparisons of our revenues and operating results as indicators of our future performance or (2) the results of any quarterly period during a year as an indicator of results you may expect for that entire year.

     Demand for ready-mixed concrete and other concrete products depends on the level of activity in the construction industry. That industry is cyclical in nature, and the general condition of the economy and a variety of other factors beyond our control affect its level of activity. These factors include, among others:

         o the availability of funds for public or infrastructure construction;

         o   commercial and residential vacancy levels;

         o   changes in interest rates;

         o   the availability of short- and long-term financing;

         o   inflation;

         o   consumer spending habits; and

         o   employment levels.

The construction industry can exhibit substantial variations in activity across the country as a result of these factors impacting regional and local economies differently.

     Markets for ready-mixed concrete generally are local. Because our operations will be initially geographically concentrated in four markets, our results of operations will be initially susceptible to any swings in the level of construction activity which may occur in those markets.

     Ready-mixed concrete is highly price-sensitive. We expect our prices often will be subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which will be beyond our control. Because of the fixed-cost nature of our business, our overall profitability will be sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand.

     Competitive conditions in our industry also may affect our future operating results. See "Business -- Competition."

     If we acquire additional businesses in the future and account for those acquisitions in accordance with the purchase method of accounting, we will include the operating results of those businesses in our consolidated operating results from their respective acquisition dates and begin writing off any purchase goodwill resulting from those acquisitions on those same dates. Consequently, the magnitude and timing of our future acquisitions will affect our operating results.

RESULTS OF OPERATIONS -- PRO FORMA COMBINED

     The following table sets forth for us on a pro forma combined basis selected statement of operations information and that information as a percentage of sales for the periods indicated:

                                              THREE MONTHS ENDED MARCH 31
                                       ------------------------------------------
                                               1998                  1999
                                       --------------------  --------------------
                                          (UNAUDITED AND DOLLARS IN THOUSANDS)
Sales................................  $  33,181      100.0% $  38,461      100.0%
Cost of goods sold...................     28,277       85.2%    31,986       83.2%
                                       ---------  ---------  ---------  ---------
     Gross profit....................      4,904       14.8%     6,475       16.8%
Selling, general and administrative
  expenses...........................      2,154        6.5%     3,318        8.6%
Stock compensation charge............         --         --        765        2.0%
Depreciation and amortization........      1,261        3.8%     1,320        3.4%
                                       ---------  ---------  ---------  ---------
Income from operations...............  $   1,489        4.5% $   1,072        2.8%
                                       =========  =========  =========  =========

     SALES. Sales increased $5.3 million, or 16.0%, from $33.2 million in 1998 to $38.5 million in 1999, primarily as a result of improved weather conditions and higher average sales prices resulting from strong demand in most of our markets.

     GROSS PROFIT. Gross profit increased $1.6 million, or 32.6%, from $4.9 million in 1998 to $6.5 million in 1999. Gross margins increased from 14.8% in 1998 to 16.8% in 1999 primarily due to higher average sales prices and the strong marginal contribution from those increased prices due to the fixed cost nature of our business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.1 million, or 50.0%, from $2.2 million in 1998 to $3.3 million in 1999 primarily due to additions to the administrative infrastructure of several of the businesses we initially will acquire and higher average compensation levels. As a percentage of sales, selling, general and administrative expenses increased from 6.5% in 1998 to 8.6% in 1999.

SELECTED OPERATING INFORMATION -- COMBINED

     The following table sets forth selected combined statement of operations information of the six businesses we initially will acquire on an historical basis and as a percentage of total sales for the periods indicated with the exception of Baer, whose fiscal 1996 is its fiscal year ended March 31, 1997. This information is only a summation of the sales, cost of goods sold and gross profit of the individual businesses and does not represent a presentation of that historical information in accordance with generally accepted accounting principles. These businesses were not under common control or management during the periods presented, and this information may not be indicative of our consolidated sales, cost of goods sold or gross profit after this offering closes.

                                                             YEAR ENDED DECEMBER 31
                                       -------------------------------------------------------------------
                                               1996                   1997                   1998
                                       ---------------------  ---------------------  ---------------------
                                                      (UNAUDITED AND DOLLARS IN THOUSANDS)
Sales................................  $  128,288      100.0% $  165,372      100.0% $  194,076      100.0%
Cost of goods sold...................     109,011       85.0%    138,077       83.5%    158,913       81.9%
                                       ----------  ---------  ----------  ---------  ----------  ---------
Gross profit.........................  $   19,277       15.0% $   27,295       16.5% $   35,163       18.1%
                                       ==========  =========  ==========  =========  ==========  =========

     SALES. Combined sales increased $28.7 million, or 17.4%, in 1998 and $37.1 million, or 28.9%, in 1997, as a result of both price and volume increases. In both years, volumes were higher because of increased construction activity in the San Francisco Bay area. The price increases in both years primarily reflected higher raw material costs and increased demand.

     GROSS PROFIT. Combined gross profit increased $7.9 million, or 28.8%, in 1998 and $8.0 million, or 41.6%, in 1997. The combined gross profit margin increased from 15.0% in 1996 to 16.5% in 1997 and to

18.1% in 1998. The increases in gross profit for both years resulted principally from increased sales and was a function of higher revenues and the strong marginal contribution due to the fixed-cost nature of the ready-mixed concrete business.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED

     This offering will not provide us with any funds for use in implementing our business strategies beyond making our initial acquisitions. We will use $23.3 million of our net proceeds from this offering to pay the cash portion of the purchase prices for our initial acquisitions which will be due when this offering closes and apply the balance of approximately $3.7 million to repay a portion of the indebtedness we will assume as a result of those acquisitions. That indebtedness totaled approximately $14.7 million as of March 31, 1999 on a historical combined basis. We will refinance the assumed indebtedness we do not repay with proceeds of this offering with our initial borrowings under the credit facility we describe below. We will then terminate all the agreements relating to that indebtedness.

     We will enter into a senior secured credit facility effective when this offering closes. Chase Securities Inc. has agreed to structure, arrange and syndicate the facility on the terms and conditions of a commitment letter. According to those terms, the facility will be a three-year revolving credit facility of up to $75.0 million, with a $5.0 million sublimit for letters of credit issued on our behalf, we may use for the following purposes:

            o   finance acquisitions;

            o   refinance existing indebtedness; and

            o   for general corporate purposes.

     Our subsidiaries will guarantee the repayment of all amounts due under the facility, and we will secure the facility with the capital stock and assets of our subsidiaries. We expect the facility will:

            o   require the consent of the lenders for acquisitions;

            o   prohibit the payment of cash dividends by us;

            o   restrict our ability to incur additional indebtedness; and

            o   require us to comply with stringent financial covenants.

     The failure to comply with these covenants and restrictions would constitute an event of default under the facility. At March 31, 1999, after giving pro forma effect to this offering and our use of its proceeds, the completion of our initial acquisitions, our initial net borrowings under the facility and the other transactions to which the pro forma combined financial statements in this prospectus also give pro forma effect, our unused borrowing capacity would have been $37.3 million. Our borrowing capacity under the facility will vary from time to time depending on our satisfaction of several financial tests.

     After giving effect to our application of our proceeds from this offering and funds we will borrow under our credit facility when this offering closes, our pro forma combined working capital would have totaled approximately $4.8 million at March 31, 1999. We anticipate that our consolidated cash flow from our operations will exceed our normal working capital needs, debt service requirements and the amount of our planned capital expenditures, excluding acquisitions, for at least the next 12 months. We currently estimate that purchases of new mixer trucks and other capital expenditures during 1999 will total approximately $4.5 million. During 1998, our pro forma combined purchases of property, plant and equipment, net of disposed items, totaled approximately $8.7 million.

     Three of the businesses we initially will purchase are S corporations. Before this offering closes, they will make distributions in the form of cash, other assets or short-term notes to their owners in amounts equal to the balances of their retained earnings on which those owners have paid or will pay income taxes, including 1999 earnings. At March 31, 1999, these distributions would have totaled approximately $10.7 million.

     Approximately 90 days after this offering closes, we will adjust the purchase prices for our initial acquisitions to take into account changes in working capital from December 31, 1998 to the date this offering closes. As of March 31, 1999, the net adjustments would have required us to pay a total of $3.5 million as additional cash consideration on a pro forma basis. The maximum amount we will pay if cash balances and working capital meet or exceed specified levels is approximately $9.0 million. As a result of (1) the S corporation distributions, (2) these post-closing payments, if any, and (3) the interest we will pay on borrowings under our credit facility, we may be required to borrow substantial amounts under our credit facility to finance our cash needs on a temporary basis.

     Our growth strategy will require substantial capital. We currently intend to finance future acquisitions with future internally generated cash flow and through issuances of our common stock or debt securities, including convertible debt securities, and borrowings under our credit facility. Using internally generated cash or debt to complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use our common stock to make acquisitions will depend on its market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using our common stock for this purpose may result in significant dilution to our then existing stockholders. To the extent we are unable to use our common stock to make future acquisitions, our ability to grow will be limited by the extent to which we are able to raise capital for this purpose, as well as to expand existing operations, through debt or additional equity financings. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which could materially adversely affect our business and the value of our common stock.

     We cannot accurately predict the timing, size and success of our acquisition efforts or our associated potential capital commitments.

YEAR 2000 COMPLIANCE -- COMBINED

     Many software applications, computer hardware and related equipment and systems that use embedded technology, such as microprocessors, rely on two digits rather than four to represent years in performing computations and decision-making functions. These programs, hardware items and systems may fail beginning on January 1, 2000 or earlier because they misinterpret "00" as the year 1900 rather than 2000. These failures could have an adverse effect on us because of our direct dependence on our own applications, equipment and systems and our indirect dependence on those of third parties.

     Our year 2000 program consists of the following phases:

         o   identifying all items that may be affected by the year 2000;

         o   investigating those items for year 2000 compliance;

         o   assessing the potential impact of year 2000 noncompliance;

         o   designing solutions for noncompliant items;

         o repairing and replacing any noncompliant items and testing those improvements; and

         o   contingency planning.

     Each company we are acquiring has assigned one or more individuals in its organization year 2000 responsibility. We have also assigned an individual overall year 2000 responsibility to track and coordinate the efforts of the individual companies. Although we are following the general steps we outlined above, we do not consider preparation and maintenance of formal inventories and risk rankings, detailed test plans and documentation of results necessary because of the small number of information technology systems each company uses.

     Each company we are acquiring has completed identification of its mission-critical information technology hardware and software, including business applications, operations software, service providers and product suppliers that may be affected by the year 2000. We are in the process of identifying the potential impact of embedded technologies on the companies. We estimate that we have completed 80% of this process and expect to complete it by June 30, 1999.

     We are also contacting various third parties to obtain representations and assurances that their hardware, embedded technology systems and software which we use or will impact us are, or will be modified on a timely basis to be, year 2000 compliant. We identified approximately 50 third parties to be contacted, based on our identification of those persons as being either significant service providers or materials suppliers to our business. These third parties include banks, cement and aggregates suppliers, gas, electricity and water suppliers and telephone companies. We began contacting these third parties in April 1999 and have received responses from approximately 50% to date. All the third parties that have responded have stated that they are or expect to be year 2000 compliant by the end of 1999. We expect to have this part of our program completed by June 30, 1999. To date, our costs associated with assessing and monitoring the progress of third parties in resolving their year 2000 issues have not been significant, and we do not expect to incur any material costs in the future relating to this aspect of our year 2000 program.

     Most of the companies we initially will acquire are in the solution design phase of their efforts to determine whether noncompliant information hardware and software systems can be repaired or replaced. We estimate that we have completed approximately 40% of this phase and expect to complete it by June 30, 1999.

     As part of our consolidation of our six initial businesses, we are replacing some of their financial and other systems in order to obtain internal consistency. Some systems we are replacing happen not to be year 2000 compliant, but we would replace them in all events this year and are not including the cost of their replacements as a part of our year 2000 program.

     We have decided not to develop formal budgets or perform detailed analysis of the costs associated with this effort. We based this decision on the low number of systems that comprise our technical environment and the fact that our year 2000 efforts are being addressed during the normal course of business. We estimate our external costs of our year 2000 program total approximately $50,000 to date and expect that any additional costs of this program will be nominal. We expect to pay these costs with the cash flow from our consolidated operations. We have incurred substantially all these costs in investigating systems for year 2000 compliance and have not incurred any material costs to replace or repair noncompliant systems. We have not deferred other information technology projects because of our year 2000 efforts.

     We have not yet begun a formal analysis of various failure scenarios or their potential impact or possible contingency plans. If we identify significant risks related to year 2000 compliance or our progress deviates from our anticipated program, we will develop contingency plans as necessary. We expect that we will develop any necessary contingency plans in the fourth quarter of 1999 and that these will primarily consist of replacing noncompliant third-party suppliers or making arrangements with compliant third-party suppliers to backup any delivery failures and developing back up procedures to handle the failure of any of our internal systems.

     We do not anticipate any material adverse effect from year 2000 failures, but you have no guarantee that we will achieve total compliance. Factors that give rise to this uncertainty include our possible failure to identify all susceptible systems, noncompliance by third parties whose systems and operations impact us and a possible loss of technical resources to perform the work.

     Our most likely worst-case year 2000 noncompliance scenarios are:

         o   loss of gas, electricity, water or phone service;

         o   failures or delays in the daily delivery of raw materials;

         o   equipment failures;

         o an interruption in our ability to collect amounts due from customers; and

         o   loss of accurate accounting records.

     Depending on the length of any noncompliance or system failure, any of these situations could have a material adverse impact on our ability to serve our customers in a timely manner and result in lost business and revenues or increased costs.

     This disclosure is subject to protection under the Year 2000 Information and Readiness Disclosure Act of 1998, Public Law 105-271, as a "Year 2000 Statement" and "Year 2000 Readiness Disclosure" as that Act defines those terms.

INFLATION -- COMBINED

     As a result of the relatively low levels of inflation in the last three years, inflation did not have a significant effect on the results of operations in those periods of any of the businesses we initially will acquire.

RESULTS OF OPERATIONS -- CENTRAL

     Central owns six ready-mixed concrete batch plants in San Jose and elsewhere in the San Francisco Bay area. It also sells concrete-related building materials and tools through its Westside division.

     Central was a C corporation until May 1, 1997, when it converted to an S corporation. As an S corporation, Central is not subject to federal income taxes, and its stockholders report their respective portions of Central's taxable earnings or losses in their personal tax returns. In California, S corporations are subject to taxation at the rate of 1.5%. Central will terminate its S corporation status when we acquire it.

     The following table sets forth selected statement of operations information of Central and that information as a percentage of sales for the periods indicated (dollars in thousands):

                                                                                                          THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31                             MARCH 31
                                       ----------------------------------------------------------------  --------------------
                                               1996                  1997                  1998                  1998
                                       --------------------  --------------------  --------------------  --------------------
                                                                                                             (UNAUDITED)
Sales................................  $  39,204      100.0% $  53,631      100.0% $  66,499      100.0% $   9,918        100%
Cost of goods sold...................     33,402       85.2%    43,794       81.7%    53,974       81.2%     8,537       86.1%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit.....................      5,802       14.8%     9,837       18.3%    12,525       18.8%     1,381       13.9%
Selling, general and administrative
  expenses...........................      3,644        9.3%     4,265        7.9%     4,712        7.1%       600        6.0%
Depreciation.........................      1,203        3.1%     1,330        2.5%       930        1.4%       188        1.9%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...............  $     955        2.4% $   4,242        7.9% $   6,883       10.3%       593        6.0%
                                       =========  =========  =========  =========  =========  =========  =========  =========


                                               1999
                                       --------------------

Sales................................  $  12,956        100%
Cost of goods sold...................     10,625       82.0%
                                       ---------  ---------
    Gross profit.....................      2,331       18.0%
Selling, general and administrative
  expenses...........................      1,323       10.2%
Depreciation.........................        292        2.3%
                                       ---------  ---------
Income from operations...............        716        5.5%
                                       =========  =========

     Central has two reportable business segments -- its ready-mixed concrete operations and its Westside building materials and tools division. Segment information for Central as a percentage of sales is as follows for the periods indicated (dollars in thousands):

                                                                                                          THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31                             MARCH 31
                                       ----------------------------------------------------------------  --------------------
                                               1996                  1997                  1998                  1998
                                       --------------------  --------------------  --------------------  --------------------
                                                                                                             (UNAUDITED)
Sales
    Ready-Mixed......................  $  33,112             $  46,077             $  57,339             $   8,639
    Westside.........................      6,135                 8,255                 9,162                 1,367
    Other*...........................        (43)                 (701)                   (2)                  (88)
                                       ---------             ---------             ---------             ---------
        Total sales..................     39,204                53,631                66,499                 9,918
                                       =========             =========             =========             =========
Cost of goods sold
    Ready-Mixed......................     26,923       81.3%    36,301       78.8%    46,465       81.0%     7,116       82.4%
    Westside.........................      5,064       82.5%     6,261       75.8%     7,049       76.9%     1,201       87.9%
    Other*...........................      1,415        N/A      1,232        N/A        460        N/A        220        N/A
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total cost of goods sold.....     33,402       85.2%    43,794       81.7%    53,974       81.2%     8,537       86.1%
                                       =========  =========  =========  =========  =========  =========  =========  =========
Gross profit
    Ready-Mixed......................      6,189       18.7%     9,776       21.2%    10,874       19.0%     1,523       17.6%
    Westside.........................      1,071       17.5%     1,994       24.2%     2,113       23.1%       166       12.1%
    Other*...........................     (1,458)       N/A     (1,933)       N/A       (462)       N/A       (308)       N/A
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total gross profit...........  $   5,802       14.8% $   9,837       18.3% $  12,525       18.8% $   1,381       13.9%
                                       =========  =========  =========  =========  =========  =========  =========  =========


                                               1999
                                       --------------------
Sales
    Ready-Mixed......................  $  11,259
    Westside.........................      1,697
    Other*...........................         --
                                       ---------
        Total sales..................     12,956
                                       =========
Cost of goods sold
    Ready-Mixed......................      9,245       82.1%
    Westside.........................      1,210       71.3%
    Other*...........................        170        N/A
                                       ---------  ---------
        Total cost of goods sold.....     10.625       82.0%
                                       =========  =========
Gross profit
    Ready-Mixed......................      2,014       17.9%
    Westside.........................        487       28.7%
    Other*...........................       (170)       N/A
                                       ---------  ---------
        Total gross profit...........  $   2,331       18.0%
                                       =========  =========

------------

* Consists of unallocated administrative items.

  FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

     SALES. Sales increased $3.1 million, or 30.6%, from $9.9 million in the first quarter of 1998 to $13.0 million in the first quarter of 1999, primarily as a result of improved weather conditions and increased demand for commercial building construction. Additionally, Central increased sales efforts for its high-end products in 1999. Sales for the Ready-Mixed segment increased $2.6 million, or 30.3%, from $8.6 million in the first quarter of 1998 to $11.3 million in the first quarter of 1999. Sales for the Westside segment increased $0.3 million, or 24.1%, from $1.4 million in the first quarter of 1998 to $1.7 million in the first quarter of 1999, primarily as a result of increased marketing efforts.

     GROSS PROFIT. Gross profit increased $0.9 million, or 68.8%, from $1.4 million in the first quarter of 1998 to $2.3 million in the first quarter of 1999. Gross margins increased from 13.9% in the first quarter of 1998 to 18.0% in the first quarter of 1999. Gross profit for the Ready-Mixed segment increased $0.5 million, or 32.2%, from $1.5 million in the first quarter of 1998 to $2.0 million in the first quarter of 1999. Gross margins for the Ready-Mixed segment increased from 17.6% in the first quarter of 1998 to 17.9% in the first quarter of 1999, as a result of sales volume increases and higher average sales prices and the strong marginal contribution from these increased volumes and prices attributable to the fixed-cost nature of Central's business. Gross profit of the Westside segment increased $0.3 million, or 193.4%, from $0.2 million in the first quarter of 1998 to $0.5 million in the first quarter of 1999. Gross margins for the Westside segment increased from 12.1% in the first quarter of 1998 to 28.7% in the first quarter of 1999, as a result of increased marketing efforts and improved inventory management.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.7 million, or 120.3%, from $0.6 million in the first quarter of 1998 to $1.3 million in the first quarter of 1999, primarily because of costs incurred in connection with our acquisition of Central and higher average compensation levels. As a percentage of sales, selling, general and administrative expenses increased from 6.0% in the first quarter of 1998 to 10.2% in the first quarter of 1999.

  1998 COMPARED TO 1997

     SALES. Sales increased $12.9 million, or 24.1%, from $53.6 million in 1997 to $66.5 million in 1998, primarily as a result of the strong construction activity in the Silicon Valley region. Both increases in the size of Central's customer base and in repeat sales to existing customers contributed to Central's increase in sales. Sales for Central's Ready-Mixed segment increased $11.2 million, or 24.4%, from $46.1 million in 1997 to $57.3 million in 1998, primarily as a result of strong demand for commercial building construction. Sales for Central's Westside segment increased $0.9 million, or 11.0%, from $8.3 million in 1997 to $9.2 million in 1998, primarily as a result of increased sales efforts and expanded product lines for both building materials and equipment.

     GROSS PROFIT. Gross profit increased $2.7 million, or 27.3%, from $9.8 million in 1997 to $12.5 million in 1998. Gross margins increased from 18.3% in 1997 to 18.8% in 1998 because increases in product prices more than offset increases in union labor rates, additional technical personnel and increases in costs of raw materials. Gross profit of the Ready-Mixed segment increased $1.1 million, or 11.2%, from $9.8 million in 1997 to $10.9 million in 1998. Gross margins decreased from 21.2% in 1997 to 19.0% in 1998 as a result of cost increases for both raw materials and freight during 1998. Gross profit of the Westside segment increased $0.1 million, or 6.0%, from $2.0 million in 1997 to $2.1 million in 1998. Gross margins decreased from 24.2% in 1997 to 23.1% in 1998 as a result of major cost increases for raw building materials during 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.4 million, or 10.5%, from $4.3 million in 1997 to $4.7 million in 1998 as a result of the addition of administrative infrastructure necessary to support Central's growth. As a percentage of sales, these expenses decreased from 7.9% in 1997 to 7.1% in 1998.

  1997 COMPARED TO 1996

     SALES. Sales increased $14.4 million, or 36.8%, from $39.2 million in 1996 to $53.6 million in 1997, primarily because of increased construction activity by high-tech companies in the Silicon Valley region. Both increases in the size of Central's customer base and in repeat sales to existing customers in the San Francisco Bay area contributed to Central's increase in sales. Sales of the Ready-Mixed segment increased $13.0 million, or 39.2%, from $33.1 million in 1996 to $46.1 million in 1997, as a result of strong commercial building demand. Sales of the Westside segment increased $2.2 million, or 34.6%, from $6.1 million in 1996 to $8.3 million in 1997 as a result of increased sales efforts and expanded product lines in building materials and equipment sales.

     GROSS PROFIT. Gross profit increased $4.0 million, or 69.5%, from $5.8 million in 1996 to $9.8 million in 1997, primarily because reductions in the cost of materials more than offset increases in the number of union employees, union labor rates and operating and maintenance expenses. Gross margins increased from 14.8% in 1996 to 18.3% in 1997 for the same reason. Gross profit of the Ready-Mixed segment increased $3.6 million, or 58.0%, from $6.2 million in 1996 to $9.8 million in 1997. Gross margins of the Ready-Mixed segment increased from 18.7% in 1996 to 21.2% in 1997. Gross profit of the Westside segment increased $0.9 million from $1.1 million in 1996 to $2.0 million in 1997. Gross margins of the Westside segment improved from 17.5% in 1996 to 24.2% in 1997 as a result of increased sales efforts and expanded product lines.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.7 million, or 17.0%, from $3.6 million in 1998 to $4.3 million in 1997, primarily because of an increase of $0.3 million in expenses attributable to the hiring of additional personnel. As a percentage of sales, these expenses decreased from 9.3% in 1996 to 7.9% in 1997 because of Central's sales growth in 1997.

LIQUIDITY AND CAPITAL RESOURCES -- CENTRAL

     Central's operations generated $1.9 million of net cash for the first quarter of 1999, a decrease of $0.5 million from 1998, primarily because of a $0.9 million decrease in payables and a $1.0 million increase in receivables, partially offset by a $0.2 million increase in net income and $1.2 million of other favorable changes in working capital accounts. Central used net cash in investing activities of $0.6 million in the first quarter of 1999, substantially all of which it spent on property, plant and equipment. In the first quarter of 1999, Central used net cash of $0.1 million in its financing activities, which reflected distributions to its stockholders of $1.6 million, partially offset by net borrowings of $1.5 million. At March 31, 1999, Central had working capital of $7.7 million and total long-term debt of $5.1 million.

     Central's operations generated $6.9 million of net cash in 1998, an increase of $4.6 million from 1997 as a result principally of a $2.2 million increase in net income and a $2.3 million decrease in receivables. Central used net cash in investing activities of approximately $3.4 million in 1998, substantially all of which it spent for property, plant and equipment. In 1998, Central used net cash of $1.2 million in its financing activities, principally to repay debt and make distributions to its stockholders. At December 31, 1998, Central had working capital of $7.4 million and total debt of $3.5 million.

     Central expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant, and equipment with internally generated cash or debt. Central maintains a $1.2 million line of credit with a bank. It did not draw on this line in 1997 or 1998. We will terminate this line of credit when we acquire Central.

OTHER -- CENTRAL

     For information respecting factors causing seasonal and quarterly fluctuations in Central's operating results, see "-- Factors That May Affect Our Future Operating Results -- Combined."

RESULTS OF OPERATIONS -- WALKER'S

     Walker's operates five ready-mixed concrete plants in Oakland, Hayward and San Jose, California.

     The following table sets forth selected statement of operations information of Walker's and that information as a percentage of sales for the periods indicated (dollars in thousands):

                                                                                                          THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31                             MARCH 31
                                       ----------------------------------------------------------------  --------------------
                                               1996                  1997                  1998                  1998
                                       --------------------  --------------------  --------------------  --------------------
                                                                                                             (UNAUDITED)
Sales................................  $  31,008      100.0% $  37,990      100.0% $  41,615      100.0% $   5,842      100.0%
Cost of goods sold...................     26,455       85.3%    31,798       83.7%    34,528       83.0%     5,270       90.2%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit.....................      4,553       14.7%     6,192       16.3%     7,087       17.0%       572        9.8%
Selling, general and administrative
  expenses...........................      2,155        6.9%     2,953        7.8%     3,022        7.3%       707       12.1%
Depreciation.........................        767        2.5%       828        2.2%       896        2.1%       285        4.9%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from operations........  $   1,631        5.3% $   2,411        6.3% $   3,169        7.6% $    (420)     (7.2)%
                                       =========  =========  =========  =========  =========  =========  =========  =========


                                               1999
                                       --------------------
Sales................................  $   8,244      100.0%
Cost of goods sold...................      6,944       84.2%
                                       ---------  ---------
    Gross profit.....................      1,300       15.8%
Selling, general and administrative
  expenses...........................        850       10.3%
Depreciation.........................        220        2.7%
                                       ---------  ---------
Income (loss) from operations........  $     230        2.8%
                                       =========  =========

  FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

     SALES. Sales increased $2.4 million, or 41.1%, from $5.8 million in the first quarter of 1998 to $8.2 million in the first quarter of 1999, primarily because of sales volume increases resulting from improved weather conditions and an increase in concrete sales prices. Concrete sales price increases resulted primarily from significant improvements in the pricing of projects in the Silicon Valley market.

     GROSS PROFIT. Gross profit increased $0.7 million, or 127.3%, from $0.6 million in the first quarter of 1998 to $1.3 million in the first quarter of 1999. Gross margins increased from 9.8% in the first quarter of 1998 to 15.8% in the first quarter of 1999, as a result of sales volume increases and higher average sales prices and the strong marginal contribution from these increased volumes and prices due to the fixed-cost nature of Walker's business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.2 million, or 20.2%, from $0.7 million in the first quarter of 1998 to $0.9 million in the first quarter of 1999, primarily because of costs incurred in connection with our acquisition of Walker's and higher average compensation levels. As a percentage of sales, these expenses decreased from 12.1% in the first quarter of 1998 to 10.3% in the first quarter of 1999.

  1998 COMPARED TO 1997

     SALES. Sales increased $3.6 million, or 9.5%, from $38.0 million in 1997 to $41.6 million in 1998, primarily as a result of the strong construction activity in the Silicon Valley region and increased average sales prices.

     GROSS PROFIT. Gross profit increased $0.9 million, or 14.5%, from $6.2 million in 1997 to $7.1 million in 1998 due to higher sales volume and higher average sales prices more than offsetting increases in cement prices and other costs. Gross margins increased from 16.3% in 1997 to 17.0% in 1998, primarily due to higher average sales prices.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses remained relatively constant at $3.0 million. As a percentage of sales, these expenses decreased from 7.8% in 1997 to 7.3% in 1998.

  1997 COMPARED TO 1996

     SALES. Sales increased $7.0 million, or 22.5%, from $31.0 million in 1996 to $38.0 million in 1997, primarily as a result of increased demand as a result of the strong construction activity in the Silicon Valley region and increased average sales prices.

     GROSS PROFIT. Gross profit increased $1.6 million, or 36.0%, from $4.6 million in 1996 to $6.2 million in 1997. Gross margins increased from 14.7% in 1996 to 16.3% in 1997 because sales price increases more than offset increases in cement and other costs and because of the strong marginal contribution from these increased prices due to the fixed-cost nature of Walker's business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.8 million, or 37.0%, from $2.2 million in 1996 to $3.0 million in 1997, due to increased selling and administrative costs to support the growth of Walker's business. As a percentage of sales, these expenses increased from 6.9% in 1996 to 7.8% in 1997.

LIQUIDITY AND CAPITAL RESOURCES -- WALKER'S

     Walker's operations generated $1.3 million of net cash for the first quarter of 1999, a decrease of $0.6 million from 1998, primarily because of a $0.7 million increase in receivables and $0.2 million of unfavorable changes in other working capital accounts, partially offset by a $0.3 million increase in net income. Walker's used net cash in investing activities of $1.1 million in the first quarter of 1999, all of which it spent on property, plant and equipment. In the first quarter of 1999, Walker's generated net cash of $0.2 million in its financing activities, which reflected net borrowings. At March 31, 1999, Walker's had working capital of $0.2 million and long-term debt of $1.8 million.

     Walker's operations generated $2.6 million of net cash in 1998, an increase of $0.8 million from 1997, principally as a result of a $0.5 million increase in net income and a $0.2 decrease in receivables. Walker's used net cash in investing activities of approximately $2.0 million in 1998, substantially all of which it spent for property, plant and equipment.

     Walker's expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant and equipment with internally generated cash or debt. Walker's maintains a $4.0 million line of credit with a bank. At March 31, 1999, it had $2.8 million outstanding under this line of credit. We will repay that indebtedness and terminate the line of credit when we acquire Walker's.

OTHER -- WALKER'S

     For information respecting factors causing seasonal and quarterly fluctuations in Walker's operating results, see "-- Factors That May Affect Our Future Operating Results -- Combined."

RESULTS OF OPERATIONS -- BAY CITIES

     Bay Cities operates 10 ready-mixed concrete plants in the San Francisco Bay area and Sacramento metropolitan area.

     The following table sets forth selected statement of operations information of Bay Cities and that information as a percentage of sales for the periods indicated (dollars in thousands):

                                                                                                          THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31                             MARCH 31
                                       ----------------------------------------------------------------  --------------------
                                               1996                  1997                  1998                  1998
                                       --------------------  --------------------  --------------------  --------------------
                                                                                                             (UNAUDITED)
Sales................................  $  30,496      100.0% $  45,312      100.0% $  53,600      100.0% $  10,908      100.0%
Cost of goods sold...................     27,287       89.5%    40,292       88.9%    46,766       87.3%     9,440       86.5%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit.....................      3,209       10.5%     5,020       11.1%     6,834       12.7%     1,468       13.5%
Selling, general and administrative
  expenses...........................      2,090        6.8%     2,778        6.2%     3,962        7.4%       697        6.4%
Depreciation.........................        458        1.5%       458        1.0%       505        0.9%       121        1.1%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...............  $     661        2.2% $   1,784        3.9% $   2,367        4.4% $     650        6.0%
                                       =========  =========  =========  =========  =========  =========  =========  =========


                                               1999
                                       --------------------
Sales................................  $  12,548      100.0%
Cost of goods sold...................     10,555       84.1%
                                       ---------  ---------
    Gross profit.....................      1,993       15.9%
Selling, general and administrative
  expenses...........................        553        4.4%
Depreciation.........................        103        0.8%
                                       ---------  ---------
Income from operations...............  $   1,337       10.7%
                                       =========  =========


  FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

     SALES. Sales increased $1.6 million, or 15.0%, from $10.9 million in the first quarter of 1998 to $12.5 million in the first quarter of 1999, primarily because of strong construction activity in the Silicon Valley region and higher average sales prices.

     GROSS PROFIT. Gross profit increased $0.5 million, or 35.8%, from $1.5 million in the first quarter of 1998 to $2.0 million in the first quarter of 1999. Gross margins increased from 13.5% in the first quarter of 1998 to 15.9% in the first quarter of 1999, primarily because of higher average sales prices and the strong marginal contribution from these increased prices due to the fixed-cost nature of Bay Cities' business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $0.1 million, or 20.7%, from $0.7 million in the first quarter of 1998 to $0.6 million in the first quarter of 1999, primarily because of a decrease in owners' compensation, partially offset by costs incurred in connection with our acquisition of Bay Cities. As a percentage of sales, these expenses decreased from 6.4% in the first quarter of 1998 to 4.4% in the first quarter of 1999.

  1998 COMPARED TO 1997

     SALES. Sales increased $8.3 million, or 18.3%, from $45.3 million in 1997 to $53.6 million in 1998, primarily as a result of the strong construction activity in the Silicon Valley region and increasing prices for concrete.

     GROSS PROFIT. Gross profit increased $1.8 million, or 36.1%, from $5.0 million in 1997 to $6.8 million in 1998. Gross margins increased from 11.1% in 1997 to 12.7% in 1998, because sales price increases more than offset increases in cement and other costs and because of the strong marginal contribution from the sales price increases due to the fixed-cost nature of Bay Cities' business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.2 million, or 42.6%, from $2.8 million in 1997 to $4.0 million in 1998, due to increased selling and administrative costs associated with Bay Cities' growth. As a percentage of sales, these expenses increased from 6.2% in 1997 to 7.4% in 1998.

  1997 COMPARED TO 1996

     SALES. Sales increased $14.8 million, or 48.6%, from $30.5 million in 1996 to $45.3 million in 1997, primarily as a result of the strong construction activity in the Silicon Valley region and increasing prices for concrete.

     GROSS PROFIT. Gross profit increased $1.8 million, or 56.4%, from $3.2 million in 1996 to $5.0 million in 1997. Gross margins increased from 10.5% in 1996 to 11.1% in 1997, because sales price increases more than offset increases in cement and other costs and because of the strong marginal contribution from the sales price increases due to the fixed-cost nature of Bay Cities' business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.7 million, or 32.9%, from $2.1 million in 1996 to $2.8 million in 1997, because of increased selling and administrative costs associated with Bay Cities' growth. As a percentage of sales, these expenses decreased from 6.8% in 1996 to 6.2% in 1997.

LIQUIDITY AND CAPITAL RESOURCES -- BAY CITIES

     Bay Cities' operations generated $0.5 million of net cash for the first quarter of 1999, an increase of $1.0 million from 1998, primarily because of a $0.4 million increase in net income and $1.9 million increase in payables, partially offset by a $1.1 million increase in receivables and $0.2 million of unfavorable changes in other working capital accounts. Bay Cities used net cash in investing activities of $0.3 million in the first quarter of 1999, substantially all of which it spent on property, plant and equipment. In the first quarter of 1999, Bay Cities neither generated nor used net cash in its financing activities. At March 31, 1999, Bay Cities had working capital of $2.3 million and long-term debt of $2.5 million.

     Bay Cities' operations generated $3.5 million of net cash in 1998, an increase of $3.0 million from 1997 as a result principally of a $0.4 million increase in net income and a $5.3 million decrease in receivables. These increases were offset by a $2.6 million decrease in accounts payable. Bay Cities used net cash in investing activities of approximately $1.6 million in 1998, substantially all of which it spent for property, plant and equipment.

     Bay Cities expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant and equipment with internally generated cash or debt. We will repay that indebtedness and terminate the related loan agreements when we acquire Bay Cities.

OTHER -- BAY CITIES

     For information respecting factors causing seasonal and quarterly fluctuations in Bay Cities' operating results, see "-- Factors That May Affect Our Future Operating Results -- Combined."

RESULTS OF OPERATIONS -- OPPORTUNITY

     Opportunity operates a ready-mixed concrete plant in Washington, D.C.

     The following table sets forth selected statement of operations information of Opportunity and that information as a percentage of sales for the periods indicated (dollars in thousands):

                                                 YEAR ENDED DECEMBER 31                   THREE MONTHS ENDED MARCH 31
                                       ------------------------------------------  ------------------------------------------
                                               1997                  1998                  1998                  1999
                                       --------------------  --------------------  --------------------  --------------------
                                                                                                  (UNAUDITED)
Sales................................  $  15,550      100.0% $ $16,180      100.0% $   4,266      100.0% $   2,164      100.0%
Cost of goods sold...................     10,698       68.8%    11,296       69.8%     3,005       70.4%     1,619       74.8%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.........................      4,852       31.2%     4,884       30.2%     1,261       29.6%       545       25.2%
Selling, general and administrative
  expenses...........................      2,380       15.3%     2,352       14.5%       586       13.7%       575       26.6%
Depreciation.........................        232        1.5%       245        1.5%        61        1.4%        59        2.7%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from operations........  $   2,240       14.4% $   2,287       14.1% $     614       14.5% $     (89)     (4.1)%
                                       =========  =========  =========  =========  =========  =========  =========  =========

  FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

     SALES. Sales decreased $2.1 million, or 49.3%, from $4.3 million in the first quarter of 1998 to $2.2 million in the first quarter of 1999, primarily because of sales volume decreases resulting from adverse weather conditions in the 1999 period as compared to the corresponding period in the prior year. The adverse weather conditions in the first quarter of 1999 resulted in several of Opportunity's projects being delayed until the second and third quarters of 1999. In addition, Opportunity's projects during 1998 included a strong backlog of underground work, which is typically unaffected by adverse weather conditions.

     GROSS PROFIT. Gross profit decreased $0.7 million, or 56.8%, from $1.3 million in the first quarter of 1998 to $0.5 million in the first quarter of 1999. Gross margins decreased from 29.6% in the first quarter of 1998 to 25.2% in the first quarter of 1999, primarily because of the decrease in sales and production and the impact of these reduced volumes attributable to the fixed-cost nature of Opportunity's business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses remained constant at $0.6 million in the first quarter of 1999 compared to the first quarter of 1998. As a percentage of sales, these expenses increased from 13.7% in the first quarter of 1998 to 26.6% in the first quarter of 1999 because of the reduction in sales and the fixed-cost nature of these expenses.

  1998 COMPARED TO 1997

     SALES. Sales increased $0.6 million, or 4.1%, from $15.6 million in 1997 to $16.2 million in 1998, primarily due to increased demand for commercial building construction and an increase in average selling prices.

     GROSS PROFIT. Gross profit remained constant at $4.9 million in 1998 compared to 1997. Gross margins decreased from 31.2% in 1997 to 30.2% in 1998 because increases in cement prices and other costs more than offset the higher sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses remained constant at $2.4 million in 1998 compared to 1997. As a percentage of sales, these expenses decreased from 15.3% in 1997 to 14.5% in 1998 because of the increase in sales and the fixed-cost nature of these expenses.

LIQUIDITY AND CAPITAL RESOURCES -- OPPORTUNITY

     Opportunity's operations generated $0.2 million of net cash for the first quarter of 1999. Cash used in financing activities was $0.4 million, including repayments of debt of $0.1 million and distributions to stockholders of $0.3 million. At March 31, 1999, Opportunity had working capital of $1.2 million and long-term debt of $0.9 million.

     Opportunity's operations generated $2.4 million of net cash in 1998, an increase of $0.2 million from 1997, primarily because of a $0.2 million increase in cash paid on receivables. Opportunity used net cash in investing activities of $0.5 million in 1998, substantially all of which it spent on property, plant and equipment. In 1998, Opportunity used net cash of $2.1 million in its financing activities, which reflected distributions to its stockholders of $2.3 million, partially offset by net borrowings of $0.2 million.

     Opportunity expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant and equipment with internally generated cash or debt. Opportunity maintains a $500,000 line of credit with a bank. There was no outstanding balance under that line of credit at March 31, 1999. We will terminate this line of credit when we acquire Opportunity.

RESULTS OF OPERATIONS -- BAER

     Baer operates five ready-mixed concrete plants in northern New Jersey.

     The following table sets forth selected statement of operations information of Baer and that information as a percentage of sales for the periods indicated (dollars in thousands):

                                              THREE MONTHS ENDED MARCH 31
                                       ------------------------------------------
                                               1998                  1999
                                       --------------------  --------------------
                                                      (UNAUDITED)
Sales................................  $   2,084      100.0% $   2,024      100.0%
Cost of goods sold...................      1,901       91.2%     1,870       92.4%
                                       ---------  ---------  ---------  ---------
Gross profit.........................        183        8.8%       154        7.6%
Selling, general and administrative
  expenses...........................        286       13.7%       260       12.8%
Depreciation.........................        104        5.0%       137        6.8%
                                       ---------  ---------  ---------  ---------
Loss from operations.................  $    (207)     (9.9)% $    (243)     (12.0)%
                                       =========  =========  =========  =========

  FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

     SALES. Sales decreased $0.1 million, or 2.9%, from $2.1 million in the first quarter of 1998 to $2.0 million in the first quarter of 1999, primarily due to slightly lower sales volumes resulting from unfavorable weather conditions in 1999.

     GROSS PROFIT. Gross profit remained constant at $0.2 million in the first quarter of 1999 compared to the first quarter of 1998. Gross margins decreased from 8.8% in the first quarter of 1998 to 7.6% in the first quarter of 1999, primarily because of slightly lower sales volumes and the impact of these reduced volumes attributable to the fixed-cost nature of Baer's business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses remained constant at $0.3 million in 1999 compared to 1998. As a percentage of sales, these expenses decreased from 13.7% in the first quarter of 1998 to 12.8% in the first quarter of 1999 because of a decrease in owner's compensation that was partially offset by costs incurred in connection with our acquisition of Baer.

LIQUIDITY AND CAPITAL RESOURCES -- BAER

     Baer's operations generated $0.1 million of net cash for the first quarter of 1999. Cash used in investing activities was $0.1 million in 1999, primarily for the purchases of plant, property and equipment. Cash used in financing activities was $1.2 million, including repayments of debt and other long-term obligations of $1.1 million and advances to related parties of $0.1 million. At March 31, 1999, Baer had a working capital deficit of $0.1 million and long-term debt and other long-term obligations of $1.5 million.

     Baer expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant and equipment with internally generated cash or debt. Baer maintains a $350,000 line of credit with a bank with no outstanding balance at March 31, 1999. We will terminate this line of credit when we acquire Baer.

                                    BUSINESS

GENERAL

     We initially will serve all segments of the construction industry in the San Francisco Bay area, the Sacramento metropolitan area, Washington, D.C. and northern New Jersey. Our initial 26 concrete plants produced over 2.5 million cubic yards of concrete in 1998. Our operations will consist principally of formulating, preparing, delivering and placing ready-mixed concrete at the job sites of our customers. We will provide services to reduce our customers' overall construction costs by lowering the installed, or "in-place," cost of concrete. These services will include the formulation of new mixtures for specific design uses, on-site and lab-based product quality control and delivery programs configured to meet customers' needs.

     On a pro forma combined basis, our sales of $194.1 million in 1998 represented a 17.4% increase from our 1997 sales of $165.4 million, and our 1997 sales represented a 28.9% increase from our fiscal 1996 sales of $128.3 million. In 1998, we estimate the following segments of the construction industry accounted for the following approximate percentages of our pro forma combined sales:

Commercial and industrial
construction.........................         44%
Residential construction.............         33%
Street and highway construction and
paving...............................         18%
Other public works and infrastructure
construction.........................          5%
                                             ---
     Total...........................        100%
                                             ===

     We believe our initial size will place us among the leading independent ready-mixed concrete companies in the United States on the basis of annual sales.

     Given the large size and fragmentation of the ready-mixed concrete industry, we believe numerous potential acquisition candidates exist both in the markets we initially will serve and other large metropolitan, high-growth markets. We intend to continue to make acquisitions to enhance our position in existing markets and expand into new markets. We believe that a significant consolidation opportunity exists for a company that can consistently offer high-quality, value-added services to users of large volumes of ready-mixed concrete.

INDUSTRY OVERVIEW

     Annual usage of ready-mixed concrete in the United States is currently at a record level and is projected to continue growing. According to the National Ready-Mixed Concrete Association, total sales from production and delivery of ready-mixed concrete in the United States grew from $17.6 billion in 1996 to $19.3 billion in 1997, an increase of 9.7%, and to $21.3 billion in 1998, an increase of 10.4%, and are expected to grow to $22.1 billion in 1999. Also according to this industry association, the following segments of the construction industry accounted for the following approximate percentages of total sales of ready-mixed concrete in the United States in 1998:


Commercial and industrial
construction.........................         18%
Residential construction.............         22%
Street and highway construction and
paving...............................         32%
Other public works and infrastructure
construction.........................         28%
                                             ---
     Total...........................        100%
                                             ===

     Ready-mixed concrete is a versatile, low-cost manufactured material the construction industry uses in substantially all its projects. It is a stone-like compound that results from combining fine and coarse aggregates, such as sand, gravel and crushed stone, with water, various admixtures and cement. Ready-mixed concrete can be manufactured in thousands of variations which in each instance may reflect a specific design use. Manufacturers of ready-mixed concrete generally maintain less than one day's requirements of raw materials and must coordinate their daily material purchases with the time-sensitive delivery requirements of their customers.

     Ready-mixed concrete begins to harden when mixed and generally becomes difficult to place within 60 to 90 minutes after mixing. This characteristic generally limits the market for a permanently installed plant to an area within a 25-mile radius of its location. Concrete manufacturers produce ready-mixed concrete in batches at their plants and use mixer and other trucks to distribute and place it at the job sites of their customers. These manufacturers generally do not provide paving or other finishing services construction contractors or subcontractors typically perform.

     Manufacturers generally obtain contracts through local sales and marketing efforts they direct at general contractors, developers and home builders. As a result, local relationships are very important.

     On the basis of information the National Ready-Mixed Concrete Association has provided us, we estimate that, in addition to vertically integrated manufacturers of cement and ready-mixed concrete, more than 3,500 independent producers currently operate a total of approximately 5,300 plants in the United States. Larger markets generally have numerous producers competing for business on the basis of price, timing of delivery and reputation for quality and service. We believe, on the basis of available market information, that the typical ready-mixed concrete company is family-owned and has limited access to capital, limited financial and technical expertise and limited exit strategies for its owners. Given these operating constraints, we believe many ready-mixed concrete companies are finding it difficult to both grow their businesses and compete effectively against larger, more cost-efficient and technically capable competitors. We believe these characteristics in our highly fragmented industry present consolidation and growth opportunities for a company with a focused acquisition program and access to low-cost capital.

     Barriers to the start-up of a new ready-mixed concrete manufacturing operation have historically been low. In recent years, however, public concerns about the dust, noise and heavy mixer and other truck traffic associated with the operation of ready-mixed concrete plants and their general appearance have made obtaining the necessary permits and licenses required for new plants more difficult. Delays in the regulatory process, coupled with the substantial capital investment start-up operations entail, have substantially raised the barriers to entry for those operations.

  SIGNIFICANT FACTORS IMPACTING THE MARKET FOR READY-MIXED CONCRETE

     On the basis of available industry information, we believe that between 1996 and 1998 ready-mixed concrete sales as a percentage of total construction expenditures in the United States increased 13.2%. In addition to favorable trends in the overall economy of the United States, we believe three significant factors have been expanding the market for ready-mixed concrete in particular:

           o the increased level of industry-wide promotional and marketing activities;

           o the development of new and innovative uses for ready-mixed concrete; and

           o   the enactment of the federal legislation commonly called TEA-21.

     INDUSTRY-WIDE PROMOTIONAL AND MARKETING ACTIVITIES. We believe industry participants have only in recent years focused on and benefitted from promotional activities to increase the industry's share of street and highway and residential construction expenditures. Many of these promotional efforts resulted from an industry-wide initiative called RMC 2000, a program that was established in 1993 under the leadership of our chief executive officer, Eugene
P. Martineau, and has been adopted by the National Ready-Mixed Concrete Association, the industry's largest trade organization. The principal goals of RMC 2000 have been to (1) promote ready-mixed concrete as a building and paving material and (2) improve the overall image of the ready-mixed concrete industry. We believe RMC 2000 has been a catalyst for increased investment in concrete promotional activities.

     DEVELOPMENT OF NEW AND INNOVATIVE READY-MIXED CONCRETE
PRODUCTS. Ready-mixed concrete has many attributes that make it a highly versatile construction material. In recent years, industry participants have developed various product innovations, including:

               o   concrete housing;

               o   precast modular paving stones;

               o   prestressed concrete railroad ties to replace wood ties;

               o continuous-slab rail-support systems for rapid transit and heavy-traffic intercity rail lines; and

               o concrete bridges, tunnels and other structures for rapid transit systems.

Other examples of successful innovations that have opened new markets for ready-mixed concrete include:

               o   highway median barriers;

               o   highway sound barriers;

               o paved shoulders to replace less permanent and increasingly costly asphalt shoulders;

               o parking lots providing a long-lasting and aesthetically pleasing urban environment; and

               o colored pavements to mark entrance and exit ramps and lanes of expressways.

     IMPACT OF TEA-21. The Federal Transportation Equity Act for the 21st Century, commonly called TEA-21, is the largest public works funding bill in the history of the United States. It became effective in June 1998 and provides a $218 billion budget for federal highway, transit and safety spending for the six-year period from 1998 through 2003. This represents a 43% increase over the funding levels authorized under similar federal funding programs covering the immediately preceding six-year period. In addition, because relatively more of this funding is designated for use in maintenance and reconstruction projects instead of new construction, we believe the ready-mixed concrete industry will secure a greater percentage of the work than under previous federal highway funding measures. Although road and highway construction and paving accounted for only 18% of the sales of our initial businesses in 1998, we believe we should benefit from the impact we expect TEA-21 will have on the overall demand for ready-mixed concrete in the United States.

BUSINESS STRATEGY

     Our objective is to expand the geographic scope of our operations and become the leading value-added provider of ready-mixed concrete and related services in each of our markets. We plan to achieve this objective by (1) making acquisitions and (2) implementing a national operating strategy aimed at increasing revenue growth and market share, achieving cost efficiencies and enhancing profitability. We intend to manage our operations on a decentralized basis to allow acquired businesses to focus on their existing customer relationships and local strategy. Our executive management team will be responsible for executing our company-wide strategy, including acquisition planning, execution and integration and initiating and overseeing operational improvements.

     GROWTH THROUGH ACQUISITIONS. The significant costs and regulatory requirements involved in building new plants make acquisitions an important element of our growth strategy. We intend to implement an acquisition program targeting opportunities for (1) expansion in our existing markets and (2) entering new geographic markets in the United States.

      o EXPANDING IN EXISTING MARKETS. We will seek to acquire other well-established companies operating in our existing markets in order to expand our market penetration. By expanding in existing markets through acquisitions, we expect to realize various operating synergies, including:

             o   increased market coverage;

             o   economies of scale in materials procurement;

             o improved utilization and range of mixer trucks because of access to additional plants;

             o   customer cross-selling opportunities; and

             o   reduced operating and overhead costs.

        We believe our three initial businesses in the San Francisco Bay area provide a clear example of many of the market inefficiencies that confront local, competing ready-mixed concrete manufacturers. On the basis of industry information, we estimate that these businesses realized a combined 30% share of their market. Among these businesses, the average cost per yard of concrete delivered during 1998 varied by as much as $1.00 and the average revenue earned per yard delivered varied by as much as $4.35.

        Our acquisition of the businesses in the San Francisco Bay area also illustrates our acquisition strategy to expand operations in existing markets which we intend to replicate in additional markets throughout the United States. We believe that by properly allocating production and mixer trucks, as required by shifting demand in a market, we can improve the utilization rates of our plants and mixer trucks and maximize our revenues per yard of concrete delivered.

    o ENTERING NEW GEOGRAPHIC MARKETS. We will seek to enter new geographic markets that have a balanced mix of residential, commercial, industrial and public sector concrete consumption and have demonstrated adequate sustainable demand and prospects for growth. In each new market we enter, we initially will target for acquisition one or more leading local or regional ready-mixed concrete companies that can serve as platform businesses into which we can consolidate other ready-mixed concrete operations. Important criteria for these acquisition candidates will include historically successful operating results, established customer relationships and superior operational management personnel, whom we generally will seek to retain.

        During the past several months, we have contacted the owners of a number of ready-mixed concrete companies, several of whom have expressed interest in selling their businesses to us. We are reviewing those opportunities. We do not have any binding commitments or letters of intent relating to any proposed acquisition, other than the binding acquisition agreements relating to the six businesses we initially will acquire. We cannot accurately predict the timing, size or success of our acquisition efforts or our associated potential capital commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

     IMPLEMENTATION OF A NATIONAL OPERATING STRATEGY. We intend to implement a national operating strategy designed to (1) increase revenues and market share through improved marketing and sales initiatives and enhanced operations and (2) achieve cost efficiencies.

    o IMPROVING MARKETING AND SALES INITIATIVES AND ENHANCING OPERATIONS. Our basic operating strategy will be to emphasize the sale of value-added product to customers who are more focused on reducing their installed, or in-place, concrete costs than on the price per cubic yard of the ready-mixed concrete they purchase. Key elements of our service-oriented strategy include:

        o   providing corporate-level marketing and sales expertise;

        o   establishing company-wide quality control improvements;

        o developing and implementing training programs that emphasize successful marketing, sales and training techniques and the sale of high-margin concrete mix designs; and

        o investing in computer and communications technology at each of our locations to improve communications, purchasing, accounting, load dispatch, delivery efficiency and reliability and customer relations.

    o ACHIEVING COST EFFICIENCIES. We expect to reduce the total operating expenses of the businesses we acquire by eliminating duplicative administrative functions and consolidating other functions each business performed separately prior to its acquisition. In addition, we believe that, as we increase in size, we should experience reduced costs as a percentage of net sales compared to those of the individual businesses we acquire in such areas as:

        o   materials procurement;

        o purchases of mixer trucks and other equipment, spare parts and tools;

        o   vehicle and equipment maintenance;

        o   financing terms;

        o   employee benefit plans; and

        o   insurance and other risk management programs.

PRODUCTS AND SERVICES

     READY-MIXED CONCRETE. Our ready-mixed concrete products will consist of proportioned mixes we prepare and deliver in unhardened plastic states for placement and shaping into their designed forms. Selecting the optimum mix for a job entails determining not only the ingredients that will produce the desired permeability, strength, appearance and other properties of the concrete after it has hardened and cured, but also the ingredients necessary to achieve a workable consistency under the weather and other conditions at the job site. We believe we can achieve product differentiation for the mixes we will offer because of the variety of mixes we are able to produce, our volume production capacity and our scheduling, delivery and placement reliability. We also believe we can distinguish ourselves with our value-added service approach that emphasizes reducing our customers' overall construction costs by lowering the installed, or in-place, cost of concrete.

     From a contractor's perspective, the in-place cost of concrete includes both the amount paid to the ready-mixed concrete manufacturer and the internal costs associated with the labor and equipment the contractor provides. A contractor's unit cost of concrete is often only a small component of the total in-place cost that takes into account all the labor and equipment costs required to place and finish the ready-mixed concrete, including the cost of additional labor and time lost due to substandard products or delivery delays. By carefully designing proper mixes and using recent advances in mixing technology, we can assist our customers in reducing the amount of reinforcing steel and labor required in various applications.

     We will provide a variety of services in connection with our sale of ready-mixed concrete which can help reduce our customers' in-place cost of concrete. These services will include:

         o production of new formulations and alternative product recommendations that reduce labor and materials costs;

         o quality control, through automated production and laboratory testing, that ensures consistent results and minimizes the need to correct completed work;

         o automated scheduling and tracking systems that ensure timely delivery and reduce the downtime incurred by the customer's finishing crew; and

         o innovative pricing discounts that are designed to minimize the time the customer keeps our trucks on site, thereby resulting in a lower price to the customer as well as a more efficient use of the customer's crews and equipment.

     We will produce ready-mixed concrete by combining the desired type of cement, sand, gravel and crushed stone with water and typically one or more admixtures. These admixtures, such as chemicals, minerals and fibers, determine the usefulness of the product for particular applications.

     We will use a variety of chemical admixtures to achieve one or more of five basic purposes:

         o relieve internal pressure and increase resistance to cracking in subfreezing weather;

         o retard the hardening process to make concrete more workable in hot weather;

         o   strengthen concrete by reducing its water content;

         o accelerate the hardening process and reduce the time required for curing; and

         o   facilitate the placement of concrete having a low water content.

     We frequently will use various mineral admixtures as supplementary cementing materials to alter the permeability, strength and other properties of concrete. These materials include fly ash, ground granulated blast-furnace slag and silica fume.

     We also will use fibers, such as steel, glass and synthetic and carbon filaments, as an additive in various formulations of concrete. Fibers help to control shrinkage cracking, thus reducing permeability and improving abrasion resistance. In many applications, fibers replace welded steel wire and reinforcing bars. Relative to the other components of ready-mixed concrete, these additives generate comparatively high margins.

     OTHER PRODUCTS. We will produce precast concrete products at our Santa Rosa, California plant. These products include specialty engineered structures, custom signage and curb inlets. In some locations, we will also sell concrete-related building materials and supplies to small residential contractors and large construction companies. These products include bagged cement, rebar, wire mesh, concrete blocks, framing forms and various types of concrete and masonry finishing tools.

     Our pro forma combined sales from the sale of precast concrete products and other concrete-related building materials and supplies in 1998 totaled approximately $13.4 million, or approximately 7.0% of our total pro forma combined sales for 1998.

OPERATIONS

     The businesses we initially will acquire have made substantial capital investments in equipment, systems and personnel at their respective plants to facilitate continuous multi-customer deliveries of highly perishable products. In any given market, we may maintain a number of plants whose production we centrally coordinate to meet customer production requirements. We must be able to constantly adapt to continually changing delivery schedules.

     Our ready-mixed concrete plants will consist of permanent installations and portable facilities. Several factors govern the choice of plant type, including:

         o   capital availability;

         o   production consistency requirements; and

         o   daily production capacity requirements.

     A wet batch plant generally costs more, but yields greater consistency in the concrete produced and has greater daily production capacity, than a dry batch plant. We believe that a wet batch plant having an hourly capacity of 250 cubic yards currently would cost approximately $1.5 million to build, while a dry batch plant having the same capacity currently would cost approximately $0.7 million to build. Initially, we will operate 12 wet batch plants and 14 dry batch plants.

     The market primarily will drive our future plant construction decisions. The relevant market factors include:

         o   the expected production demand for the plant;

         o   the expected types of projects the plant will service; and

         o   the desired location of the plant.

Generally, plants intended primarily to serve high-volume, commercial or public works projects will be wet batch plants, while plants intended primarily to serve low-volume, residential construction projects generally will be dry batch plants. From time to time, we may also use portable plants, which include both wet batch and dry batch facilities, to service large, long-term jobs and jobs in remote locations.

     We will produce ready-mixed concrete in batches. The batch operator in a dry batch plant simultaneously loads the dry components of stone, sand and cement with water and admixtures in a mixer truck that begins the mixing process during loading and completes that process while driving to the job site. In a wet batch plant, the batch operator blends the dry components and water in a plant mixer from which he loads the already mixed concrete into the mixer truck, which leaves for the job site promptly after loading.

     Mixer trucks slowly rotate their loads on route to job sites in order to maintain product consistency. A mixer truck typically has a load capacity of nine cubic yards, or approximately 18 tons, and a useful life of 12 years. After eight years, some components of the mixer trucks require refurbishment. A new truck of this size currently costs approximately $125,000. Initially, we will operate a fleet of approximately 380 mixer trucks.

     In our manufacture and delivery of ready-mixed concrete, we will emphasize quality control, pre-job planning, customer service and coordination of supplies and delivery. The businesses we initially will acquire often obtain purchase orders for ready-mixed concrete months in advance of actual delivery to a job site. A typical order contains various specifications that the contractor requires the concrete to meet. After receiving the specifications for a particular job, these businesses utilize computer modeling, industry data and data from previous similar jobs to formulate a variety of mixtures of cement, aggregates, water and admixtures which will meet or exceed the contractor's specifications. These businesses perform testing to determine which mix design is most appropriate to meet the required specifications. The test results enable them to select the mixture that has the lowest cost and meets or exceeds the job specifications. The testing center creates and maintains a project file that details the mixture to be used when the concrete for the job is actually prepared. For quality control purposes, the testing center is also responsible for maintaining batch samples of concrete that has been delivered to a job site.

     We will use computer modeling to prepare bids for particular jobs based on the size of the job, location, desired margin, cost of raw materials and the design mixture identified in our testing process. If the job is large enough, we will obtain quotes from our suppliers as to the cost of raw materials we will use in preparing the bid. Once we obtain a quotation from our suppliers, the price of the raw materials for the specified job is informally established. Several months may elapse from the time a contractor has accepted our bid until actual delivery of the ready-mixed concrete begins. During this time, we will maintain regular communication with the contractor concerning the status of the job and any changes in the job's specifications in order to coordinate the multi-sourced purchases of cement and other materials we will need to fill the job order and meet the contractor's delivery requirements. We must confirm that our customers are ready to take delivery of manufactured product throughout the placement process. On any given day, a particular plant may have production orders for dozens of customers at various locations throughout its area of operation. To fill an order:

         o the dispatch office coordinates the timing and delivery of the concrete to the job site;

         o a load operator supervises and coordinates the receipt of the necessary raw materials and operates the hopper that dispenses those materials into the appropriate storage bins;

         o a batch operator prepares the specified mixture from the order and oversees the loading of the mixer truck with either dry ingredients and water in a dry batch plant or the already-mixed concrete in a wet batch plant; and

         o the driver of the mixer truck delivers the load to the job site, places the load and, after washing the truck, departs at the direction of the dispatch office.

     The central dispatch system tracks the status of each mixer truck as to whether a particular truck is:

         o   loading concrete;

         o   in route to a particular job site;

         o   on the job site;

         o   placing concrete;

         o   being washed; or

         o   in route to a particular plant.

     The system is continuously updated via signals received from the individual truck operators as to their status. In this manner, the dispatcher is able to determine the optimal routing and timing of subsequent deliveries by each mixer truck and to monitor the performance of each driver.

     A plant manager oversees the operation of each plant. Our employees also will include:

         o maintenance personnel who perform routine maintenance work throughout our plants;

         o a full-time staff of mechanics who perform substantially all the maintenance and repair work on our vehicles;

         o testing center staff who prepare mixtures for particular job specifications and maintain quality control;

         o various clerical personnel who are responsible for the day-to-day operations; and

         o sales personnel who are responsible for identifying potential customers and maintaining existing customer relationships.

We will generally operate on a single shift with some overtime operation during the construction season. On occasion, however, we may have projects that require deliveries "around the clock."

CEMENT AND RAW MATERIALS

     We will obtain most of the materials necessary to manufacture ready-mixed concrete at each of our facilities on a daily basis. These raw materials include cement, which is a manufactured product, stone, gravel and sand. Each plant typically maintains an inventory level of these materials sufficient to satisfy its operating needs for one day or less. Cement represents the highest cost material used in manufacturing a cubic yard of ready-mixed concrete, while the combined cost of the stone, gravel and sand used is slightly less than the cement. In each of our markets, we will purchase each of these materials from any one of several suppliers.

SALES AND MARKETING

     General contractors typically select their suppliers of ready-mixed concrete. In large, complex projects, an engineering firm or division within a state transportation or public works department may influence the purchasing decision, particularly where the concrete has complicated design specifications. In those projects and in government-funded projects generally, the general contractor or project engineer usually awards supply orders on the basis of either direct negotiation or competitive bidding. We believe the purchasing decision in many cases ultimately is relationship-based. Our marketing efforts will target general contractors, design engineers and architects whose focus extends beyond the price of ready-mixed concrete to product quality and consistency and reducing their in-place cost of concrete.

     As of May 1, 1999, the businesses we initially will acquire collectively employed approximately 25 full-time sales persons. We intend to increase the size of that sales staff. We also intend to develop and implement training programs to increase the marketing and sales expertise and technical abilities of that staff. Our goal is to create a sales force whose service-oriented approach will appeal to our targeted prospective customers and differentiate us from our competitors.

CUSTOMERS

     In 1998, the businesses we initially will acquire sold concrete to more than 2,500 different customers, and no single customer or project accounted for more than 4% of their combined sales.

     These businesses rely heavily on repeat customers. We estimate that repeat customer sales in 1998 accounted for approximately 85% of their combined sales. Management and dedicated sales personnel at each of these businesses have been responsible for developing and maintaining successful long-term relationships with key customers. We believe that by operating in more geographic markets, we will be in a better position to market to and service large nationwide and regional contractors.

TRAINING AND SAFETY

     Our future success will depend, in part, on the extent to which we are able to attract, retain and motivate qualified employees. We believe that our ability to do so will depend on the quality of our recruiting, training, compensation and benefits, the opportunities we afford for advancement and our safety record. Historically, the businesses we will initially acquire have supported and funded continuing education programs for their employees. We intend to continue and expand these programs. We will require all field employees to attend periodic safety training meetings and all drivers to participate in training seminars followed by certification testing. We expect to hire a safety director who will supervise a unified, company-wide safety program.

COMPETITION

     The ready-mixed concrete industry is highly competitive. Our competitive position in a given market will depend largely on the location and operating costs of our ready-mixed concrete plants and prevailing prices in that market. Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction, while timeliness of delivery and consistency of quality and service as well as price are the principal competitive factors among suppliers for large or complex jobs. Our competitors will range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated cement manufacturing and concrete products companies. Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for jobs that are particularly price-sensitive. Competitors having greater financial resources to build plants in new areas or pay for acquisitions also will have competitive advantages over us.

EMPLOYEES

     At May 15, 1999, the businesses we initially will acquire had approximately 90 salaried employees, including executive officers, management personnel, sales personnel, technical personnel, administrative staff and clerical personnel, and approximately 515 hourly personnel generally employed on an as-needed basis, including 400 truck drivers. The number of employees fluctuates depending on the number and size of projects ongoing at any particular time, which may be impacted by variations in weather conditions throughout the year.

     At May 15, 1999, approximately 450 of those employees were represented by labor unions having collective bargaining agreements with five of the businesses we initially will acquire. Generally, these agreements have multiyear terms and expire on a staggered basis. Under these agreements, the businesses pay specified wages to their covered employees, observe designated workplace rules and make payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of their employees.

     Bay Cities' collective bargaining agreement with Operating Engineers Local Union No. 3 for the Sacramento Area expires June 30, 1999 and its collective bargaining agreement with Chauffeurs, Teamsters and Helpers Local Union No. 150 expires July 1, 1999. These contracts cover approximately 60 employees. We are negotiating new contracts with these unions and expect the new contracts will be in place before the existing contracts expire.

     None of the businesses we initially will acquire has experienced any strikes or significant work stoppages in the past 10 years. The managements of these businesses believe their relationships with their employees and union representatives are satisfactory.

FACILITIES AND EQUIPMENT

     We initially will operate a fleet of approximately 380 owned and leased mixer trucks and 195 other vehicles. Our own mechanics will service most of the fleet. We believe these vehicles are generally well-maintained and adequate for our initial operations. The average age of the mixer trucks is approximately six years.

     When this offering closes, our corporate headquarters will be located in Houston, Texas. The businesses we initially will acquire collectively maintain office, maintenance and/or sales operations at a total of six sites located in:

         o   the San Francisco Bay area;

         o   the Sacramento metropolitan area;

         o   Washington, D.C.; and

         o   northern New Jersey.

These businesses also operate batch plants at 21 sites scattered throughout their prime operating regions.

     The chart below summarizes the operating facilities we initially will acquire. We believe that these facilities are sufficient for our immediate needs. See "Certain Transactions."

                                                                         OWNED/
              LOCATION                        TYPE OF FACILITY           LEASED            1998 VOLUME
-------------------------------------   ----------------------------   -----------         ------------
                                                                                              (CUBIC
                                                                                              YARDS)
Byron, CA............................   2 Dry Batch Plants                Owned                 95,195
Cameron Park, CA.....................   Dry Batch Plant                   Owned                 59,269
Elk Grove, CA........................   Dry Batch Plant                   Owned                 45,749
Hayward, CA..........................   Wet Batch Plant                   Owned                219,721
Lincoln, CA..........................   Dry Batch Plant                  Leased                 69,977
Oakland, CA..........................   Wet Batch Plant                  Leased                 89,017
Pleasanton, CA.......................   Wet Batch Plant/                 Leased                166,352
                                          Dry Batch Plant
Redwood City, CA.....................   Dry Batch Plant                  Leased                 76,272
Rio Linda, CA........................   2 Dry Batch Plants                Owned                115,765
San Jose, CA.........................   3 Wet Batch Plants/2 Dry        4 Owned                766,498
                                        Batch Plants                   1 Leased
Santa Rosa, CA.......................   Cast Products Facility           Leased                    N/A
South San Francisco, CA..............   2 Wet Batch Plants                Owned                300,827
Walnut Creek, CA.....................   Wet Batch Plant                  Leased                136,235
Bernardsville, NJ....................   Dry Batch Plant                  Leased                 55,892
Lake Hopatcong, NJ...................   Dry Batch Plant                  Leased                 29,809
Roseland, NJ.........................   2 Wet Batch Plants/              Leased                100,606
                                          Dry Batch Plant
Washington, D.C......................   Wet Batch Plant                  Leased                230,276
                                                                                           ------------
     Total...........................                                                        2,557,460
                                                                                           ============

     The leases referred to in the table above have terms that expire at various times ranging from 2000 to 2020.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     A wide range of federal, state and local laws will apply to our operations, including such matters as:

          o   land usage;

          o   street and highway usage;

          o   noise levels; and

          o   health, safety and environmental matters.

     In many instances, we will be required to have certificates, permits or licenses in order to conduct our business. Failure to maintain required certificates, permits or licenses or to comply with applicable laws could result in substantial fines or possible revocation of our authority to conduct some of our operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain new certificates, permits or licenses, could impede the implementation of our acquisition program.

     Environmental laws that will impact our operations include those relating to air quality, solid waste management and water quality. Environmental laws are complex and subject to frequent change. These laws impose strict liability in some cases without regard to negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, businesses may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws also may expose us to liability for the conduct of or conditions caused by others, or for acts which complied with all applicable laws when performed. We are conducting Phase I investigations to assess environmental conditions on substantially all the real properties we initially will own or lease and we have engaged an independent environmental consulting firm in that connection. We have not identified any environmental concerns we believe are likely to have a material adverse effect on our business, financial condition or results of operations, but you have no assurance material liabilities will not occur. You also have no assurance our compliance with amended, new or more stringent laws, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional, material expenditures. OSHA regulations establish requirements our training programs must meet.

     The businesses we initially will acquire have all material permits and licenses required to conduct their operations and are in substantial compliance with applicable regulatory requirements relating to their operations. Their capital expenditures relating to environmental matters were not material on a pro forma combined basis in 1998. We do not currently anticipate any material adverse effect on our business or financial position as a result of our future compliance with existing environmental laws controlling the discharge of materials into the environment.

LEGAL PROCEEDINGS AND INSURANCE

     The businesses we initially will acquire have been from time to time, and currently are, subject to claims and litigation brought by employees, customers and third parties for personal injuries, property damages, product defects and delay damages, that have, or allegedly have, resulted from the conduct of their operations. Currently, they do not have pending any litigation that, separately or in the aggregate, if adversely determined, we believe would have a material adverse effect on our business, financial condition or results of operations. We expect that in the future we will from time to time be a party to litigation or administrative proceedings which arise in the normal course of our business.

     Our operations will often involve providing blends of ready-mixed concrete that are required to meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. If we fail or are unable to provide product in accordance with these requirements and specifications, claims may arise against us or our reputation could be damaged. Although the businesses we initially will acquire have not experienced any material claims of this nature in recent periods, we may experience such claims in the future. In addition, our employees will perform a significant portion of their work moving and storing large quantities of heavy raw materials, driving large mixer trucks in heavy traffic conditions or placing concrete at construction sites or in other areas that may be hazardous. These operating hazards can cause personal injury and loss of life, damage to or destruction of property and equipment and environmental damage. We will maintain insurance coverage in amounts and against the risks we believe accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning our directors, executive officers and key management employees and the persons who will become our directors following the closing of this offering:

                                            AGE
                                           AS OF
                                          MAY 15,
                 NAME                      1999                      POSITION                  DIRECTOR CLASS
--------------------------------------   ---------    --------------------------------------   --------------
Eugene P. Martineau...................       59       Director, Chief Executive Officer and        I
                                                        President
Michael W. Harlan.....................       38       Director, Senior Vice President, Chief       I
                                                        Financial Officer and Secretary
Terry Green...........................       51       Vice President -- Operational
                                                        Integration*
Charles W. Sommer.....................       34       Corporate Controller*
John R. Colson........................       51       Director(3)                                 II
Peter T. Dameris......................       39       Director(3)                                  I
Vincent D. Foster.....................       42       Director and Chairman of the                II
                                                        Board(1)(2)
William T. Albanese...................       55       Director(3) and President of Central        III
Michael D. Mitschele..................       42       Director(3) and President of Baer           II
Murray S. Simpson.....................       61       Director(3)                                 III
Neil J. Vannucci......................       62       Director(3) and President of Bay            III
                                                        Cities
Robert S. Walker......................       55       Director(3) and President of Walker's       III

------------

 *  Key Employee.

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Appointment as a director will become effective when this offering closes.

     EUGENE P. MARTINEAU has served as our Chief Executive Officer and President since September 1998 and as one of our directors since March 1999. Mr. Martineau has over 30 years of experience in the ready-mixed concrete industry. From 1992 until joining us, he was Executive Vice-President for the Concrete Products Group of Southdown, Inc., a publicly traded, integrated cement and ready-mixed concrete company. From April 1990 through March 1992, Mr. Martineau was Vice-President and General Manager of Southdown's Florida Mining and Materials. Prior thereto, Mr. Martineau held various executive management positions with Allied Ready Mix, Inc., Ready Mix Concrete Company, the Lehigh Portland Cement Company and Allied Products Company. Since 1996, Mr. Martineau has served as a director and member of the Executive Committee of the National Ready-Mixed Concrete Association. He also served as chairman of the NRMCA's Promotion Committee from 1997 through March 1999. From 1994 through 1997, Mr. Martineau served as the National Director of RMC 2000.

     MICHAEL W. HARLAN has served as our Senior Vice President, Chief Financial Officer and Secretary since September 1998 and as one of our directors since March 1999. Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded orthodontic practice management company from March 1997 to August 1998. From December 1996 to February 1997, Mr. Harlan served as a consultant to Apple Orthodontix on financial and accounting matters. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisitions departments, including as Treasurer from September 1993 to December 1996, of Sanifill, Inc., a publicly traded international environmental services company USA Waste Services, Inc. acquired in 1996. From May 1982 through April 1991, he held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he had been a manager since July 1986. Mr. Harlan is a certified public accountant.

     TERRY GREEN will assume the position of Vice President -- Operational Integration when this offering closes. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation related businesses for over 20 years. Since August 1998, he was Vice President of Maintenance for Armellini Express Lines, Inc. From January 1989 until June 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc., a publicly traded, integrated cement and ready-mixed concrete company. Prior thereto, Mr. Green held various positions with Kraft, Inc. from 1980 until 1989, serving as Private Fleet Operations Manager from 1988 until 1989.

     CHARLES W. SOMMER has served as our Corporate Controller since March 1999. From February 1997 through March 1999, Mr. Sommer was Corporate Controller of Apple Orthodontix, Inc., a publicly traded orthodontic practice management company. From February 1996 through January 1997, Mr. Sommer was the Corporate Controller of Metamor Worldwide, Inc., a publicly traded provider of temporary services. From November 1993 through February 1996, Mr. Sommer was Assistant Corporate Controller of Sanifill, Inc., and from July 1986 through November 1993 he held various positions in the audit division of Arthur Andersen LLP, where he had been a manager since July 1990. Mr. Sommer is a certified public accountant.

     JOHN R. COLSON has served as Chief Executive Officer of Quanta Services, Inc. since December 1997. From 1991 to February 1998, he served as President of PAR Electrical Contractors, Inc., a company that Quanta Services, Inc. acquired in February 1998. Mr. Colson is also a director of Quanta Services, Inc.

     PETER T. DAMERIS has served as Executive Vice President of Corporate Development and Secretary of Metamor Worldwide, Inc. since 1998, where he also served as Senior Vice President, General Counsel and Secretary from September 1996 to 1998 and as Vice President, General Counsel and Secretary from January 1995 to September 1996. Before joining Metamor Worldwide, Inc. in January 1995, Mr. Dameris was a partner with the law firm of Cochran, Rooke and Craft, LLP, with whom he had been associated since June 1989.

     VINCENT D. FOSTER has been one of our directors since August 1998. Mr. Foster is a Managing Director of Main Street Merchant Partners II, L.P., a merchant banking firm. Since February 1998, Mr. Foster has served as a nonexecutive Chairman of the Board of Directors of Quanta Services, Inc., a consolidator in the electrical contracting industry which Main Street organized. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he was the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster specialized in structuring and executing "roll-up" transactions and in providing merger and acquisition and corporate finance advisory services to clients in consolidating industries. Mr. Foster holds a J.D. degree and is a certified public accountant.

     WILLIAM T. ALBANESE has been President of Central since 1987. Previously he served in various other capacities for Central since 1966.

     MICHAEL D. MITSCHELE has been President of Baer since 1986 and has been an employee of Baer in various other positions since 1972. Mr. Mitschele is a founding board member of the New Jersey Concrete and Aggregate Association and currently serves as its Vice Chairman. He has been a member of the NRMCA for over 20 years and has held several leadership positions with the NRMCA, including service as a member of its board of directors for two terms, Chairman of its membership committee and visionary leadership taskforce and service on its financial management committee.

     MURRAY S. SIMPSON is a founding member of American Ready-Mix, L.L.C., which was formed in 1998. He is also a stockholder of Opportunity. From 1975 until 1991, Mr. Simpson served as President and Chief Executive Officer of Super Concrete Corporation. Following that company's merger with British construction materials producer Evered, plc, which is now known as Aggregate Industries, plc, Mr. Simpson served in various roles, including Executive Vice President, Corporate Development, for its United States operations and Director and Counsel for its mid-Atlantic area subsidiary, Bardon, Inc. Mr. Simpson has served on the board of directors of the NRMCA for 19 years and as chairman of the board from 1997 to 1998. He has also served as a director of the National Aggregates Association.

     NEIL J. VANNUCCI has been President of Bay Cities since 1995. Previously, he served as Vice President of Bay Cities since October 1982. Before joining Bay Cities, Mr. Vannucci was a self-employed, registered architect. Mr. Vannucci also serves as a Director of First National Bank of Northern California, a publicly traded financial institution.

     ROBERT S. WALKER has been President and Chief Operating Officer of Walker's since 1965.

     When this offering closes, our board of directors will have three director classes, each of which, following a transitional period, will have a three-year term, with one class being elected each year at that year's annual stockholders' meeting. The initial term of the Class I directors will expire at the 2000 meeting, the initial term of the Class II directors will expire at the 2001 meeting, and the initial term of the Class III directors will expire at the 2002 meeting.

DIRECTOR COMPENSATION

     We will initially pay each director who is not one of our employees fees of $1,000 for each board meeting and $500 for each board committee meeting the director attends, unless the committee meeting is held on the same day as a board meeting. We will also periodically grant these nonemployee directors options to purchase shares of common stock pursuant to our incentive plan. See "-- 1999 Incentive Plan -- Nonemployee Director Awards." We will not pay any additional compensation to our employees for serving as directors, but we will reimburse all directors for out-of-pocket expenses they incur in connection with attending board or board committee meetings or otherwise in their capacity as directors.

EXECUTIVE AND OTHER COMPENSATION

     We did not pay any compensation to our executive officers prior to January 1999. We anticipate that during 1999 our most highly compensated executive officers and their annualized base salaries will be: Eugene P. Martineau -- $150,000; and Michael W. Harlan. Effective when this offering closes, we will grant these executive officers incentive-plan options to purchase the following numbers of shares of common stock: Mr. Martineau -- 225,000; and Mr. Harlan -- 175,000. The initial exercise price of those options will be the initial per share price to the public the front cover page of this prospectus sets forth. Those options will vest in 25% annual increments, beginning on the first anniversary of the date this offering closes. See "-- 1999 Incentive Plan."

     When this offering closes, we will begin paying the following annual minimum base salaries to the following director-employees: Mr.
Albanese -- $200,000; Mr. Mitschele -- $125,000; Mr. Vannucci -- $200,000; and
Mr. Walker -- $200,000.

EMPLOYMENT AGREEMENTS

     We will enter into employment agreements with Messrs. Martineau, and Harlan which will become effective when this offering closes. Each of these agreements will:

         o   provide for an annual minimum base salary;

         o entitle the employee to participate in all our compensation plans in which our executive officers participate; and

         o   have an initial term of three years.

     Each agreement is subject to an automatic daily extension beginning in the third year of the initial term so that, beginning with that third year, the agreement provides for a continuous one-year term, subject to the right of either party to terminate the employee's employment at any time. If we terminate that employment without cause or the employee terminates that employment for good reason, we generally must pay to the employee monthly for the longer of (1) the balance of the initial term or (2) one year following the date the notice of termination is given, the amount equal to one-twelfth of the employee's average annual cash compensation during the two years preceding the date the notice of termination is given. In each agreement, "good reason" includes our failure to nominate the employee for reelection to our board of directors at the 2000 annual meeting of our stockholders and a change of control of our company. If a change of control of the Company occurs, the employee will be entitled to terminate his employment at any time during the 365-day period following that change of control and receive a lump-sum payment equal to the base salary that would be payable to the employee over the remainder of the employee's initial term of employment or, if longer, 24 months. Each of these agreements also will provide for benefits if the employee dies or becomes disabled. If the employment of the employee terminates for any reason other than for cause by us or for good reason by the employee, that termination will not affect the term or exercisability of any incentive plan stock options that employee holds. Copies of these agreements are exhibits to the registration statement of which this prospectus is a part.

     We will enter into similar employment agreements with senior managers of each of the businesses we initially will acquire, including Messrs. Albanese, Mitschele, Vannucci and Walker.

1999 INCENTIVE PLAN

     The following summarizes the principal provisions of our incentive plan, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

     GENERAL. The incentive plan, which our board and then-current stockholders approved in March 1999, aims to (1) attract and retain the services of key employees and qualified independent directors and contractors and (2) encourage and stimulate in those persons the sense of proprietorship and self-interest in our development and financial success by making performance-based awards tied to our growth and performance.

     We have reserved 2,000,000 shares of common stock for use under the incentive plan. Beginning with the first calendar quarter after the closing of this offering and continuing each quarter thereafter, the number of shares available for that use will be the greater of 2,000,000 shares or 15% of the number of shares of common stock outstanding on the last day of the immediately preceding calendar quarter. Awarded shares that we do not issue again will become available for awards.

     The following persons are eligible for awards:

         o employees holding positions of responsibility with us and whose performance can have a significant effect on our success and individuals who have agreed to become our employees within six months of the date of grant;

         o   nonemployee directors; and

         o nonemployee consultants and other independent contractors who provide services to us.

     The incentive plan generally treats awards to employees and awards to independent contractors alike, and the following discussion of employee awards applies, except as noted, equally to awards to independent contractors. For purposes of Section 16(b) of the Securities Exchange Act of 1934, which could impose so-called short-swing trading liabilities on our directors and executive officers in connection with their purchases and sales of common stock within any six-month period, the incentive plan will qualify for the exemptions from that section which Exchange Act Rule 16b-3 provides.

     The compensation committee of the board of directors will administer the incentive plan, except as it applies to nonemployee directors. This committee will consist of at least two nonemployee directors. It has the exclusive power to:

         o administer the incentive plan and take all actions the plan specifically contemplates or are necessary or appropriate in the administration of the plan;

         o   interpret the plan;

         o adopt such rules, regulations and guidelines as it deems necessary, proper or in keeping with the objectives of the plan.

This committee may, in its discretion:

         o extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any employee award;

         o waive any restriction or other provision of the incentive plan or in any employee award;

         o amend or modify any employee award in any manner that is (1) not adverse to the holder of that award or (2) consented to by that holder; or

         o delegate some of its duties under the plan to our senior executive officers.

     EMPLOYEE AWARDS. Employee awards may be in the form of:

         o options to purchase a specified number of shares of common stock at a specified price which may be denominated in either or both of common stock or units denominated in common stock;

         o stock appreciation rights, or SARs, to receive a payment, in cash or common stock, equal to the fair market value or other specified value of a number of shares of common stock on the rights exercise date over a specified strike price;

         o restricted or unrestricted stock awards consisting of common stock or units denominated in common stock;

         o   cash awards; and

         o performance awards denominated in cash, common stock, units denominated in common stock or any other property which are subject to the attainment of one or more performance goals.

     Subject to parameters the incentive plan sets forth, the compensation committee will determine the recipients of employee awards and the terms, conditions and limitations applicable to each employee award, which conditions may, but need not, include continuous service, achievement of specific business objectives or goals, increases in specified indices or other comparable measures of performance.

     The incentive plan parameters respecting employee awards include the following:

         o an option may be either an incentive stock option that meets, or a nonqualified stock option that does not meet, the requirements of
             Section 422 of the Internal Revenue Code and, unless the compensation committee specifies otherwise, must have an exercise price of not less than the fair market value of a share of common stock on the date of grant;

         o the compensation committee must establish the performance goal or goals for each employee performance award while it is substantially uncertain whether the goal or goals will be met and prior to the earlier to occur of (1) 90 days after the commencement of the performance measurement period for that award and (2) the elapse of 25% of that period; and

         o the Committee may not grant any employee: (1) during any one-year period, (a) options or SARs covering more than 250,000 shares of common stock or (b) stock awards covering or relating to more than 10,000 shares of common stock (the limitations referred to in this clause (1) being the "stock-based awards limitations"); or (2) cash awards, including performance awards denominated in cash, having a value determined on the date of grant in excess of $1.0 million.

Except for the parameter respecting the initial exercise price of options, these parameters do not apply to independent-contractor awards.

     The exercise price of an option may be paid with cash or, according to methods determined by the committee, with common stock or with any other employee award the exerciser has owned for at least six months.

     We are currently developing a performance-based annual cash bonus program under the incentive plan. Participants in that program would be eligible to earn bonuses equal to specified percentages of their annual base salaries.

     NONEMPLOYEE DIRECTOR AWARDS. Nonemployee director awards will be granted either automatically or at the option of nonemployee directors in lieu of director's fees. When this offering closes, we will automatically grant each nonemployee director who is not an owner of a business we initially will acquire nonqualified stock options to purchase 10,000 shares of common stock. In addition, on the first business day of the month following the date on which we hold each annual meeting of our stockholders, we will automatically grant each nonemployee director nonqualified stock options to purchase 5,000 shares of common stock. The board of directors may increase subsequent annual director awards to not more than 15,000 shares. The incentive plan also provides for the grant of prorated option awards to persons who become nonemployee directors otherwise than at an annual meeting of stockholders.

     Each nonqualified stock option granted to a nonemployee director will:

         o   have a five-year term;

         o have a cash exercise price per share equal to the fair market value of a share of common stock on the date of its grant; and

         o become exercisable on the date that is 180 days after the date of grant.

The initial price to the public in this offering will be the exercise price of the nonemployee-director options we will grant when this offering closes.

     Each year, any nonemployee director may elect to receive a restricted award of common stock in lieu of the director's fees he or she otherwise would receive during the next year.

     OTHER PROVISIONS. If the compensation committee approves, payments in respect of employee awards may be deferred by any employee. At the discretion of the the compensation committee, an employee may be offered an election to substitute an award for another award or awards of the same or different type.

     We will have the right to deduct applicable taxes from any employee award payment and withhold, at the time of delivery or vesting of cash or shares of common stock under the incentive plan, an appropriate amount of cash or number of shares of common stock, or combination thereof, for the payment of taxes. The compensation committee may permit withholding to be satisfied by the transfer to us of shares of common stock previously owned by the holder of the employee award for which withholding is required and/or cause us to make a short-term or demand loan to an employee or independent contractor to permit the payment of taxes required by law.

     The board of directors may amend, modify, suspend or terminate the incentive plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that no change that would impair the rights of any holder of an award with respect to that award may be made without the consent of that holder.

     If any subdivision, split or consolidation of outstanding shares of common stock, or any declaration of a stock dividend payable in shares of common stock, occurs, the board of directors will make appropriate adjustments to the following:

         o the number of shares of common stock reserved under the incentive plan;

         o the number of shares of common stock covered by outstanding awards in the form of common stock or units denominated in common stock;

         o   the exercise or other price in respect of such awards;

         o the appropriate fair market value and other price determinations for awards in order to reflect such transactions;

         o the number of shares of common stock covered by options automatically granted to nonemployee directors;

         o the number of shares of common stock covered by restricted stock awards automatically granted to nonemployee directors; and

         o   the stock-based awards limitations.

     If we recapitalize or effect a capital reorganization, consolidate or merge with another entity, adopt any plan of exchange affecting the common stock or make any distribution to holders of common stock of securities or property, other than normal cash dividends, if any, the board of directors will make such adjustments or other provisions as it may deem equitable to give effect to such transaction, including adjustments to the amounts or other items referred to in the immediately preceding paragraph other than with respect to the number of shares of common stock reserved under the incentive plan. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the board of directors will be authorized in its sole discretion, to:

         o issue or assume awards by means of substitution of new awards for previously issued awards or to assume previously issued awards as part of such adjustment;

         o make provisions, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, awards and the termination of options that remain unexercised at the time of such transaction; or

         o provide for the acceleration of the vesting and exercisability of options and their cancellation in exchange for such payment as the board of directors determines is a reasonable approximation of the value thereof.

     TAX IMPLICATIONS OF AWARDS. The following summarizes the United States federal income tax consequences to employees, nonemployee directors and us from the grant and exercise of incentive plan awards. It does not address the effect of any other tax law.

     The grant of an option or SAR is not a taxable event. The exercise of a nonqualifed stock option or an SAR will result in taxable ordinary compensation income. The exercise of an incentive stock option will not result in taxable ordinary compensation income, but may subject the exerciser to the alternative minmum tax. The disposition of stock issued on the exercise of an incentive stock option will be a taxable event. How long that stock has been held will determine whether that event will result in capital gain or ordinary compensation income. If the holder of an option uses common stock he already owns to pay any part of the execise price of that option, he will not recognize capital gain as a result of that use.

     Cash awarded under the incentive plan will constitute taxable ordinary compensation income when delivered or made available to the awardee. Common stock delivered as a stock or performance award also will constitute taxable ordinary compensation income when delivered. If the stock is both nontransferable and subject to a substantial risk of forfeiture at the time of delivery, the awardee may elect to defer recognizing that income until such time as the stock becomes transferable and is no longer subject to that risk.

     When an employee recognizes compensation income as a result of an award, he will be subject to withholding for federal income tax at that time.

     We generally will be entitled to a deduction for federal income tax purposes which corresponds as to amount and timing to the compensation income realized by others as a result of incentive-plan awards. The Internal Revenue Code, however, will limit our deductions to amounts constituting both reasonable compensation for services rendered or to be rendered and ordinary, necessary business expenses and will disallow deductions of amounts constituting excess parachute payments made or deemed made in connection with a change in control of an employer. In addition, Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction for total remuneration we may pay in excess of $1.0 million to our chief executive officer or to any of our other four most highly compensated officers in any one year. Total renumeration would include income these officers recognize as a result of awards under the incentive plan. In the case of performance-based compensation, exceptions to Section 162(m) currently apply if designated requirements are met. We intend generally to satisfy these requirements in connection with the grant and payment of performance-based awards, including options and SARS, and have included this description of the incentive plan to satisfy one of those requirements. We may not be able to satisfy these requirements in all cases and may, in our sole discretion, determine in one or more cases that it is in our best interests not to satisfy these requirements even if we are able to do so.

OTHER PLANS

     We intend to adopt deferred compensation, supplemental disability, supplemental life and retirement or other benefit or welfare plans in which our executive officers will be eligible to participate.

                              CERTAIN TRANSACTIONS

ORGANIZATIONAL TRANSACTIONS

     We issued and sold 200 shares of common stock in October 1997 to Main Street Merchant Partners II, L.P. for $10 per share. Mr. Foster, the chairman of our board, is a managing director of Main Street. In December 1998, we issued and sold 20 shares of common stock to Mr. Martineau, our chief executive officer and one of our directors, for $10 per share. At that time, we also issued and sold 15 shares of common stock to Mr. Harlan, our chief financial officer and one of our directors, together with his family trust, for $10 per share. As a result of a March 1999 10,000-for-1 stock split of all these shares and a subsequent reclassification of Main Street's shares, Main Street now owns one share of Class A common stock, Mr. Martineau owns 200,000 shares of common stock and Mr. Harlan, together with his family trust, owns 150,000 shares of common stock. The share of Class A common stock automatically will convert into 1,602,255 shares of common stock before this offering closes.

     In March 1999, following the stock split, we issued 801,000 shares of common stock to American Ready-Mix, L.L.C., a company formed by Auburn Capital, L.L.C. and National Acquisition Services, L.L.C., for nominal consideration. Mr. Martineau and Murray S. Simpson, who will become one of our directors when this offering closes, each own an equity interest in American Ready-Mix. Also in March 1999, we issued 50,000 shares to Charles Sommer, our corporate controller, and 25,000 shares to each of John R. Colson and Peter T. Dameris, who will become members of our board, in each case for nominal consideration. As a result of these issuances, Messrs. Martineau, Harlan, Sommer, Colson and Dameris, Main Street and American Ready-Mix collectively will own 18.9% of the total shares outstanding immediately after this offering closes.

     Since August 1998, Main Street has advanced funds to enable us to pay our expenses in connection with our efforts to effect our initial acquisitions and this offering. At April 30, 1999, these advances totaled $1.6 million. Our $3.0 million of estimated expenses of this offering include these advances, and we will repay them, plus interest accrued at the rate of 6% per year, from our gross proceeds from this offering.

     When this offering closes, we then will pay a total of $23.3 million in cash and issue 8,985,288 shares of common stock to acquire six businesses. We also then will assume all the indebtedness of the six businesses. That indebtedness totaled approximately $14.7 million as of March 31, 1999 on a combined historical basis.

     The table below sets forth the consideration we will pay to purchase each of the six businesses, excluding increases or decreases in cash amounts which may result from post-closing working-capital adjustments. In the case of each of Central, Walker's, Bay Cities and Opportunity, we have agreed that if that business has working capital when this offering closes which (1) exceeds a specified minimum and (2) includes cash and cash equivalents that also exceed a specified minimum, we will pay the owners of that business additional cash consideration in an amount equal to the lesser of that excess in cash or cash equivalents or the following amount: Central -- $3.7 million; Walker's -- $1.8 million; Bay Cities -- $2.1 million; and Opportunity -- $1.4 million. The cash column also excludes approximately $0.6 million the owner of Baer will use immediately after this offering closes to purchase from Baer for cash at no more than their respective fair market values life insurance policies, notes owed by his family members and other assets.

                                                        SHARES OF
                                           CASH        COMMON STOCK
                                        -----------    ------------
                                          (DOLLARS IN THOUSANDS)
Central..............................     $ 3,888        3,120,130
Walker's.............................       6,331        2,234,339
Bay Cities...........................       8,602        1,871,310
Opportunity..........................       1,430        1,034,291
Baer.................................       1,200          423,529
Santa Rosa...........................       1,861          301,689
                                        -----------    ------------
     Total...........................     $23,312        8,985,288
                                        ===========    ============

     Central, Opportunity and Santa Rosa are S corporations. Before this offering closes, they will make distributions in cash or other assets or short-term notes to their owners in amounts equal to the balances of their retained earnings on which those owners have paid or will pay income taxes, including 1999 earnings. At March 31, 1999, those balances were as follows:
Central -- $8.0 million; Opportunity -- $2.0 million; and Santa Rosa -- $0.7 million.

     We negotiated the purchase price we will pay for each of the six businesses through arm's-length negotiations between us and one or more owners or representatives of that business. We used the same general valuation methodology to determine the purchase price we were willing to pay for each business. Our valuation methodology included a combination of discounted cash flow analyses, comparisons to other recent acquisition transactions in our industry and comparisons of the resulting valuation multiples to other acquisitions. We did not rely on any independent appraisal to determine our valuations.

     The closing of each acquisition is subject to customary conditions, including, among others:

         o the continuing accuracy of the representations and warranties made by the applicable business, its stockholders and us;

         o the performance of each of their respective covenants their acquisition agreement contains; and

         o the absence of any legal action or proceeding reasonably likely to result in a material adverse change in the business, results of operations or financial condition of the business prior to the closing date.

     When this offering closes, some of the businesses we will acquire will have indebtedness outstanding which their owners have personally guaranteed. We intend to use borrowings under our credit facility to repay substantially all that indebtedness.

     In the acquisition agreements, all principal owners of each of the businesses have agreed not to compete with us for a period of five years commencing on the date this offering closes. We will grant registration rights to the former owners of the businesses. See "Shares Eligible for Future Sale."

ACQUISITIONS INVOLVING DIRECTORS, OFFICERS AND STOCKHOLDERS

     Persons who will become our directors, executive officers or beneficial owners of 5% or more of our common stock will receive the following consideration in the acquisitions for their equity interests in their businesses, excluding increases or decreases in cash amounts which may result from post-closing adjustments:

                                                    SHARES OF
                NAME                     CASH      COMMON STOCK
-------------------------------------  ---------   ------------
                                        (DOLLARS IN THOUSANDS)
William T. Albanese(1)...............  $   1,637     1,313,575
Thomas J. Albanese(1)................      1,637     1,313,575
Michael D. Mitschele(2)..............      1,200       423,529
Gloria Satterfield...................      4,126       897,667
Murray S. Simpson(3).................        327       233,760
Neil J. Vannucci.....................      4,126       897,667
Robert S. Walker(4)..................      6,331     2,234,339
                                       ---------   ------------
     Total...........................  $  19,384     7,314,112
                                       =========   ============

------------

(1) Includes amounts received as co-trustee of a trust.

(2) Excludes approximately $600,000 in cash Mr. Mitschele will use immediately after this offering closes to purchase life insurance policies and other assets from Baer.

(3) Includes amounts received by Mr. Simpson or his wife as trustees of trusts and amounts deemed received by Mr. Simpson or his family through American Ready-Mix.

(4) Includes amounts deemed beneficially received as co-trustee of a trust and as general partner of a limited partnership.

     For a discussion of how we determined the amount of consideration we will pay for each of the six businesses we initially will acquire, see
"-- Organizational Transactions."

REAL ESTATE AND OTHER TRANSACTIONS

     When this offering closes, we will enter into new facilities leases or, in some cases, extend existing leases, with stockholders or affiliates of stockholders of Central and Baer. Those leases generally will provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. The following summarizes the initial annual rentals to be paid to the stockholders, or affiliates of stockholders, of the indicated businesses during the initial lease terms:

                                        NUMBER OF      AGGREGATE
                                        FACILITIES   ANNUAL RENTALS
                                        ---------    --------------
     Central.........................      2            $272,400
     Baer............................      2             228,000


We believe the rentals we will pay under each of these leases are at fair-market rates. William T. Albanese, an owner of Central, and Michael D. Mitschele, the owner of Baer, will become members of our board of directors when this offering closes.

     In January 1999, Central distributed to its stockholders one of the facilities we will lease from them. The facility had a book value of approximately $1.1 million at the time of distribution.

     Central purchases aggregates and related services from time to time from a company owned by two trusts of which William T. Albanese and Thomas J. Albanese are co-trustees. Central's purchases from this company totaled $81,000 in 1996, $104,000 in 1997 and $274,000 in 1998. We expect to continue these purchases on customary terms.

     Walker's historically has used a company Robert S. Walker owns for raw materials trucking services. Walker's paid this company $293,000 in 1996, $657,000 in 1997 and $772,000 in 1998 for these hauling services. We believe the financial and other terms on which this company performs these services are fair and substantially equivalent to terms we could obtain from an unaffiliated third party. We expect to continue this arrangement following the closing of this offering. Mr. Walker will become one of our directors when this offering closes.

     Bay Cities sells materials from time to time to a contracting company in which Gloria Satterfield, an owner of Bay Cities, has a 50% ownership interest. Its sales to this company totaled $157,000 in 1996, $62,000 in 1997 and $87,000 in 1998. At December 31, 1998, Bay Cities had an outstanding account receivable from this company in the amount of $309,000 which we expect Bay Cities will collect before this offering closes. Bay Cities may continue to make sales to this company on substantially equivalent terms we could obtain from an unaffiliated third party.

     Immediately following the closing of this offering, Michael D. Mitschele, the current owner of Baer, will use approximately $600,000 of his cash proceeds from our acquisition of Baer to purchase from Baer life insurance policies, notes owed by his family members and other assets for their respective fair market values. Mr. Mitschele will become one of our directors when this offering closes.

COMPANY POLICY

     Except as we describe above, we expect any future transactions with our directors, officers, employees or affiliates will be minimal and will, in any case, be approved by a majority of our board, including a majority of its disinterested members.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial ownership of our common stock immediately after this offering closes of: (1) each person who then will beneficially own more than 5% of the shares of our common stock then outstanding; (2) each of our executive officers; (3) each person who then will be one of our directors; and (4) all our directors and executive officers as a group.

                                            SHARES TO BE
                                         BENEFICIALLY OWNED
                                       ----------------------
          BENEFICIAL OWNER               NUMBER       PERCENT
-------------------------------------  -----------    -------
Robert S. Walker(1)..................    2,234,339      14.3%
Main Street Merchant Partners II,
  L.P.(2)............................    1,602,255      10.2%
Vincent D. Foster(3).................    1,602,255      10.2%
Thomas J. Albanese(4)................    1,313,575       8.4%
William T. Albanese(5)...............    1,313,575       8.4%
Gloria Satterfield...................      897,667       5.7%
Neil J. Vannucci.....................      897,667       5.7%
American Ready-Mix L.L.C. ...........      801,000       5.1%
Michael D. Mitschele.................      423,529       2.7%
Murray S. Simpson(6).................      301,845       1.9%
Eugene P. Martineau(7)...............      300,000       1.9%
Michael W. Harlan(8).................      150,000      *
Charles W. Sommer....................       50,000      *
John R. Colson(9)....................       25,000      *
Peter T. Dameris(9)..................       25,000      *
Directors and executive officers as a
  group (11 persons).................    7,323,210      46.8%

------------

 *  Less than one percent.

(1) Includes amounts deemed beneficially received by Mr. Walker as co-trustee of the Walker Family Trust and as general partner of Karob Investment Co., L.P.

(2) Main Street Merchant Partners II, L.P., is a Delaware limited partnership whose only general partner is Main Street Management Partners, L.P., a Delaware limited partnership whose only general partner is Main Street Merchant Advisors, L.L.C., a Delaware limited liability company whose only members are Sam W. Humphreys and Vincent D. Foster, one of our directors.

(3) Includes 1,602,255 shares issued to Main Street Merchant Partners, II, L.P., of which Mr. Foster is a managing director.

(4) Includes amounts deemed beneficially received by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust.

(5) Includes amounts deemed beneficially received by Mr. Albanese as co-trustee of the William T. Albanese 1981 Trust.

(6) Includes (1) 116,880 shares deemed beneficially owned by Mr. Simpson's wife as trustee of the MSS 1998 GRAT, (2) 116,880 shares deemed beneficially owned by Mr. Simpson as trustee of the CSS 1998 GRAT and (3) 68,085 shares deemed beneficially owned by Mr. Simpson through his family's ownership in American Ready-Mix, L.L.C. Mr. Simpson disclaims beneficial ownership of 128,880 of those shares.

(7) Includes 100,000 shares owned by American Ready-Mix L.L.C., of which Mr. Martineau owns a 12.5% interest.

(8) Includes 50,000 shares owned by Mr. Harlan, as trustee of the Michael and Bonnie Harlan 1996 Trust.

(9) Shares shown do not include shares that Messrs. Colson and Dameris intend to acquire directly from the underwriters in connection with this offering.

     Except as otherwise indicated, the address of each person listed in the above table is U.S. Concrete, Inc., 1360 Post Oak Blvd., Suite 800, Houston, Texas 77056. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of our common stock could drop because of sales of a large number of shares in the open market after this offering or the perception that those sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

     When this offering closes, 15,638,543 shares of common stock will be outstanding. The public may freely trade the shares we sell in this offering. We have not registered our remaining outstanding shares under the Securities Act, and their holders may resell them only following their effective registration under the Securities Act or an available exemption from the Securities Act's registration requirements.

     Holders of our currently outstanding shares and those to whom we issue shares in connection with our initial acquisitions generally will be able to
sell these shares in the open market beginning in       , 2000 if they comply
with Securities Act Rule 144. From that time and until           , 2001, Rule
144 generally will permit each holder of these shares to sell any number of shares that does not exceed the greater of the following within any three-month period:

         o 1% of the then-outstanding shares, which will be 156,385 shares immediately on closing of this offering; and

         o the average weekly trading volume during a preceding period of four calendar weeks.

Beginning in       , 2001, these volume limitations will not apply to holders of these shares who are not, at the time of sale or at any time during the preceding three months, our affiliates.

     It is possible that the SEC will amend Rule 144 to permit holders of our unregistered shares to sell them sooner and in larger amounts than Rule 144 currently permits.

     For a period of 180 days following the date of this prospectus, we may not issue any shares without the prior written consent of Scott & Stringfellow, Inc., except in connection with acquisitions and incentive-plan awards. See "Underwriting."

     Our executive officers, directors and current stockholders and the owners of the businesses we will initially acquire have agreed with us that they will not sell any shares of common stock they own when this offering closes for a period of one year following that closing. After that time, they may exercise "piggyback" registration rights we have granted them which would enable them to sell those shares, generally at our expense, as a part of any public offering we register under the Securities Act to sell additional unissued shares of common stock. We may limit the number of shares we have to register on behalf of these holders in any offering if the managing underwriter or our financial advisor determines that market conditions so require.

     We intend to register 3,000,000 shares of common stock under the Securities Act shortly after this offering closes for issuance in connection with future acquisitions. Under Securities Act Rule 145, the volume limitations and other applicable requirements of Rule 144 will apply to resales of these shares by affiliates of the businesses we acquire for (1) a period of one year from the date of their acquisition or (2) such shorter period as the SEC may prescribe. Otherwise, holders of these shares who are not our affiliates could resell these shares without restriction in the open market unless we contractually restrict their sale. Sales of these shares during the 180 days following the date of this prospectus would require the prior written consent of Scott & Stringfellow, Inc.

     When this offering closes, we will have (1) incentive-plan options outstanding to purchase up to a total of 1,150,000 shares of common stock and
(2) warrants outstanding to purchase up to 200,000 shares of common stock which we will issue to the representatives of the underwriters for this offering for services they will render through the date this offering closes. See "Underwriting." We will file a registration statement on Form S-8 under the Securities Act to register the shares of common stock we will issue under the incentive plan. Holders of these shares generally may resell them publicly, subject to the volume and other limitations of Rule 144 in the case of holders who are our affiliates.

                          DESCRIPTION OF CAPITAL STOCK

     When this offering closes, our certificate of incorporation will authorize us to issue 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. Each authorized share has a par value of $.001. Our board does not presently intend to seek the approval of our stockholders before we issue any of our currently authorized stock, unless law or the applicable rules of any stock exchange or market otherwise require. We refer you to our certificate of incorporation, which is an exhibit to the registration statement of which this prospectus is a part and which qualifies the following summary in its entirety by this reference.

COMMON STOCK

     Each share of common stock has one vote in the election of each director and on other corporate matters, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in such amounts and at such times as our board in its discretion may declare out of funds legally available for the payment of dividends. See "Dividend Policy."

PREFERRED STOCK

     At the direction of our board, we may issue shares of preferred stock from time to time. Our board may, without any action by holders of the common stock:

         o adopt resolutions to issue preferred stock in one or more classes or series;

         o fix or change the number of shares constituting any class or series of preferred stock; and

         o establish or change the rights of the holders of any class or series of preferred stock.

The rights any class or series of preferred stock may evidence may include:

         o   general or special voting rights;

         o   preferential liquidation or preemptive rights;

         o   preferential cumulative or noncumulative dividend rights;

         o   redemption or put rights; and

         o   conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

         o adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

         o   discourage an unsolicited proposal to acquire us; or

         o   facilitate a particular business combination involving us.

Any such action could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

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
STOCKHOLDER RIGHTS PLAN

     Each share of common stock offered hereby includes one right to purchase from us a unit consisting of one one-hundredth of a share of our Series A junior participating preferred stock at an exercise price of $35.00 per unit, subject to adjustment. We refer you to the rights agreement between a rights agent and us, the form of which is an exhibit to the registration statement of which this prospectus is a part and which qualifies the following summary of the rights in its entirety.

     The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the "rights distribution date." That date would occur, except in some cases, on the earlier of:

         o 10 days following a public announcement that a person or group of affiliated or associated persons (collectively, an "acquiring person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock; or

         o 10 business days following the start of a tender or exchange offer that would result, if closed, in a person becoming an acquiring person.

Our board may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

     Until the rights distribution date:

         o   common stock certificates will evidence the rights;

         o   the rights will be transferable only with those certificates;

         o those certificates will contain a notation incorporating the rights agreement by reference; and

         o the surrender for transfer of any of those certificates also will constitute the transfer of the rights associated with the stock that certificate represents.

     The rights are not exercisable until after the rights distribution date and will expire at the close of business on April 30, 2009, unless we earlier redeem or exchange them as we describe below.

     As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on that date and, from and after that date, only separate rights certificates will represent the rights.

     We will not issue rights with any shares of common stock we issue after the rights distribution date, except (1) as our board otherwise may determine and
(2) together with shares of common stock we issue as a result of previously established incentive plans or convertible securities.

     A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a "permitted offer."
The rights agreement defines "permitted offer" to mean a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent members of our board determines to be fair to and otherwise in our best interests and the best interests of our stockholders.

     If a flip-in event occurs, we may, at any time until 10 days following the first date that the flip-in event is publicly announced, redeem the rights in whole, but not in part, at a redemption price of $.01 per right. At our option, we may pay that redemption price in cash, shares of common stock or any other consideration our board selects. If our board timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

     If a flip-in event occurs and we do not redeem the rights, each right, other than any right that has become null and void as we describe below, will become exercisable, at the time we no longer may redeem it, to receive the number of shares of common stock (or, in some cases, cash, property or other of our securities) which has a "current market price" (as the rights agreement defines that term) equal to two times the exercise price of the right.

     When a flip-in event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

     A "flip-over event" will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person, (1) we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above, or (2) 50% or more of our assets or earning power is sold or transferred. If a flip-over event occurs, each holder of a right (except rights that previously have become void as we describe above) thereafter will have the right to receive, on exercise of that right, the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of the right.

     The number of outstanding rights associated with a share of common stock, the number of fractional shares of junior participating preferred stock issuable on exercise of a right and the exercise price of the rights are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock occurring prior to the rights distribution date. The exercise price of the rights and the number of fractional shares of junior participating preferred stock or other securities or property issuable, on exercise of the rights also are subject to adjustment from time to time to prevent dilution in the event of some transactions affecting the junior participating preferred stock.

     With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of that exercise price. It also will not require us to issue fractional shares of junior participating preferred stock that are not integral multiples of one one-hundredth and, in lieu thereof, we will make a cash adjustment based on the market price of the junior participating preferred stock on the last trading date prior to the date of exercise. The rights agreement reserves to us the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of junior participating preferred stock.

     At any time after the occurrence of a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of the shares of common stock then outstanding or the occurrence of a flip-over event, we may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities we deem to have the same value as one share of common stock, per right, subject to adjustment.

     During the time we may redeem the rights, we may, at the direction of our board, amend any of the provisions of the rights agreement other than the redemption price. Thereafter, we may amend the provisions of the rights agreement, other than the redemption price, only as follows:

         o   to cure any ambiguity, defect or inconsistency;

         o to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

         o to shorten or lengthen any time period under the rights agreement; provided, however, that we cannot lengthen the time period governing redemption if the rights are no longer redeemable.

     Until a right is exercised, the holder thereof, as such, will have no rights to vote or receive dividends or any other rights as a stockholder.

     The rights will have antitakeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us, even if that acquisition may be favorable to the interests of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination the board approves. We are issuing the rights to protect our stockholders from coercive or abusive takeover tactics and to afford our board more negotiating leverage in dealing with prospective acquirers.

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
STATUTORY BUSINESS COMBINATION PROVISION

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years following the date that person became an interested stockholder unless:

         o before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

         o on completion of the transaction that resulted in that person's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         o following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors approve or do not oppose that extraordinary transaction.

OTHER MATTERS

     Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent Delaware law permits, and no member of our board will be personally liable for monetary damages for breach of the member's fiduciary duty as a director, except for liability:

         o for any breach of the member's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers which indemnify them to the fullest extent Delaware law and our certificate of incorporation permit.

     Our certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our bylaws provide that only the chairman of our board or a majority of the board may call a special meeting of our board or of our stockholders.

     Our certificate of incorporation provides that our board will consist of three classes of directors serving for staggered terms. We contemplate that stockholders will elect approximately one-third of the board each year. Board classification could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board until the second annual stockholders' meeting following the date that party obtains that control.

     Our certificate of incorporation provides that the number of directors will be as the board determines from time to time, but will not be less than three. It also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, along with the provisions authorizing the board to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

     Our bylaws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the board at any annual or special meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to the board or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting. These stockholder proposal deadlines are subject to exceptions (1) respecting the 2000 annual meeting and (2) if the pending annual meeting date differs by more than specified periods from that anniversary date. If the chairman of our board or a majority of the board calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our bylaws prescribe the specific information any advance written stockholder notice must contain. We refer to our bylaws, which are an exhibit to the registration statement of which this prospectus is a part and qualify the foregoing summary by this reference.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company will serve as the transfer agent and registrar for the common stock.

                                  UNDERWRITING

     Scott & Stringfellow, Inc. and Sanders Morris Mundy Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement by and between the underwriters and us, we agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the number of shares of common stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this prospectus:


                                            NUMBER
              UNDERWRITER                  OF SHARES
----------------------------------------   ---------
Scott & Stringfellow, Inc...............
Sanders Morris Mundy Inc................

                                           ---------
     Total..............................   3,800,000
                                           =========

     The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent, and that the underwriters are committed to purchase all the shares of common stock offered hereby if they purchase any. If an underwriter fails to keep its purchase commitment, the underwriting agreement provides that, in some circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     The shares of common stock are being offered by the underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of specified legal matters by counsel for the underwriters and other conditions the underwriting agreement describes. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     The representatives have advised us that the underwriters propose initially to offer the common stock to the public at the public offering price set forth on the cover page of this prospectus, and to specified dealers at that price
less a concession of not more than $     per share. The underwriters may allow,
and such dealers may reallow, a discount of not more than $     per share to
other specified dealers. After the initial public offering, the representatives may change the public offering price and the other selling terms. The common stock is offered subject to receipt and acceptance by the underwriters, and to other specified conditions, including the right to reject orders in whole or in part.

     We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to a maximum of 570,000 additional shares of common stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the underwriters. To the extent the underwriters exercise that option, each of the underwriters will be committed, subject to the conditions the underwriting agreement describes, to purchase such additional shares in approximately the same proportion as the number of shares to be purchased initially by that underwriter bears to the total number of shares to be purchased initially by all the underwriters.

     We have agreed to grant the representatives of the underwriters warrants to purchase an aggregate of 200,000 shares of our common stock at the initial public offering price. The managing underwriters may exercise the warrants at any time after the first anniversary of this offering. The warrants will expire on the third anniversary of this offering. The warrants provide that the representatives may not transfer the warrants for a period of one year from the effective date of the registration statement relating to this offering; provided, however, that during that period the warrants and any shares issued pursuant to the exercise of the warrants may be transferred to any member of the National Association of Securities Dealers who is participating in the offering and their officers or partners.

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
     The following table shows the per share and total public offering price, the underwriting discount we will pay to the underwriters and the proceeds we will receive. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.


                                                                       WITH
                                     PER SHARE     WITHOUT OPTION     OPTION
                                     ---------     --------------     ------
Public Offering Price.............    $                $              $
Underwriting Discount.............    $                $              $
Proceeds to U.S. Concrete.........    $                $              $

     We estimate our expenses of this offering, exclusive of the underwriting
discount, will be $       .

     Our executive officers and directors beneficially holding shares of common stock prior to the offering have agreed that during the 180-day period following the date of the prospectus, they will not (1) directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (2) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock whether any such swap or transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of Scott & Stringfellow, Inc., on behalf of the underwriters. In evaluating any request for such a consent, Scott & Stringfellow, Inc. has advised us that it will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including the recent trading market for our common stock, the number of shares to which the request relates and, in the case of a request we make to issue additional equity securities, the purpose of that issuance.

     We have agreed that, for a period of 180 days from the date of this prospectus we will not, without the prior written consent of Scott & Stringfellow, Inc., offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock, except that we may issue shares of common stock
(1) in connection with acquisitions and (2) under the incentive plan.

     The representatives have informed us that the underwriters do not expect to make sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered hereby.

     The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in respect thereof.

     The underwriters have reserved for sale, at the initial public offering price, up to 380,000 shares of common stock for our employees, directors and business associates, and other persons we have designated, who have expressed an interest in purchasing shares of our common stock. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered hereby.

     Prior to this offering, there has been no public trading market for the common stock. Consequently, the initial public offering price of the common stock will be determined by negotiations between the representatives and us. Among the factors they and we will consider in those negotiations are:

         o the operating histories of the six businesses we initially will acquire viewed on a combined basis;

         o the future prospects for U.S. Concrete and the ready-mixed concrete industry;

         o   the present state of U.S. Concrete's development;

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
         o   an assessment of U.S. Concrete's management;

         o the general condition of the economy and the securities markets at the time of this offering; and

         o the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

     Our common stock has been approved for quotation on the Nasdaq National Market, subject to official notice of issuance, under the symbol "RMIX."

     Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and specified selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives are permitted to engage in specified transactions that stabilize the price of the common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. If the underwriters create a short position in the common stock in connection with this offering, that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The representatives may also impose a penalty bid on underwriters and selling group members in some cases. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither we nor any of the underwriters make any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Two shareholders and directors of Sanders Morris Mundy Inc. are limited partners in Main Street Merchant Partners II, L.P. The shares of common stock these two individuals beneficially own represent less than 1% of the common stock to be outstanding immediately after this offering closes. These two individuals purchased their limited partnership interests in Main Street in 1997.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the common stock offered hereby are being passed on for U.S. Concrete by Baker & Botts, L.L.P., Houston, Texas, and for the underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The audited financial statements of U.S. Concrete and each of the companies we initially will acquire which are included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance on such reports given upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-1 we have filed under the Securities Act with the SEC with respect to this offering. This prospectus does not contain all the information the registration statement sets forth or its exhibits, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements this prospectus makes respecting the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. Interested persons may (1) inspect the registration statement and its exhibits, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048 and (2) obtain copies of all or any part of the registration statement at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

     As a result of this offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        ----
Unaudited Pro Forma Combined
  Financial Statements
     Basis of Presentation...........    F-2
     Unaudited Pro Forma Combined
      Balance Sheet -- March 31,
      1999...........................    F-3
     Unaudited Pro Forma Combined
      Statement of Operations for the
      Year Ended December 31, 1998...    F-4
     Unaudited Pro Forma Combined
      Statement of Operations for the
      Three Months Ended March 31,
      1999                               F-5
     Unaudited Pro Forma Combined
      Statement of Operations for the
      Three Months Ended March 31,
      1998...........................    F-6
     Notes to Unaudited Pro Forma
      Combined Financial
      Statements.....................    F-7
Historical Financial Statements
  U.S. Concrete, Inc.
     Report of Independent Public
      Accountants....................   F-15
     Balance Sheets..................   F-16
     Statements of Operations........   F-17
     Statements of Stockholders'
      Equity.........................   F-18
     Statements of Cash Flows........   F-19
     Notes to Financial Statements...   F-20
  Central Concrete Supply Co., Inc.
     Report of Independent Public
      Accountants....................   F-24
     Balance Sheets..................   F-25
     Statements of Operations........   F-26
     Statements of Stockholders'
      Equity.........................   F-27
     Statements of Cash Flows........   F-28
     Notes to Financial Statements...   F-29
  Walker's Concrete, Inc.
     Report of Independent Public
      Accountants....................   F-38
     Balance Sheets..................   F-39
     Statements of Operations........   F-40
     Statements of Stockholder's
      Equity.........................   F-41
     Statements of Cash Flows........   F-42
     Notes to Financial Statements...   F-43
  Bay Cities Building Materials Co.,
     Inc. And Subsidiary
     Report of Independent Public
      Accountants....................   F-51
     Consolidated Balance Sheets.....   F-52
     Consolidated Statements of
      Operations.....................   F-53
     Consolidated Statements of
      Stockholders' Equity...........   F-54
     Consolidated Statements of Cash
      Flows..........................   F-55
     Notes to Consolidated Financial
      Statements.....................   F-56
  Opportunity Concrete Corporation
     Report of Independent Public
      Accountants....................   F-63
     Balance Sheets..................   F-64
     Statements of Operations........   F-65
     Statements of Stockholders'
      Equity.........................   F-66
     Statements of Cash Flows........   F-67
     Notes to Financial Statements...   F-68
  Baer Concrete, Incorporated
     Report of Independent Public
      Accountants....................   F-74
     Balance Sheets..................   F-75
     Statements of Operations and
      Other Comprehensive Income.....   F-76
     Statements of Stockholders'
      Equity.........................   F-77
     Statements of Cash Flows........   F-78
     Notes to Financial Statements...   F-79

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to (1) the acquisitions by U.S. Concrete, Inc. ("U.S. Concrete" or the "Company") of the outstanding capital stock of Central Concrete Supply Co., Inc. ("Central"), Walker's Concrete, Inc. ("Walker's"), Bay Cities Building Materials Co., Inc. ("Bay Cities"), Opportunity Concrete Corporation ("Opportunity"), Baer Concrete, Incorporated ("Baer"), and R. G. Evans/Associates d/b/a Santa Rosa Cast Products Co. ("Santa Rosa") (together, the "Founding Companies"), and related transactions and (2) the closing of U.S. Concrete's initial public offering. The acquisitions of the Founding Companies (the "Acquisitions") will occur simultaneously with the closing of the offering and will be accounted for using the purchase method of accounting. Central has been identified as the accounting acquirer for financial statement presentation purposes as its former stockholders will represent the largest voting interest within U.S. Concrete.

     The unaudited pro forma combined balance sheet gives effect to the acquisitions, various other transactions and events, the offering and application of the net proceeds, therefrom, and borrowings under the credit facility, as if they had occurred on March 31, 1999. The unaudited pro forma combined statement of operations gives effect to these transactions and events as if they had occurred on January 1, 1998 and 1999, respectively.

     U.S. Concrete has preliminarily analyzed the savings that is expected to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Founding Companies have contractually agreed to prospective reductions in salary, bonuses, benefits and lease payments, these reductions have been reflected in the unaudited pro forma combined statement of operations.

     U.S. Concrete expects that integration of the Founding Companies will present opportunities to realize cost savings through elimination of duplicative functions and the development of economies of scale. Management believes the Company should be able to (1) obtain greater discounts from suppliers, (2) borrow at lower interest rates, (3) consolidate insurance programs and (4) generate savings in other general and administrative areas. U.S. Concrete cannot quantify these savings until completion of the acquisitions and expects that they will be substantially offset by U.S. Concrete's corporate management and administration costs associated with being a public company and the systems integration, upgrading and replacement. Because these costs cannot be adequately quantified at this time, they have not been included in the pro forma financial information of U.S. Concrete.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. Management, however, does not expect the revisions, if any, to materially affect the accompanying pro forma information and does not believe that there are any other identifiable intangible assets to which any material purchase price can be allocated. The pro forma financial data do not purport to represent what U.S. Concrete's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of U.S. Concrete's financial position or results of operations for any future periods. Since the Founding Companies were not under common control or management, the pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of U.S. Concrete and certain of the Founding Companies included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES

          UNAUDITED PRO FORMA COMBINED BALANCE SHEET -- MARCH 31, 1999
                                 (IN THOUSANDS)

                                         U.S.
                                       CONCRETE   CENTRAL     WALKER    BAY CITIES   OPPORTUNITY     BAER     SANTA ROSA   COMBINED
                                       --------   --------   ---------  ----------   -----------   ---------  ----------   --------
               ASSETS
Current assets:
  Cash and cash equivalents..........  $    --    $  5,439   $   2,223   $  2,868      $ 1,465     $     195   $    192    $12,382
  Trade accounts and notes
    receivable.......................       --       8,517       4,507      8,763          619         1,304        272     23,982
  Receivable from owners of the
    Founding Companies...............       --          --          --         --           --            --         --         --
  Other receivables..................       --           2          94         --           14           120         --        230
  Inventories........................       --         815         255        124           79            96        316      1,685
  Prepaid expenses...................       --         737         173         12          140            --          3      1,065
  Other current assets...............       --          38         106        500            3            58          5        710
  Deferred tax asset.................       --          12         110         --           --            55         --        177
                                       --------   --------   ---------  ----------   -----------   ---------  ----------   --------
    Total current assets.............       --      15,560       7,468     12,267        2,320         1,828        788     40,231
Property, plant and equipment, net...       --       9,674       9,321      5,651        2,002         3,546        137     30,331
Other assets, net....................    7,356       1,155         545        230           42           765         --     10,093
Goodwill.............................       --          --          --         --           --            --         --         --
                                       --------   --------   ---------  ----------   -----------   ---------  ----------   --------
    Total assets.....................  $ 7,356    $ 26,389   $  17,334   $ 18,148      $ 4,364     $   6,139   $    925    $80,655
                                       ========   ========   =========  ==========   ===========   =========  ==========   ========
           LIABILITIES AND
        STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
    debt.............................  $    --    $  1,083   $     692   $    337      $   303     $     454   $     --    $ 2,869
  Line of credit.....................       --          --       2,764         --           --            --         --      2,764
  Payable to owners of the Founding
    Companies........................       --          --          --         --           --            --         --         --
  Accounts payable and accrued
    liabilities......................    1,564       6,792       4,020      9,586          796         1,524        212     24,494
                                       --------   --------   ---------  ----------   -----------   ---------  ----------   --------
    Total current liabilities........    1,564       7,875       7,476      9,923        1,099         1,978        212     30,127
New credit facility..................       --          --          --         --           --            --         --         --
Long-term debt.......................       --       4,029       1,158      2,171          607         1,091         --      9,056
Deferred tax liability...............       --          46       1,096        196           69           482         --      1,889
Stockholders' equity
  Subscription receivable............       (2)         --          --         --           --            --         --         (2)
  Common stock.......................        1          70           4         41           14            12          1        143
  Additional paid-in capital.........    9,572         554          38         38            7            10         --     10,219
  Treasury stock.....................       --          --          --         --           --          (936)        --       (936)
  Retained earnings..................   (3,779)     13,815       7,562      5,779        2,568         3,502        712     30,159
                                       --------   --------   ---------  ----------   -----------   ---------  ----------   --------
    Total stockholders' equity.......    5,792      14,439       7,604      5,858        2,589         2,588        713     39,583
                                       --------   --------   ---------  ----------   -----------   ---------  ----------   --------
    Total liabilities and
      stockholders' equity...........  $ 7,356    $ 26,389   $  17,334   $ 18,148      $ 4,364     $   6,139   $    925    $80,655
                                       ========   ========   =========  ==========   ===========   =========  ==========   ========

                                        PRO FORMA             PRO FORMA      POST MERGER          AS
                                       ADJUSTMENTS            COMBINED       ADJUSTMENTS       ADJUSTED
                                       -----------            ---------      -----------       ---------
               ASSETS
Current assets:
  Cash and cash equivalents..........   $ (12,382) a,d,e     $     --       $      -- f,g    $      --
  Trade accounts and notes
    receivable.......................          --             23,982               --           23,982
  Receivable from owners of the
    Founding Companies...............          -- c,d             --               --               --
  Other receivables..................        (120) c             110               --              110
  Inventories........................          --              1,685               --            1,685
  Prepaid expenses...................          --              1,065               --            1,065
  Other current assets...............         (11) c             699               --              699
  Deferred tax asset.................          --                177               --              177
                                       -----------          ---------      -----------       ---------
    Total current assets.............     (12,513)            27,718               --           27,718
Property, plant and equipment, net...      14,250d            44,581               --           44,581
Other assets, net....................      (8,775) a,c,d       1,318           (1,228) g            90
Goodwill.............................      51,610d            51,610               --           51,610
                                       -----------          ---------      -----------       ---------
    Total assets.....................   $  44,572           $125,227        $  (1,228)       $ 123,999
                                       ===========          =========      ===========       =========
           LIABILITIES AND
        STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
    debt.............................   $  (2,869) e        $     --        $      --        $      --
  Line of credit.....................      (2,764) e              --               --               --
  Payable to owners of the Founding
    Companies........................      23,312 b,d,e       23,312          (23,312) g            --
  Accounts payable and accrued
    liabilities......................      (1,564) d,e        22,930               --           22,930
                                       -----------          ---------      -----------       ---------
    Total current liabilities........      16,115             46,242          (23,312)          22,930
New credit facility..................      16,449 e           16,449           (3,727) g        12,722
Long-term debt.......................      (9,056) e              --               --               --
Deferred tax liability...............          --              1,889               --            1,889
Stockholders' equity
  Subscription receivable............           2 d               --               --               --
  Common stock.......................         (25) b,d           118               38 f            156
  Additional paid-in capital.........      53,370 b,d         63,589           25,773 f,g       89,362
  Treasury stock.....................         936 d               --               --               --
  Retained earnings..................     (33,219) a,b,c,d    (3,060)              --           (3,060)
                                       -----------          ---------      -----------       ---------
    Total stockholders' equity.......      21,064             60,647           25,811           86,458
                                       -----------          ---------      -----------       ---------
    Total liabilities and
      stockholders' equity...........   $  44,572           $125,227        $  (1,228)       $ 123,999
                                       ===========          =========      ===========       =========

  See accompanying notes to unaudited pro forma combined financial statements.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        U.S.
                                      CONCRETE   CENTRAL   WALKER    BAY CITIES    OPPORTUNITY     BAER     SANTA ROSA   COMBINED
                                      --------   -------   -------   -----------   -----------   ---------  ----------   --------
SALES................................ $     --   $66,499   $41,615     $53,600       $16,180     $  11,973    $4,209     $194,076
COST OF GOODS SOLD...................       --    53,974    34,528      46,766        11,296         9,910     2,439      158,913
                                      --------   -------   -------   -----------   -----------   ---------  ----------   --------
Gross profit.........................       --    12,525     7,087       6,834         4,884         2,063     1,770       35,163
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      198     4,712     3,022       3,962         2,352         1,195     1,024       16,465
STOCK COMPENSATION CHARGE............    2,678        --        --          --            --            --        --        2,678
DEPRECIATION AND AMORTIZATION........       --       930       896         505           245           412        18        3,006
                                      --------   -------   -------   -----------   -----------   ---------  ----------   --------
Income (loss) from operations........   (2,876)    6,883     3,169       2,367         2,287           456       728       13,014
OTHER INCOME
  (EXPENSE)..........................
  Interest income (expense),
     net.............................       --      (165)     (377)       (156)            8          (105)      (15)        (810)
  Other income, net..................       --        36       307         141            14           379        23          900
                                      --------   -------   -------   -----------   -----------   ---------  ----------   --------
Income (loss) before provision for
  income taxes.......................   (2,876)    6,754     3,099       2,352         2,309           730       736       13,104
PROVISION FOR INCOME TAXES...........       --       100     1,262         962           187           307        12        2,830
                                      --------   -------   -------   -----------   -----------   ---------  ----------   --------
NET INCOME (LOSS).................... $ (2,876)  $ 6,654   $ 1,837     $ 1,390       $ 2,122     $     423    $  724     $ 10,274
                                      ========   =======   =======   ===========   ===========   =========  ==========   ========
                                                                  PRO FORMA         AS
                                                                 ADJUSTMENTS     ADJUSTED
                                                                 -----------    ----------
SALES..........................................................    $    --      $  194,076
COST OF GOODS SOLD.............................................         --         158,913
                                                                 -----------    ----------
Gross profit...................................................         --          35,163
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.....................................................     (3,144) a       13,321
STOCK COMPENSATION CHARGE......................................         --           2,678
DEPRECIATION AND AMORTIZATION..................................      1,989 b         4,995
                                                                 -----------    ----------
Income (loss) from operations..................................      1,155          14,169
OTHER INCOME
  (EXPENSE)....................................................
  Interest income (expense),
     net.......................................................        (17) c         (827)
  Other income, net............................................         --             900
                                                                 -----------    ----------
Income (loss) before provision for
  income taxes.................................................      1,138          14,242
PROVISION FOR INCOME TAXES.....................................      3,507 d         6,337
                                                                 -----------    ----------
NET INCOME (LOSS)..............................................    $(2,369)     $    7,905
                                                                 ===========    ==========
NET INCOME PER SHARE........................................................    $     0.51
SHARES USED IN COMPUTING NET INCOME PER SHARE...............................    15,638,543 e

  See accompanying notes to unaudited pro forma combined financial statements.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        U.S.
                                      CONCRETE   CENTRAL   WALKER   BAY CITIES    OPPORTUNITY     BAER     SANTA ROSA   COMBINED
                                      --------   -------   ------   -----------   -----------   ---------  ----------   --------
SALES................................ $     --   $12,956   $8,244     $12,548       $ 2,164     $   2,024    $  525     $38,461
COST OF GOODS SOLD...................       --    10,625    6,944      10,555         1,619         1,870       373      31,986
                                      --------   -------   ------   -----------   -----------   ---------  ----------   --------
Gross profit.........................       --     2,331    1,300       1,993           545           154       152       6,475
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      138     1,323      850         553           575           260       176       3,875
STOCK COMPENSATION CHARGE............      765        --       --          --            --            --        --         765
DEPRECIATION AND AMORTIZATION........       --       292      220         103            59           137        11         822
                                      --------   -------   ------   -----------   -----------   ---------  ----------   --------
Income (loss) from operations........     (903)      716      230       1,337           (89)         (243)      (35)      1,013
OTHER INCOME (EXPENSE)...............
  Interest income (expense), net.....       --        38      (75)        (40)          (16)          (49)       (1)       (143)
  Other income (expense), net........       --       189        8         120            83            95         2         497
                                      --------   -------   ------   -----------   -----------   ---------  ----------   --------
Income (loss) before provision for
  income taxes.......................     (903)      943      163       1,417           (22)         (197)      (34)      1,367
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................       --        17       76         599            (2)          (51)       --         639
                                      --------   -------   ------   -----------   -----------   ---------  ----------   --------
NET INCOME (LOSS).................... $   (903)  $   926   $   87     $   818       $   (20)    $    (146)   $  (34)    $   728
                                      ========   =======   ======   ===========   ===========   =========  ==========   ========

                                                                  PRO FORMA         AS
                                                                 ADJUSTMENTS     ADJUSTED
                                                                 -----------    ----------
SALES..........................................................    $    --      $   38,461
COST OF GOODS SOLD.............................................         --          31,986
                                                                 -----------    ----------
Gross profit...................................................         --           6,475
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.....................................................       (557) a        3,318
STOCK COMPENSATION CHARGE......................................         --             765
DEPRECIATION AND AMORTIZATION..................................        498 b         1,320
                                                                 -----------    ----------
Income (loss) from operations..................................         59           1,072
OTHER INCOME (EXPENSE).........................................
  Interest income (expense), net...............................        (64) c         (207)
  Other income (expense), net..................................         --             497
                                                                 -----------    ----------
Income (loss) before provision for
  income taxes.................................................         (5)          1,362
PROVISION (BENEFIT) FOR INCOME
  TAXES........................................................         48 d           687
                                                                 -----------    ----------
NET INCOME (LOSS)..............................................    $   (53)     $      675
                                                                 ===========    ==========
NET INCOME PER SHARE........................................................    $     0.04
SHARES USED IN COMPUTING NET INCOME PER SHARE...............................    15,638,543 e

  See accompanying notes to unaudited pro forma combined financial statements.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        U.S.
                                      CONCRETE   CENTRAL   WALKER   BAY CITIES   OPPORTUNITY     BAER     SANTA ROSA   COMBINED
                                      --------   -------   ------   ----------   -----------   ---------  ----------   --------
SALES................................  $   --    $ 9,918   $5,842    $ 10,908      $ 4,266     $   2,084    $  163     $ 33,181
COST OF GOODS SOLD...................      --      8,537    5,270       9,440        3,005         1,901       124       28,277
                                      --------   -------   ------   ----------   -----------   ---------  ----------   --------
Gross profit.........................              1,381      572       1,468        1,261           183        39        4,904
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      --        600      707         697          586           286        44        2,920
STOCK COMPENSATION CHARGE............      --         --       --          --           --            --        --           --
DEPRECIATION AND
  AMORTIZATION.......................      --        188      285         121           61           104         4          763
                                      --------   -------   ------   ----------   -----------   ---------  ----------   --------
Income (loss) from operations........      --        593     (420)        650          614          (207)       (9)       1,221
OTHER INCOME (EXPENSE)...............                                                                 --        --
  Interest income (expense), net.....      --         43      (58)        (45)           6           (23)       --          (77)
  Other income (expense), net........      --         53        9          66           (3)            9        --          134
                                      --------   -------   ------   ----------   -----------   ---------  ----------   --------
Income (loss) before provision for
  income taxes.......................      --        689     (469)        671          617          (221)       (9)       1,278
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................      --          6     (229)        315           50           (96)       --           46
                                      --------   -------   ------   ----------   -----------   ---------  ----------   --------
NET (INCOME) LOSS....................  $   --    $   683   $ (240)   $    356      $   567     $    (125)   $   (9)    $  1,232
                                      ========   =======   ======   ==========   ===========   =========  ==========   ========

                                                                      PRO FORMA         AS
                                                                     ADJUSTMENTS     ADJUSTED
                                                                     -----------    ----------
SALES..............................................................    $    --      $   33,181
COST OF GOODS SOLD.................................................         --          28,277
                                                                     -----------    ----------
Gross profit.......................................................         --           4,904
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................................................       (766) a        2,154
STOCK COMPENSATION CHARGE..........................................         --              --
DEPRECIATION AND AMORTIZATION......................................        498 b         1,261
                                                                     -----------    ----------
Income (loss) from operations......................................        268           1,489
OTHER INCOME (EXPENSE).............................................
  Interest income (expense), net...................................       (130) c         (207)
  Other income (expense), net......................................         --             134
                                                                     -----------    ----------
Income (loss) before provision for
  income taxes.....................................................        138           1,416
PROVISION (BENEFIT) FOR INCOME
  TAXES............................................................        664 d           710
                                                                     -----------    ----------
NET (INCOME) LOSS..................................................    $  (526)     $      706
                                                                     ===========    ==========

NET INCOME PER SHARE............................................................    $     0.05
SHARES USED IN COMPUTING NET INCOME PER SHARE...................................    15,638,543 e

  See accompanying notes to unaudited pro forma combined financial statements.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  GENERAL:

     U.S. Concrete, Inc. was founded to create a leading provider of ready-mixed concrete and related services to the construction industry in major markets in the United States. U.S. Concrete has conducted no operations to date and will acquire the Founding Companies concurrently with, and as a condition to, the closing of this offering.

     The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements. The periods included in these financial statements for the individual Founding Companies are as of, and for the year ended, December 31, 1998. The audited historical financial statements in this prospectus are included in accordance with Staff Accounting Bulletin (SAB) No. 80, promulgated by the Securities and Exchange Commission.

2.  ACQUISITIONS:

     When the offering closes, U.S. Concrete will pay a total of $23.3 million in cash and issue 8,985,288 shares of its common stock to the owners of the Founding Companies in exchange for all the outstanding capital stock of the Founding Companies, as set forth in the following table. The estimated purchase price is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. In this table, the estimated fair value of U.S. Concrete's common stock is $7.65 per share, which reflects a 10% discount from the assumed initial public offering price of $8.50 per share because of the restrictions on the sale and transferability of the shares to be issued. The cash column in the table excludes increases or decreases in the cash paid which may result from post-closing working capital adjustments. The cash column also excludes the following items:

       o S corporation AAA distributions of $9.5 million and of life insurance policies having $1.2 million related to cash surrender value;

       o C corporation distributions of cash surrender value of life insurance policies and other personal assets of $0.5 million; and

       o $0.6 million which one former owner will use immediately after this offering closes to purchase life insurance policies, notes owed by his family members and other assets at their respective fair values.

     U.S. Concrete will account for its acquisition of the Founding Companies using the purchase method of accounting, with Central being reflected as the accounting acquirer because its owners will represent the largest voting interest in U.S. Concrete. As the accounting acquirer, Central is presented as the purchaser of the other Founding Companies and the issuance by U.S. Concrete of 2,453,255 shares of its common stock to Main Street and American Ready Mix is presented as a purchase transaction by Central and included in the total purchase price paid by Central. Also, included in these shares are 50,000 shares issued to U.S. Concrete management.

                                                       COMMON STOCK
                                                  -----------------------
                                                                 VALUE OF
                                         CASH       SHARES        SHARES
                                       ---------  -----------    --------
                                             (DOLLARS IN THOUSANDS)
Accounting Acquirer:
     Central.........................  $   3,888    3,120,130    $ 23,869
Remaining Founding Companies:
     Walker's........................      6,331    2,234,339      17,093
     Bay Cities......................      8,602    1,871,310      14,316
     Opportunity.....................      1,430    1,034,291       7,912
     Baer............................      1,200      423,529       3,240
     Santa Rosa......................      1,861      301,689       2,308
                                       ---------  -----------    --------
          Subtotal...................  $  19,424    5,865,158    $ 44,869
                                       ---------  -----------    --------
          Total......................  $  23,312    8,985,288    $ 68,738
                                       =========  ===========    ========

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the total purchase price paid and residual goodwill resulting from these purchase transactions:

                            U.S. CONCRETE     WALKER'S     BAY CITIES     OPPORTUNITY      BAER      SANTA ROSA       TOTAL
                            --------------    ---------    -----------    ------------   ---------   -----------    ---------
Total purchase price......     $ 18,767        $25,504      $  25,060       $  9,527     $   4,404     $ 4,169      $  87,161
Historical net assets.....       (5,792)        (7,604)        (5,858)        (2,589)       (2,588)       (713)       (25,144)
Purchase adjustments......           --         (4,958)        (4,966)           630        (2,500)        703        (10,407)
                            --------------    ---------    -----------    ------------   ---------   -----------    ---------
Residual goodwill.........     $ 12,975        $12,642      $  14,236       $  7,598     $     --      $ 4,159      $  51,610
                            ==============    =========    ===========    ============   =========   ===========    =========

3.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     (a) Records (i) the distribution of $10.7 million by Central ($8.0 million), Opportunity ($2.0 million) and Santa Rosa ($0.7 million), which represents the portions of their retained earnings as of March 31, 1999, on which their owners have paid or will pay income taxes, and (ii) the elimination of these amounts from their retained earnings. The distribution is comprised of cash of $9.5 million and cash surrender value of certain life insurance policies of $1.2 million.

     (b) Records the liability for the cash portion of the consideration to be paid to Central, (net of a $0.5 million working capital adjustment) the accounting acquirer, and the combination of U.S. Concrete with Central. Additionally records $3.1 million as the effect of a non-cash, non-recurring compensation charge for the issuance of 400,000 shares of common stock to management and two non-employee directors.

     (c) Records the transfer of the cash surrender value of certain insurance policies and other personal assets to the Founding Companies concurrent with the Acquisition at a price equal to the net book value of such assets, and a receivable from one former owner for the purchase of life insurance policies, notes owed by his family members and other assets at their respective fair values. Management believes that the historical carrying value of such net non-operating assets approximates fair value.

     (d) Records the purchase transactions at a total estimated purchase price of $87.2 million consisting of:

           (i) $19.5 million payable to Founding Company owners (other than Central);

          (ii) $4.0 million representing the net post-closing adjustment for working capital changes in the Founding Companies (excluding $0.5 million payable by Central); and

         (iii) $44.9 million consisting of 5.9 million shares of U.S. Concrete common stock isssued to owners of the Founding Companies (other than Central);

          (iv) $18.8 million consisting of 2.5 million shares issued to the current stockholders of U.S. Concrete.

This transaction results in an excess purchase price of $51.6 million over the $34.6 million of net assets acquired. It also records the $0.5 million repayment of notes receivables from stockholders. Based on its initial assessment, management believes that the historical carrying value of the Founding Companies' assets and liabilities, with the exception of property, plant and equipment, approximates fair value and that there are no other identifiable intangible assets to which any material purchase price can be allocated. Included in the entry is an adjustment to the net assets acquired of $14.3 million to reflect the estimated fair value of the property, plant and equipment.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table reflects the historical assets acquired and liabilities to be assumed in the acquisitions of the Founding Companies (excluding Central and U.S. Concrete). The table does not reflect (i) the payment of the distribution of the S corporation AAA, (ii) the transfer of the cash surrender value of certain insurance policies and other personal assets, and (iii) the excess cash balances.

               ASSETS
Current assets:
     Cash and cash equivalents.......  $   6,943
     Trade accounts and notes
     receivable......................     15,465
     Other receivables...............        228
     Inventories.....................        870
     Prepaid expenses................        328
     Other current assets............        672
     Deferred tax asset..............        165
                                       ---------
          Total current assets.......     24,671
Property, plant and equipment, net...     20,657
Other assets, net....................      1,582
                                       ---------
          Total assets...............  $  46,910
                                       =========
             LIABILITIES
Current liabilities:
     Current portion of long-term
     debt............................  $   1,786
     Line of credit..................      2,764
     Accounts payable and accrued
     liabilities.....................     16,138
                                       ---------
          Total current
        liabilities..................     20,688
Long-term debt.......................      5,027
Deferred tax liability...............      1,843
                                       ---------
          Total liabilities..........  $  27,558
                                       =========

 (e) Records the refinancing of $14.7 million of historical indebtedness of the Founding Companies, the $3.5 million payment to the Founding Companies of additional cash consideration and the payment of $1.6 million of acquisition costs with borrowings under the credit facility.

 (f) Records the cash proceeds of $27.0 million from the issuance of shares of common stock net of estimated offering costs of $3.0 million. Offering costs primarily consist principally of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

 (g) Records (i) payment of the cash portion of the consideration to the stockholders of the Founding Companies (including Central) of $23.3 million which is net of the receivable from a former owner of $0.6 million and (ii) the repayment of $3.7 million of borrowings under the new credit facility using the remaining proceeds from the offering.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                                                PRO FORMA
                                           A          B          C          D          E       ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------   ------------
               ASSETS
Current assets --
    Cash and cash equivalents........  $  (9,508) $      --  $      --  $     455  $  (3,329)    $(12,382)
    Other receivables................         --         --       (120)        --         --         (120)
    Receivable from owners of
      Founding Companies.............         --         --        638       (638)        --           --
    Other current assets.............         --         --        (11)        --         --          (11)
                                       ---------  ---------  ---------  ---------  ---------   ------------
         Total current assets........     (9,508)        --        507       (183)    (3,329)     (12,513)
Property, plant and equipment........         --         --         --     14,250         --       14,250
Other long-term assets...............     (1,155)        --     (1,037)    (6,583)        --       (8,775)
Goodwill.............................         --         --         --     51,610         --       51,610
                                       ---------  ---------  ---------  ---------  ---------   ------------
         Total assets................  $ (10,663) $      --  $    (530) $  59,094  $  (3,329)    $ 44,572
                                       =========  =========  =========  =========  =========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities --
    Current maturities of long-term
      debt...........................  $      --  $      --  $      --  $      --  $  (2,869)    $ (2,869)
    Line of credit...................         --         --         --         --     (2,764)      (2,764)
    Payables to owners of Founding
      Companies......................         --      3,352         --     23,487     (3,527)      23,312
    Accounts payable and accrued
      liabilities....................         --         --         --         (2)    (1,562)      (1,564)
                                       ---------  ---------  ---------  ---------  ---------   ------------
         Total current liabilities...         --      3,352         --     23,485    (10,722)      16,115
New credit facility..................         --         --         --         --     16,449       16,449
Long-term debt.......................         --         --         --         --     (9,056)      (9,056)
Subscription receivable..............         --         --         --          2         --            2
Common stock.........................         --        (36)                   11         --          (25)
Additional paid-in capital...........         --      5,609         --     47,761         --       53,370
Treasury stock.......................         --         --         --        936         --          936
Retained earnings....................    (10,663)    (8,925)      (530)   (13,101)        --      (33,219)
                                       ---------  ---------  ---------  ---------  ---------   ------------
         Total stockholders'
           equity....................    (10,663)    (3,352)      (530)    35,609         --       21,064
                                       ---------  ---------  ---------  ---------  ---------   ------------
         Total liabilities and
           stockholders' equity......  $ (10,663) $      --  $    (530) $  59,094  $  (3,329)    $ 44,572
                                       =========  =========  =========  =========  =========   ============

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                            ADJUSTMENT
                                       --------------------   POST MERGER
                                           F          G       ADJUSTMENTS
                                       ---------  ---------   -----------
               ASSETS
Current assets --
    Cash and cash equivalents........  $  27,039  $ (27,039)   $      --
                                       ---------  ---------   -----------
         Total current assets........     27,039    (27,039)          --
Other long-term assets...............         --     (1,228)      (1,228)
                                       ---------  ---------   -----------
         Total assets................  $  27,039  $ (28,267)   $  (1,228)
                                       =========  =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities --
    Payables to owners of Founding
      Companies......................  $      --  $ (23,312)   $ (23,312)
                                       ---------  ---------   -----------
         Total current liabilities...         --    (23,312)     (23,312)
                                       ---------  ---------   -----------
New credit facility..................         --     (3,727)      (3,727)
Common stock.........................         38         --           38
Additional paid-in capital...........     27,001     (1,228)      25,773
                                       ---------  ---------   -----------
         Total stockholders'
           equity....................     27,039     (1,228)      25,811
                                       ---------  ---------   -----------
         Total liabilities and
           stockholders' equity......  $  27,039  $  28,267    $  (1,228)
                                       =========  =========   ===========

4.  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

           YEAR ENDED DECEMBER 31, 1998

     (a) Reflects the $3.5 million reduction in salaries, bonuses and benefits to the owners of the Founding Companies. These reductions in salaries, bonuses and benefits have been agreed to prospectively in accordance with the terms of employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. This reduction is partially offset by a $330,000 charge for recurring contractual salaries of management.

     (b) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions over a 40-year estimated life. Also records $0.7 million in additional depreciation expense to reflect the impact of the fair value adjustment of equipment.

     (c) Reflects interest expense of $0.8 million on borrowings of $12.7 million necessary to fully fund the acquisition of the Founding Companies, net of interest savings of $1.2 million on $14.7 million of historical debt to be repaid using proceeds from the offering and borrowings under our credit facility, and the elimination of $0.4 million of interest income reflected in the historical financial statements. The additional $0.8 million of interest expense was calculated utilizing an annual effective interest rate of 6.5%.

     (d) Reflects the incremental provision for federal and state income taxes at an approximate 40.8% overall tax rate before goodwill and other permanent items, relating to the other statement of operations adjustments and for income taxes on S corporation income not provided for in the historical financial statements.

     (e) Includes: (i) 2,853,255 shares issued by U.S. Concrete prior to the offering, (ii) 8,985,288 shares to be issued to the stockholders of the Founding Companies in connection with the Acquisitions, and (iii) 3,800,000 shares to be issued in connection with the offering. Excludes (a) options to purchase an aggregate of 1,150,000 which U.S. Concrete expects to grant on consummation of this offering and (b) a warrant for 200,000 shares which U.S. Concrete will issue to the managing underwriters for this offering for services it will render through the date this offering closes. The 1,150,000 options to purchase common stock will have an exercise price equal to the initial public offering price, will vest in 25% annual increments, beginning on the first anniversary of the date this offering closes, and will be issued to the following persons or groups of persons: (i) 540,000 shares to U.S. Concrete's executive officers and key management employees; (ii) 20,000 shares to U.S. Concrete's nonemployee directors; (iii) 503,000 shares to employees of the Founding Companies, and (iv) 87,000 shares to other employees in U.S. Concrete's corporate office.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes unaudited pro forma combined statements of operations adjustments (in thousands):

                                                      ADJUSTMENTS
                                       ------------------------------------------    PRO FORMA
                                           A          B          C          D       ADJUSTMENTS
                                       ---------  ---------  ---------  ---------   -----------
Selling, general and administrative
  expenses...........................  $  (3,144) $      --  $      --  $      --     $(3,144)
Depreciation and amortization........         --      1,989         --         --       1,989
                                       ---------  ---------  ---------  ---------   -----------
Income (loss) from operations........      3,144     (1,989)        --         --       1,155
     Interest income.................         --         --       (442)        --        (442)
     Interest expense................         --         --        459         --         459
                                       ---------  ---------  ---------  ---------   -----------
Interest, net........................         --         --        (17)        --         (17)
                                       ---------  ---------  ---------  ---------   -----------
Income before provision for income
  taxes..............................      3,144     (1,989)       (17)        --       1,138
Provision for income taxes...........         --         --         --      3,507       3,507
                                       ---------  ---------  ---------  ---------   -----------
Net income (loss)....................  $   3,144  $  (1,989) $     (17) $  (3,507)    $(2,369)
                                       =========  =========  =========  =========   ===========

THREE MONTHS ENDED MARCH 31, 1999

     (a) Reflects the $0.7 million reduction in salaries, bonuses and benefits to the owners of the Founding Companies. These reductions in salaries, bonuses and benefits have been agreed to prospectively in accordance with the terms of employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. This reduction is partially offset by a $0.1 million charge for recurring contractual salaries of U.S. Concrete management.

     (b) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions over a 40-year estimated life. Also records $0.2 million in additional depreciation expense to reflect the impact of the fair market adjustment of equipment.

     (c) Reflects interest expense of $0.2 million on borrowings of $12.7 million necessary to fully fund the acquisition of the Founding Companies, net of interest savings of $0.2 million on $14.7 million of historical debt to be repaid using proceeds from the offering and borrowings under our credit facility, and the elimination of $0.1 million of interest income reflected in the historical financial statements. The additional $0.2 million of interest expense was calculated utilizing an annual effective interest rate of 6.5%.

     (d) Reflects the incremental provision for federal and state income taxes at an approximate 40.8% overall tax rate before goodwill and other permanent items, relating to the other statement of operations adjustments and for income taxes on S corporation income not provided for in the historical financial statements.

     (e) Includes: (i) 2,853,255 shares issued by U.S. Concrete prior to the offering, (ii) 8,985,288 shares to be issued to the stockholders of the Founding Companies in connection with the Acquisitions, and (iii) 3,800,000 shares to be issued in connection with the offering. Excludes (a) options to purchase an aggregate of 1,150,000 which U.S. Concrete expects to grant on consummation of this offering and (b) a warrant for 200,000 shares which U.S. Concrete will issue to the managing underwriters for this offering for services it will render through the date this offering closes. The 1,150,000 options to purchase common stock will have an exercise price equal to the initial public offering price, will vest in 25% annual increments, beginning on the first anniversary of the date this offering closes, and will be issued to the following persons or groups of persons: (i) 540,000 shares to U.S. Concrete's executive officers and key management employees; (ii) 20,000 shares to U.S. Concrete's nonemployee directors; (iii) 503,000 shares to the employees of the Founding Companies, and (iv) 87,000 shares to other employees in U.S. Concrete's corporate office.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes unaudited pro forma combined statements of operations adjustments (in thousands):

                                                             ADJUSTMENTS
                                       --------------------------------------------------------
                                                                                     PRO FORMA
                                           A          B          C          D       ADJUSTMENTS
                                       ---------  ---------  ---------  ---------   -----------
Selling, general and administrative
  expenses...........................  $    (557) $      --  $      --  $      --     $  (557)
Depreciation and amortization........         --        498         --         --         498
                                       ---------  ---------  ---------  ---------   -----------
Income (loss) from operations........        557       (498)        --         --          59
     Interest income.................         --         --        (74)        --         (74)
     Interest expense................         --         --         10         --          10
                                       ---------  ---------  ---------  ---------   -----------
Interest, net........................         --         --        (64)        --         (64)
                                       ---------  ---------  ---------  ---------   -----------
Income (loss) before provision for
  income taxes.......................        557       (498)       (64)        --          (5)
Provision for income taxes...........         --         --         --         48          48
                                       ---------  ---------  ---------  ---------   -----------
Net income (loss)....................  $     557  $    (498) $     (64) $     (48)    $   (53)
                                       =========  =========  =========  =========   ===========

THREE MONTHS ENDED MARCH 31, 1998

     (a) Reflects the $0.9 million reduction in salaries, bonuses and benefits to the owners of the Founding Companies. These reductions in salaries, bonuses and benefits have been agreed to prospectively in accordance with the terms of employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. This reversal is partially offset by a $0.1 million charge for recurring contractual salaries of U.S. Concrete management.

     (b) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions over a 40-year estimated life. Also records $0.2 million in additional depreciation expense to reflect the impact of the fair market adjustment of equipment.

     (c) Reflects interest expense of $0.2 million on borrowings of $12.7 million necessary to fully fund the acquisition of the Founding Companies, net of interest savings of $0.2 million on $14.1 million of historical debt to be repaid using proceeds from the offering and borrowings under our credit facility, and the elimination of $0.1 million in interest income reflected in the historical financial statements. The additional $0.2 million of interest expense was calculated utilizing an annual effective interest rate of 6.5%.

     (d) Reflects the incremental provision for federal and state income taxes at an approximate 40.8% overall tax rate before goodwill and other permanent items, relating to the other statement of operations adjustments and for income taxes on S corporation income not provided for in the historical financial statements.

     (e) Includes: (i) 2,853,255 shares issued by U.S. Concrete prior to the offering, (ii) 8,985,288 shares to be issued to the stockholders of the Founding Companies in connection with the Acquisitions, and (iii) 3,800,000 shares to be issued in connection with the offering. Excludes (a) options to purchase an aggregate of 1,150,000 which U.S. Concrete expects to grant on consummation of this offering and (b) a warrant for 200,000 shares which U.S. Concrete will issue to the managing underwriters for this offering for services it will render through the date this offering closes. The 1,150,000 options to purchase common stock will have an exercise price equal to the initial public offering price, will vest in 25% annual increments beginning on the first anniversary of the date this offering closes, and will be issued to the following persons or groups of persons: (i) 540,000 shares to U.S. Concrete's executive officers and key management employees; (ii) 20,000 shares to U.S. Concrete's nonemployee directors; (iii) 503,000 shares to the employees of the Founding Companies, and (iv) 87,000 shares to other employees in U.S. Concrete's corporate office.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes unaudited pro forma combined statements of operations adjustments (in thousands):

                                                      ADJUSTMENTS
                                       ------------------------------------------    PRO FORMA
                                           A          B          C          D       ADJUSTMENTS
                                       ---------  ---------  ---------  ---------   -----------
Selling, general and administrative
  expenses...........................  $    (766) $      --  $      --  $      --     $  (766)
Depreciation and amortization........         --        498         --         --         498
                                       ---------  ---------  ---------  ---------   -----------
Income from operations...............        766       (498)        --         --         268
     Interest income.................         --         --       (120)        --        (120)
     Interest expense................         --         --        (10)        --         (10)
                                       ---------  ---------  ---------  ---------   -----------
Interest, net........................         --         --       (130)        --        (130)
                                       ---------  ---------  ---------  ---------   -----------
Income (loss) before provision for
  income taxes.......................        766       (498)      (130)        --         138
Benefit for income taxes.............         --         --         --        664         664
                                       ---------  ---------  ---------  ---------   -----------
Net income (loss)....................  $     766  $    (498) $    (130) $    (664)    $  (526)
                                       =========  =========  =========  =========   ===========

5.   SUPPLEMENTAL PRO FORMA DATA:

     During December 1998 and March 1999, the Company issued 350,000 and 100,000 shares of common stock to management and non-employee directors and recorded a stock compensation charge of $2.7 million and $0.8 million, respectively, which has been recorded in the historical financial statements of U.S. Concrete during those periods. The value associated with these shares was determined using an estimated fair value of $7.65 per share which reflects a 10% discount from the assumed initial public offering price of $8.50 per share due to the restrictions on the sale and transferability of the shares issued. Upon consummation of the Acquisitions, the Company will record a stock compensation charge of $3.1 million related to 400,000 shares issued to management and non-employee directors. Goodwill will be recorded on the additional 50,000 shares issued for services related to the Acquisitions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U.S. Concrete, Inc.:

We have audited the accompanying balance sheets of U.S. Concrete, Inc., (a Delaware corporation), as of December 31, 1997 and 1998, and the related statements of operations, cash flows and stockholders' equity (deficit) for the period from inception (July 15, 1997) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Concrete, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (July 15, 1997) through December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 16, 1999

                              U.S. CONCRETE, INC.

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                          DECEMBER 31
                                        ----------------    MARCH 31
                                        1997     1998         1999
                                        ----   ---------   -----------
                                                           (UNAUDITED)

               ASSETS
CASH AND CASH EQUIVALENTS............   $ --   $      --     $    --
DEFERRED OFFERING COSTS..............     --         355       1,228
OTHER ASSETS.........................     --          --       6,128
                                        ----   ---------   -----------
          Total assets...............   $ --   $     355     $ 7,356
                                        ====   =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
ACCRUED LIABILITIES AND AMOUNTS DUE
  TO STOCKHOLDER.....................   $ --   $     553     $ 1,564
STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par
       value, 10,000,000 authorized,
       none issued and outstanding...     --          --
     Class A Common stock, $.001 par
       value, one share authorized,
       issued and outstanding........     --          --
     Common stock, $.001 par value,
       60,000,000 shares authorized,
       350,000, and 1,251,000 shares
       issued and outstanding,
       respectively..................     --          --           1
     Receivable from stockholders....     (2)         (2)         (2)
     Additional paid-in capital......      2       2,680       9,572
     Retained deficit................     --      (2,876)     (3,779)
                                        ----   ---------   -----------
          Total stockholders' equity
             (deficit)...............     --        (198)      5,792
                                        ----   ---------   -----------
          Total liabilities and
             stockholders' equity....   $ --   $     355     $ 7,356
                                        ====   =========   ===========

     Reflects a 10,000 for-one stock split effected in March 1999.

   The accompanying notes are an integral part of these financial statements.

                              U.S. CONCRETE, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                            INCEPTION
                                         (JULY 15, 1997)                       THREE MONTHS ENDED
                                             THROUGH           YEAR ENDED           MARCH 31
                                           DECEMBER 31         DECEMBER 31    --------------------
                                              1997                1998          1998       1999
                                        -----------------     -------------   ---------  ---------
                                                                                  (UNAUDITED)
SALES................................         $  --              $    --      $      --  $      --
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................            --                  198             --        138
STOCK COMPENSATION CHARGE............            --                2,678             --        765
                                              -----           -------------   ---------  ---------
     Loss Before Provision for Income
       Taxes.........................            --               (2,876)            --       (903)
     Provision for Income Taxes......            --                   --             --         --
                                              -----           -------------   ---------  ---------
NET LOSS.............................         $  --              $(2,876)     $      --  $    (903)
                                              =====           =============   =========  =========

   The accompanying notes are an integral part of these financial statements.

                              U.S. CONCRETE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             CLASS A
                                          COMMON STOCK           COMMON STOCK         RECEIVABLE      ADDITIONAL
                                       -------------------    -------------------        FROM           PAID-IN      RETAINED
                                        SHARES     AMOUNT      SHARES     AMOUNT     STOCKHOLDERS       CAPITAL       DEFICIT
                                       --------    -------    --------    -------    -------------    -----------    ---------
BALANCE, INCEPTION (July 15, 1997)...        --     $  --           --     $  --          $--           $    --       $    --
ISSUANCE OF SHARES...................         1        --           --        --           (2)                2            --
NET INCOME (LOSS)....................        --        --           --        --           --                --            --
                                       --------    -------    --------    -------         ---         -----------    ---------
BALANCE, December 31, 1997...........         1     $  --           --     $  --          $(2)          $     2       $    --
ISSUANCE OF ADDITIONAL SHARES TO
  MANAGEMENT.........................        --        --      350,000        --           --             2,678            --
NET LOSS.............................        --        --           --        --           --                --        (2,876)
                                       --------    -------    --------    -------         ---         -----------    ---------
BALANCE, December 31, 1998...........         1        --      350,000        --           (2)            2,680        (2,876)
ISSUANCE OF SHARES TO AMERICAN
  READY-MIX, L.L.C. (UNAUDITED)......        --        --      801,000         1           --             6,127            --
ISSUANCE OF SHARES TO MANAGEMENT AND
  NONEMPLOYEE DIRECTORS
  (UNAUDITED)........................        --        --      100,000        --           --               765            --
NET LOSS (UNAUDITED).................        --        --           --        --           --                --          (903)
                                       --------    -------    --------    -------         ---         -----------    ---------
BALANCE, March 31, 1999
  (UNAUDITED)........................         1     $  --     1,251,000    $   1          $(2)          $ 9,572       $(3,779)
                                       ========    =======    ========    =======         ===         ===========    =========
Reflects a 10,000 for-one stock split effected in March 1999.

                                           TOTAL
                                       STOCKHOLDERS'
                                          EQUITY
                                         (DEFICIT)
                                       -------------
BALANCE, INCEPTION (July 15, 1997)...     $    --
ISSUANCE OF SHARES...................          --
NET INCOME (LOSS)....................          --
                                       -------------
BALANCE, December 31, 1997...........     $    --
ISSUANCE OF ADDITIONAL SHARES TO
  MANAGEMENT.........................       2,678
NET LOSS.............................      (2,876)
                                       -------------
BALANCE, December 31, 1998...........        (198)
ISSUANCE OF SHARES TO AMERICAN
  READY-MIX, L.L.C. (UNAUDITED)......       6,128
ISSUANCE OF SHARES TO MANAGEMENT AND
  NONEMPLOYEE DIRECTORS
  (UNAUDITED)........................         765
NET LOSS (UNAUDITED).................        (903)
                                       -------------
BALANCE, March 31, 1999
  (UNAUDITED)........................     $ 5,792
                                       =============
Reflects a 10,000 for-one stock split

   The accompanying notes are an integral part of these financial statements.

                              U.S. CONCRETE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                               INCEPTION                             THREE MONTHS ENDED
                                            (JULY 15, 1997)                               MARCH 31
                                                THROUGH            YEAR ENDED       --------------------
                                           DECEMBER 31, 1997    DECEMBER 31, 1998     1998       1999
                                           -----------------    -----------------   ---------  ---------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss...........................        $    --              $(2,876)       $      --  $    (903)
     Non-cash stock compensation
       charge...........................             --                2,678               --        765
     Adjustments to reconcile net loss
       to net cash used in operating
       activities --
          Changes in assets and
             liabilities --
               Increase in deferred
                  offering costs........             --                 (355)              --       (873)
               Increase in amounts due
                  to stockholder........             --                  553               --      1,011
                                               --------         -----------------   ---------  ---------
                     Net cash provided
                       by operating
                       activities.......             --                   --               --         --
                                               --------         -----------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures...............             --                   --               --         --
                                               --------         -----------------   ---------  ---------
                     Net cash used in
                       investing
                       activities.......             --                   --               --         --
CASH FLOWS FROM FINANCING ACTIVITIES:
     Initial capitalization.............              2                   --               --         --
     Receivable from stockholders.......             (2)                  --               --         --
                                               --------         -----------------   ---------  ---------
                     Net cash provided
                       by financing
                       activities.......             --                   --               --         --
                                               --------         -----------------   ---------  ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS...........................             --                   --               --         --
CASH AND CASH EQUIVALENTS, beginning of
  period................................             --                   --               --         --
                                               --------         -----------------   ---------  ---------
CASH AND CASH EQUIVALENTS, end of
  period................................        $    --              $    --        $      --  $      --
                                               ========         =================   =========  =========
SUPPLEMENTAL DISCLOSURE OF NONCASH
  FINANCING ACTIVITIES:
     Common stock issued for
       acquisition-related services.....        $    --              $    --        $      --  $   6,128
                                               ========         =================   =========  =========

   The accompanying notes are an integral part of these financial statements.

                              U.S. CONCRETE, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     U.S. Concrete, Inc., a Delaware corporation ("U.S. Concrete" or the "Company"), was founded in July 1997 to create a leading provider of ready-mixed concrete and related services to the construction industry in its selected markets throughout the United States. U.S. Concrete intends to acquire certain businesses (the "Acquisitions"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase similar companies to expand its national and regional operations.

     U.S. Concrete has not conducted any operations, and all activities to date have related to the Offering and the Acquisitions. All expenditures of the Company to date have been funded by the primary stockholder, on behalf of the Company. The primary stockholder has also committed to fund future organization expenses and offering costs. As of December 31, 1998 and March 31, 1999, costs of approximately $355,000 and $1,228,000 (unaudited) respectively, have been incurred in connection with the Offering, and such costs will be treated as a reduction of the proceeds from the Offering. U.S. Concrete has treated costs incurred through December 31, 1998 and March 31, 1999, as deferred offering costs in the accompanying balance sheet. U.S. Concrete is dependent upon the Offering to execute the pending Acquisitions and to repay its current primary stockholder for funding deferred offering costs. There is no assurance that the pending Acquisitions will be completed. The ability of U.S. Concrete to generate future operating revenues is dependent upon the ability of the Company to manage the effect on the combined companies of changes in demand for ready-mixed concrete. The Company's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing, the ability to manage growth and attract and retain qualified management and employees, the ability to comply with government regulations and other regulatory requirements or contract specifications, and risks associated with competition, seasonality and quarterly fluctuations. The risk factors are discussed in more detail in "Risk Factors."

     In August 1998, the Company entered into a funding agreement with the primary stockholder, to finance organizational fees and expenses associated with the Acquisitions. The funding agreement allows advances up to $3.0 million and bears interest at a rate of 6% per annum. The entire principal amount and accrued interest is due on the earliest of i) September 30, 1999, ii) the date on which the Company effects the first acquisition of one of the Founding Companies, or iii) the tenth calendar day after either party terminates the agreement. At December 31, 1998 and March 31, 1999, these advances totaled $553,000 and $1,564,000 (unaudited) respectively.

2. INTERIM FINANCIAL INFORMATION:

     INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                              U.S. CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  STOCKHOLDERS' EQUITY:

     COMMON STOCK AND PREFERRED STOCK

     In connection with its organization and initial capitalization, the Company issued 2,000,000 shares (as restated for the 10,000 for-one stock split discussed in Note 6) of common stock at $.001 par value for $2,000. In March 1999, the 2,000,000 shares were recapitalized into one share of Class A common stock which will automatically convert into 1,602,255 shares of common stock at the effective time of the Mergers as more fully described in Note 6. In December 1998, the Company issued 350,000 shares of common stock (as restated for the 10,000 for-one stock split) to certain members of Company management for $350. As a result of the issuance of shares to management for nominal consideration, the Company recorded in December 1998, a non-cash, non-recurring compensation charge of $2.7 million, which has been based on a fair value of such shares which has been determined to be $7.65 per share (a discount of 10% from the initial public offering price). The fair value of such shares was based on specific factors related to the Company and the transactions including restrictions on transferability and sale of the shares issued.

4.  STOCK-BASED COMPENSATION:

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value method of accounting for employee stock options or similar equity instruments and the current method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, under which compensation expense is recorded to the extent that the fair value of the related stock is in excess of the options' exercise price at date of grant. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed in SFAS No. 123 had been applied. The Company will measure compensation expense attributable to stock options based on the method prescribed in APB Opinion No. 25 and will provide the required pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.

5.  NEW ACCOUNTING PRONOUNCEMENTS:

     SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that companies report separately information about each significant operating segment reviewed by the chief operating decision maker. Management has chosen to organize segments based on differences in products and services. All segments that meet a threshold of 10% of revenues, reported profit or loss, or combined assets are defined as significant segments. The Company will provide the required disclosures of its segments in the notes to future consolidated annual financial statements.

6.  SUBSEQUENT EVENT:

     U.S. Concrete effected a 10,000 for-one stock split in March 1999 for each share of common stock of the Company then outstanding. In addition, the Company increased the number of authorized shares of common stock to 60,000,000 and increased the number of authorized shares of $.001 par value preferred stock to 10,000,000. The effects of the common stock split and the increase in the shares of authorized common stock have been retroactively reflected on the balance sheet, statement of stockholders' equity and in the accompanying notes.

                              U.S. CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  SUBSEQUENT EVENTS TO THE DATE OF AUDITOR'S REPORT (UNAUDITED):

     In March 1999, following the 10,000 for-one stock split, the Company effected a recapitalization which resulted in the primary shareholders 2,000,000 shares of common stock being recapitalized as one share of Class A common stock. The Class A common stock will, immediately prior to the effective time of the first acquisition by the Company of a Founding Company, automatically convert into 1,602,255 shares of common stock.

     In March 1999, following the stock split, the Company issued 801,000 shares of common stock to American Ready-Mix, L.L.C. for acquisition-related services and has reflected the fair value of such shares of approximately $6.1 million in other assets in the accompanying March 31, 1999 unaudited balance sheet. The Company accounted for such shares issued as deferred acquisition costs. The fair value of such shares has been determined to be $7.65 per share (a discount of 10% from the assumed initial offering price). The fair value of such shares was based on specific factors related to the Company and the transactions including restrictions on transferability and sale of the shares issued.

     In addition, when the Offering closes, the Company will issue warrants to purchase up to 200,000 shares of common stock to the managing underwriters for this Offering for services they will render through the date the Offering closes.

     In March 1999, following the 10,000 for-one split, the Company issued 50,000 shares of common stock to a member of management and 25,000 shares each to two prospective non-employee directors for nominal consideration. As a result of the issuance of shares to management and the non-employee directors for nominal consideration, the Company recorded in March 1999, a non- cash, non-recurring compensation charge of $0.8 million, based on a fair value of such shares, which has been determined to be $7.65 per share (a discount of 10% from the assumed initial offering price). The fair value of such shares was based on specific factors related to the Company and the transactions, including restrictions on transferability and sale of the shares issued.

     In March 1999, the Company reserved 2,000,000 shares of common stock for use under an incentive plan (the "Incentive Plan"). Beginning with the first calendar quarter after the closing of the Offering and continuing each quarter thereafter, the number of shares available for that use will be the greater of 2,000,000 shares or 15% of the number of shares of common stock outstanding on the last day of the immediately preceding calendar quarter.

     Persons eligible for awards are (1) employees holding positions of responsibility with the Company and whose performance can have a significant effect on the success of the Company as well as individuals who have agreed to become employees within six months of the date of grant, (2) nonemployee Directors and (3) nonemployee consultants and other independent contractors providing, or who will provide, services to the Company.

     Except as it applies to nonemployee directors, the compensation committee of the Company's board of directors will administer the Incentive Plan.

     Employee Awards may be in the form of:

      o options to purchase a specified number of shares of common stock at a specified price which may be denominated in either or both of common stock or units denominated in common stock;

      o stock appreciation rights, or SARs, to receive a payment, in cash or common stock, equal to the fair market value or other specified value of a number of shares of common stock on the rights exercise date over a specified strike price;

      o restricted or unrestricted stock awards consisting of common stock or units denominated in common stock;

      o  cash awards; and

                              U.S. CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      o performance awards denominated in cash, common stock, units denominated in common stock or any other property which are subject to the attainment of one or more performance goals.

     Under the Incentive Plan, the Company intends to grant options to purchase an aggregate of 1,150,000 shares of common stock on the consummation of this Offering.

     U.S. Concrete has signed definitive agreements to acquire the following entities (the Founding Companies) to be effective concurrently with the Offering. The entities to be acquired are:

        Central Concrete Supply Co., Inc.
        Walker's Concrete, Inc.
        Bay Cities Building Materials Co., Inc.
        Opportunity Concrete Corporation
        Baer Concrete, Incorporated
        Santa Rosa Cast Products Company

     The aggregate consideration that will be paid by U.S. Concrete to acquire the Founding Companies consists of (1) approximately $23.3 million in cash, subject to post-closing increases or decreases attributable to working capital changes, the maximum amount of which will be approximately 9.0 million, and (2) 8,985,288 shares of common stock.

     In addition, the Company will enter into employment agreements with certain key executives of the Founding Companies and the executive officers of U.S. Concrete. The initial term of these employment agreements is three years with provisions for automatic annual extensions beginning at the end of the initial term. The Company will also enter into one year consulting agreements with certain key employees of the Founding Companies.

     The Company will enter into a $75,000,000 three-year revolving credit facility effective concurrent with the closing of the Offering to provide funds to be used for working capital, to finance acquisitions and for other general corporate purposes. The subsidiaries of the Company will guarantee the repayment of all amounts due under the facility, and the Company will secure the facility with the capital stock and assets of the subsidiaries and accounts receivable and inventories. The Company expects that the credit facility will require the consent of the lenders for acquisitions, prohibit the payment of cash dividends, restrict the ability to incur additional indebtedness and require compliance with stringent financial covenants. The failure to comply with these covenants and restrictions would constitute an event of default under the facility.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Central Concrete Supply Co., Inc.:

We have audited the accompanying balance sheets of Central Concrete Supply Co., Inc. (the Company) (a California corporation), as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Concrete Supply Co., Inc., as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the three years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Orange County, California
February 4, 1999

                       CENTRAL CONCRETE SUPPLY CO., INC.

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           DECEMBER 31
                                       --------------------    MARCH 31
                                         1997       1998         1999
                                       ---------  ---------    ---------
                                                               (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $   1,945  $   4,213     $ 5,439
     Trade accounts receivable, net
       of allowance for doubtful
       accounts of $80, $97, and $97,
       respectively..................      6,650      7,641       6,480
     Receivables from related
     parties.........................      2,091      2,712       2,037
     Inventories.....................        941        792         815
     Prepaid expenses................        273        833         737
     Other current assets............        187        156          52
                                       ---------  ---------    ---------
          Total current assets.......     12,087     16,347      15,560
PROPERTY, PLANT AND EQUIPMENT, net...      6,784      9,138       9,674
CASH SURRENDER VALUE OF LIFE
INSURANCE............................        966      1,155       1,155
                                       ---------  ---------    ---------
          Total assets...............  $  19,837  $  26,640     $26,389
                                       =========  =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
     debt............................  $     776  $   1,006     $ 1,083
     Accounts payable................      5,427      7,042       5,662
     Accrued compensation and
     benefits........................        985        868       1,130
                                       ---------  ---------    ---------
          Total current
          liabilities................      7,188      8,916       7,875
LONG-TERM DEBT, net of current
portion..............................      1,884      2,524       4,029
DEFERRED TAX LIABILITY...............         34         46          46
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, no par value;
       100,000 shares authorized,
       4,572 shares issued and
       outstanding...................         70         70          70
     Additional paid-in capital......        554        554         554
     Retained earnings...............     10,107     14,530      13,815
                                       ---------  ---------    ---------
          Total stockholders'
          equity.....................     10,731     15,154      14,439
                                       ---------  ---------    ---------
          Total liabilities and
          stockholders' equity.......  $  19,837  $  26,640     $26,389
                                       =========  =========    =========

   The accompanying notes are an integral part of these financial statements.

                       CENTRAL CONCRETE SUPPLY CO., INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                            THREE MONTHS
                                                                               ENDED
                                           YEAR ENDED DECEMBER 31             MARCH 31
                                       -------------------------------  --------------------
                                         1996       1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
SALES................................  $  39,204  $  53,631  $  66,499  $   9,918  $  12,956
COST OF GOODS SOLD...................     33,402     43,794     53,974      8,537     10,625
                                       ---------  ---------  ---------  ---------  ---------
          Gross profit...............      5,802      9,837     12,525      1,381      2,331
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      3,644      4,265      4,712        600      1,323
DEPRECIATION.........................      1,203      1,330        930        188        292
                                       ---------  ---------  ---------  ---------  ---------
          Income from operations.....        955      4,242      6,883        593        716
OTHER INCOME (EXPENSE):
     Interest expense, net...........       (185)      (226)      (165)        43         38
     Other income (expense), net.....         (3)        26         36         53        189
                                       ---------  ---------  ---------  ---------  ---------
          Income before provision for
             income taxes............        767      4,042      6,754        689        943
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................        303       (457)       100          6         17
                                       ---------  ---------  ---------  ---------  ---------
          Net income.................  $     464  $   4,499  $   6,654  $     683  $     926
                                       =========  =========  =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                       CENTRAL CONCRETE SUPPLY CO., INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK      ADDITIONAL                     TOTAL
                                        ----------------     PAID-IN      RETAINED     STOCKHOLDERS'
                                        SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                        ------    ------    ----------    ---------    -------------
BALANCE, December 31, 1995...........    4,572     $ 70       $  554       $  5,384       $ 6,008
     Net income......................       --       --           --            464           464
                                        ------    ------    ----------    ---------    -------------
BALANCE, December 31, 1996...........    4,572       70          554          5,848         6,472
     Net income......................       --       --           --          4,499         4,499
     Distributions...................       --       --           --           (240)         (240)
                                        ------    ------    ----------    ---------    -------------
BALANCE, December 31, 1997...........    4,572       70          554         10,107        10,731
     Net income......................       --       --           --          6,654         6,654
     Distributions...................       --       --           --         (2,231)       (2,231)
                                        ------    ------    ----------    ---------    -------------
BALANCE, December 31, 1998...........    4,572       70          554         14,530        15,154
     Net income (Unaudited)..........       --       --           --            926           926
     Distributions (Unaudited).......       --       --           --         (1,641)       (1,641)
                                        ------    ------    ----------    ---------    -------------
BALANCE, March 31, 1999
(Unaudited)..........................    4,572     $ 70       $  554       $ 13,815       $14,439
                                        ======    ======    ==========    =========    =============

   The accompanying notes are an integral part of these financial statements.

                       CENTRAL CONCRETE SUPPLY CO., INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                            THREE MONTHS
                                                                               ENDED
                                           YEAR ENDED DECEMBER 31             MARCH 31
                                       -------------------------------  --------------------
                                         1996       1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     464  $   4,499  $   6,654  $     683  $     926
  Adjustments to reconcile net income
    to net cash provided by operating
    activities --
      Depreciation...................      1,203      1,330        930        188        292
      Net gain on sale of property,
         plant and equipment.........         (9)       (27)       (36)       (28)      (189)
      Change in allowance for
         doubtful accounts...........       (159)        --         17         --         --
      Deferred income tax provision
         (benefit)...................        (78)      (481)        12         --         --
      Changes in operating assets and
         liabilities --
         Trade accounts and
           related-party notes
           receivable, net of
           allowances................        408     (4,135)    (1,836)     2,828      1,836
         Income taxes and other
           receivables...............       (535)      (505)       139         14         (2)
         Prepaid expenses............        (60)        (6)      (560)        51         96
         Other current assets........         13       (372)        41       (418)        79
         Accounts payable............         29      1,991      1,615       (452)    (1,380)
         Accrued compensation and
           benefits..................        177        (46)      (117)      (443)       262
                                       ---------  ---------  ---------  ---------  ---------
             Net cash provided by
               operating
               activities............      1,453      2,248      6,859      2,423      1,920
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
    equipment........................     (1,842)    (2,222)    (3,300)      (624)    (1,768)
  Proceeds from disposals of
    property, plant and equipment....         78         91         52         --      1,129
  Increase in cash surrender value of
    life insurance...................       (117)      (177)      (189)
                                       ---------  ---------  ---------  ---------  ---------
             Net cash used in
               investing
               activities............     (1,881)    (2,308)    (3,437)      (624)      (639)
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.......      1,207      1,570      2,006      1,373      1,613
  Repayments on long-term debt.......       (622)      (640)    (1,136)        --        (31)
  Distributions to stockholders......         --       (240)    (2,024)        --     (1,637)
                                       ---------  ---------  ---------  ---------  ---------
             Net cash provided by
               (used in) financing
               activities............        585        690     (1,154)     1,373        (55)
                                       ---------  ---------  ---------  ---------  ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................        157        630      2,268      3,172      1,226
CASH AND CASH EQUIVALENTS, at
  beginning of period................      1,158      1,315      1,945      1,945      4,213
                                       ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, at end of
  period.............................  $   1,315  $   1,945  $   4,213  $   5,117  $   5,439
                                       =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for
    interest.........................  $     221  $     285  $     344  $       6  $      18
  Cash paid during the periodfor
    income taxes.....................        938        749         78         20         40
NONCASH FINANCING ACTIVITY:
  Distribution of note receivable to
    stockholder......................         --         --  $     207         --         --

   The accompanying notes are an integral part of these financial statements.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Central Concrete Supply Co., Inc. (the "Company"), a California corporation, is engaged in the production and distribution of ready-mixed concrete and the sale of building materials and related concrete products in the San Francisco Bay Area, where the Company has six ready-mixed concrete plants in three sales areas.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. ("U.S. Concrete"), an entity organized to acquire ready-mixed concrete companies, pursuant to which, the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of USC common stock concurrent with the closing of U.S. Concrete's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

     The Company has prepared these financial statements on the accrual basis of accounting. Effective December 31, 1996, the Company was merged with Central Transport, Inc. ("CTI"), which was wholly-owned by the Company's stockholders. The statement of operations for the period ended December 31, 1996 reflects the combined operations of the Company and CTI.

     INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values, because of the length of their maturities or the existence of interest rates that approximate market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. At December 31, 1997 and 1998, the Company maintained cash balances in various financial institutions in excess of federally insured limits.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted.

     INVENTORIES

     Inventories consist primarily of raw materials, repair parts and building materials that the Company holds for use or sale in the ordinary course of business. The Company uses the first-in, first out method to value inventories at the lower of cost or market. At December 31, 1997 and 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

     PREPAID EXPENSES

     Prepaid expenses primarily include amounts the Company has paid for fuel, property taxes, licenses and insurance. The Company expenses or amortizes all prepaid amounts as used or over the period of benefit, as applicable.

     PROPERTY, PLANT AND EQUIPMENT, NET

     The Company states property, plant and equipment at cost. It uses the straight-line method to compute depreciation of these assets over their estimated useful lives.

     The Company expenses maintenance and repair cost when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant and equipment, it removes the related cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in its statements of operations.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for accounts receivable that it believes may not be fully collectible.

     CASH SURRENDER VALUE OF LIFE INSURANCE

     The Company owns various life insurance policies covering its stockholders. It records the cash surrender value of these policies as an asset. It expenses the premiums related to these policies to the extent that they exceed the increase in the underlying cash surrender value of the policies.

     SALES AND EXPENSES

     The Company derives its sales primarily from the production and delivery of ready-mixed concrete and distribution of related building materials. The Company recognizes sales when products are delivered. Cost of goods sold consists primarily of product costs and operating expenses. Operating expenses consist of wages and benefits of union employees, and expenses attributable to plant operations, repairs and maintenance and trucks. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses and trade show expenses. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses and professional fees.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     INCOME TAXES

     Effective May 1, 1997, the Company elected S Corporation status under the Internal Revenue Code, whereby the Company is not subject to federal income taxes and its stockholders report their respective shares of the Company's taxable earnings or losses in their personal tax returns. As an S Corporation, the Company is subject to taxation at a rate of 1.5% in the state of California. The Company will terminate its S Corporation status when U.S. Concrete acquires it.

     Prior to May 1, 1997, the Company was a C Corporation and followed the liability method of accounting for income taxes. Under this method, the Company recorded deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and measured those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets based on its anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management has determined that the cash flows would be sufficient to recover the carrying value of the Company's long lived assets as of December 31, 1997 and 1998, and, therefore, that those values were not impaired at that date.

     COLLECTIVE BARGAINING AGREEMENTS

     The Company is party to various collective bargaining agreements with labor unions. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2002.

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                         ESTIMATED          DECEMBER 31
                                        USEFUL LIVES   ---------------------
                                          IN YEARS       1997        1998
                                        ------------   ---------  ----------
                                                          (IN THOUSANDS)
Land.................................      --          $     296  $      584
Building and improvements............     10-40              476       1,019
Machinery and equipment..............     10-15            5,443       5,827
Mixers, trucks and other vehicles....     6-12             9,854      11,313
Furniture and fixtures...............     3-10               422         512
                                                       ---------  ----------
                                                          16,491      19,255
Less -- Accumulated depreciation.....                     (9,707)    (10,117)
                                                       ---------  ----------
     Property, plant and equipment,
       net...........................                  $   6,784  $    9,138
                                                       =========  ==========

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Rollforward of allowance for doubtful accounts is as follows (in thousands):

     December 31, 1996...............  $   80
          Change in allowance for
           doubtful accounts               --
                                       ------
     December 31, 1997...............      80
          Increase in allowance for
           doubtful accounts.........      17
                                       ------
     December 31, 1998...............  $   97
          Change in allowance for
           doubtful accounts.........      --
                                       ------
     March 31, 1999 (unaudited)......  $   97
                                       ======

     Receivables from related parties consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
     Trade accounts receivable from
       related party.................  $   1,739  $   2,712
     Notes receivable from
       employees/stockholders........        352         --
                                       ---------  ---------
                                       $   2,091  $   2,712
                                       =========  =========

     Inventory consists of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Raw materials........................  $     236  $     259
Building materials...................        705        533
                                       ---------  ---------
                                       $     941  $     792
                                       =========  =========

5.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Notes payable to various financial
  institutions, secured by mixer
  trucks, payable in monthly
  installments ranging from $6,670 to
  $26,313, including interest from
  6.95% to 9.7%, maturing from
  December 1999 to May 2003..........  $   2,363  $   2,860
Notes payable to various financial
  institutions, secured by various
  equipment and guaranteed by
  stockholders, payable in monthly
  installments ranging from $2,746 to
  $5,949, including interest from
  4.73% to 8.8%, maturing from
  October 2000 to September 2003.....        243        670
Notes payable to a vendor, secured by
  automobiles, payable in monthly
  installments ranging from $845 to
  $988, including interest from 6.9%
  to 8.8%, maturing September 2000...         54         --
                                       ---------  ---------
                                           2,660      3,530
Less -- Current portion..............       (776)    (1,006)
                                       ---------  ---------
                                       $   1,884  $   2,524
                                       =========  =========

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999............................  $   1,006
     2000............................      1,083
     2001............................        806
     2002............................        532
     2003............................        103
                                       ---------
                                       $   3,530
                                       =========

     The Company maintains a $1.2 million line-of-credit with a bank. It did not make any draws on this line during 1997 or 1998 and did not have a balance as of December 31, 1997 or 1998. The line of credit will remain in effect until notification of termination from either party.

6.  LEASES:

     The Company leases equipment and vehicles under operating lease agreements. These leases are noncancelable and expire on various dates throughout 2003. Future minimum lease payments are as follows (in thousands):

For the year ending December 31 --
     1999............................  $     321
     2000............................        200
     2001............................        197
     2002............................        160
     2003............................        160
                                       ---------
                                       $   1,038
                                       =========

     The Company has certain leases with contingent rentals based on monthly sales volume.

     Total rent expense under all operating leases was approximately $282,000, $320,000 and $322,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The contingent portion of rental expense was $47,000, $48,000 and $68,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

7.  INCOME TAXES:

     The components of provision (benefit) for federal and state income taxes are as follows:

                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Federal --
     Current.........................  $     296  $     (32) $      --
     Deferred........................        (62)      (393)        --
State --
     Current.........................         87         58         89
     Deferred........................        (18)       (90)        11
                                       ---------  ---------  ---------
                                       $     303  $    (457) $     100
                                       =========  =========  =========

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Actual income tax expense differs from the income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35 percent to income before provision for income taxes due to state income tax, non-deductible expenses and the Company's 1997 conversion from C Corporation to S Corporation status.

     The deferred state income tax assets result from temporary timing differences for depreciation calculations. The deferred tax liabilities result from temporary differences in accruals and reserves.

8.  RELATED-PARTY TRANSACTIONS:

     The Company made sales to a relative of the stockholders of $5,061,000, $7,693,000 and $10,654,000 for the years ended December 31, 1996, 1997, and
1998, respectively. This relative has no ownership interest in the Company. The transactions were completed under terms and prices similar to transactions with other third parties.

     The Company also made purchases of aggregate supplies from a company in which two stockholders have a financial interest. Purchases from this company were $81,000, $104,000 and $274,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The payable related to these purchases was $1,000 and $10,000 at December 31, 1997 and 1998.

     The Company leases a facility from its stockholders. The rent paid under this related party lease was $144,000 for each of the three years ended December 31, 1996, 1997 and 1998.

9.  EMPLOYEE BENEFIT PLANS:

     RETIREMENT PLANS

     The Company maintains defined contribution profit-sharing and money purchase pension plans (together, the "Plans"), both effective as amended May
1, 1997. Employees who are over 21 years old and whose wages are not governed by a collective bargaining agreement become participants in the Plans after one year of service. A participant is 20% vested after three years of service and 100% vested after seven years. The profit-sharing plan allows for the Company to make discretionary contributions. Under the money purchase pension plan, the Company makes a minimum contribution equal to 10% of all compensation of all participants. Contributions for the Plans were $310,000, $404,000 and $404,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company made contributions to employee pension, health and welfare plans for employees under collective bargaining agreements were $1,628,000, $2,027,000 and $2,279,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

10.  COMMITMENTS AND CONTINGENCIES:

     INSURANCE

     The Company carries a standard range of insurance coverages, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. During 1996, 1997 and 1998, the Company has not had any significant claims or losses on any of these insurance policies.

     LITIGATION

     In the normal course of doing business, the Company occasionally becomes a party to a legal case. Specifically, the Company is a party to a legal case regarding construction defects and delay damages. In the opinion of management, pending or threatened litigation involving the Company will not have a material adverse effect on its financial condition or results of operations.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     PURCHASE COMMITMENTS

     On July 29, 1998, the Company ordered 12 mixer trucks for a total purchase price of $1,635,000. As of December 31, 1998, the Company had paid a $146,000 deposit to the vendor. It accepted delivery of all 12 trucks during the first quarter of 1999.

11.  SIGNIFICANT CUSTOMERS:

     Significant customers of the Company represented sales (as a percentage of total sales) as follows:

                                                   FOR THE YEAR ENDED
                                                       DECEMBER 31
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
Customer A..............................      13%          14%          16%
Customer B (related party)..............      12           20           22

12.  SIGNIFICANT SUPPLIERS:

     Significant suppliers of the Company represented purchases (as a percent of total purchases) as follows:

                                                   FOR THE YEAR ENDED
                                                       DECEMBER 31
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
Supplier A..............................      22%          23%          22%
Supplier B..............................      13           16           19
Supplier C..............................      19           22           18
Supplier D..............................      13           10            9

     The Company purchased all its lightweight aggregates from a single supplier in 1997 and 1998.

13.  SEGMENT REPORTING:

     SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that companies report separately information about each significant operating segment reviewed by the chief operating decision maker. Management has elected to organize segments based on differences in products and services. All segments that meet a threshold of 10% of revenues, reported profit or loss, or combined assets are defined as significant segments. Based on these requirements, management has identified two reportable segments.

     The Ready-Mixed segment derives its revenues from the manufacture and sale of ready-mixed concrete and related concrete products. The Westside segment generates revenues through the sale of building materials. Information about other business activities and operating segments that do not meet the reporting thresholds described above are included in the "Other" category. The "Other" category for the Company consists of the administrative and accounting departments.

     The Company recognizes sales and cost of goods sold by segment. Selling, general and administrative, depreciation, interest costs, and other income (expense) are not monitored by segment. Refer to Note 2 for discussion of types of costs included in the cost categories. The Company does not maintain balance sheet information by segment.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Also in 1998, the Company began recording sales discounts, purchase discounts and miscellaneous charges in the Ready-Mixed and Westside segments rather than the administrative department.

                                                  MARCH 31, 1998 (UNAUDITED)                  MARCH 31, 1999 (UNAUDITED)
                                        -----------------------------------------------   -----------------------------------
                                        READY-MIXED     WESTSIDE     OTHER      TOTAL     READY-MIXED     WESTSIDE     OTHER
                                        ------------    ---------    ------   ---------   ------------    ---------    ------
Sales................................      $8,639        $ 1,367     $ (88 )  $   9,918     $ 11,259       $ 1,697
Cost of Goods Sold...................       7,116          1,201       220        8,537        9,245         1,210       170
                                        ------------    ---------    ------   ---------   ------------    ---------    ------
Gross profit.........................       1,523            166      (308)       1,381     $  2,014       $   487      (170)
                                        ============    =========                         ============    =========
Selling, general, and administrative
  expenses...........................                                  600          600                                1,323
Depreciation.........................                                  188          188                                  292
Interest income......................                                   49           49                                   56
Interest expense.....................                                   (6)          (6)                                 (18)
Other income (expense)...............                                   53           53                                  189
                                                                              ---------
Income before provision for income
  taxes..............................                                               689
Provision for income taxes...........                                                 6
                                                                              ---------
Net income...........................                                         $     683
                                                                              =========


                                         TOTAL
                                       ---------
Sales................................  $  12,956
Cost of Goods Sold...................     10,625
                                       ---------
Gross profit.........................      2,331

Selling, general, and administrative
  expenses...........................      1,323
Depreciation.........................        292
Interest income......................         56
Interest expense.....................        (18)
Other income (expense)...............        189
                                       ---------
Income before provision for income
  taxes..............................        943
Provision for income taxes...........         17
                                       ---------
Net income...........................  $     926
                                       =========


                                                                                DECEMBER 31
                                         ------------------------------------------------------------------------------------------
                                                            1996                                           1997
                                         -------------------------------------------    -------------------------------------------
                                         READY-                                         READY-
                                          MIXED      WESTSIDE     OTHER      TOTAL       MIXED      WESTSIDE     OTHER      TOTAL
                                         -------     --------   ---------  ---------    -------     --------   ---------  ---------
Sales................................    $33,112      $6,135    $     (43) $  39,204    $46,077      $8,255    $    (701) $  53,631
Cost of goods sold...................     26,923       5,064        1,415     33,402     36,301       6,261        1,232     43,794
                                         -------     --------   ---------  ---------    -------     --------   ---------  ---------
Gross profit.........................    $ 6,189      $1,071       (1,458)     5,802    $ 9,776      $1,994       (1,933)     9,837
                                         =======     ========                           =======     ========
Selling, general and administrative
 expenses............................                               3,644      3,644                               4,265      4,265
Depreciation.........................                               1,203      1,203                               1,330      1,330
Interest income......................                                  36         36                                  60         60
Interest expense.....................                                (221)      (221)                               (286)      (286)
Other income (expense)...............                                  (3)        (3)                                 26         26
                                                                           ---------                                      ---------
Income before provision for income
 taxes...............................                                            767                                          4,042
Provision (benefit) for income
 taxes...............................                                            303                                           (457)
                                                                           ---------                                      ---------
Net income...........................                                      $     464                                      $   4,499
                                                                           =========                                      =========


                                                          1998
                                       -------------------------------------------
                                       READY-
                                        MIXED      WESTSIDE     OTHER      TOTAL
                                       -------     --------   ---------  ---------
Sales................................  $57,339      $9,162    $      (2) $  66,499
Cost of goods sold...................   46,465       7,049          460     53,974
                                       -------     --------   ---------  ---------
Gross profit.........................  $10,874      $2,113         (462)    12,525
                                       =======     ========
Selling, general and administrative
 expenses............................                             4,712      4,712
Depreciation.........................                               930        930
Interest income......................                               179        179
Interest expense.....................                              (344)      (344)
Other income (expense)...............                                36         36
                                                                         ---------
Income before provision for income
 taxes...............................                                        6,754
Provision (benefit) for income
 taxes...............................                                          100
                                                                         ---------
Net income...........................                                    $   6,654
                                                                         =========

14.  SUBSEQUENT EVENT:

     In January, 1999, the Company made cash distributions to its stockholders totaling approximately $551,000. In addition, the Company made a distribution to stockholders of a building with a carrying amount of approximately $1,087,000. The Company now leases the building from its stockholders.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

15. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March 1999, the Company and its stockholders entered into a definitive agreement with U.S. Concrete providing for U.S. Concrete's acquisition of the Company.

     In connection with the acquisition, certain assets with a net book value of $1,155,000 will be retained by the stockholders. If this transaction had been recorded at December 31, 1998, the effect on the accompanying balance sheet would be a decrease in assets and a decrease in stockholders' equity of $1,155,000.

     In addition, prior to the closing of the acquisition, the Company will make distributions of the Company's estimated S Corporation Accumulated Adjustment Account which at December 31, 1998 was approximately $8,665,000.

     Upon the closing of the acquisition of the Company by U.S. Concrete, the Company will enter into two new lease agreements with its former stockholders. These leases will provide for $22,700 in combined monthly rentals over an initial lease term of 15 years.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Walker's Concrete, Inc.:

We have audited the accompanying balance sheets of Walker's Concrete, Inc. (the "Company") (a California corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1996, 1997, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Walker's Concrete, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1996, 1997, and 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

San Francisco, California
March 8, 1999

                            WALKER'S CONCRETE, INC.

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           DECEMBER 31
                                       --------------------      MARCH 31
                                         1997       1998           1999
                                       ---------  ---------     -----------
                                                                (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $   1,192  $   1,805       $ 2,223
     Trade accounts and notes
       receivable, net of allowance
       for doubtful accounts of $151,
       $238 and $230, respectively...      4,670      5,376         4,601
     Inventories.....................        257        212           255
     Prepaid expenses................        148        228           279
     Deferred tax assets.............        125        134           110
                                       ---------  ---------     -----------
          Total current assets.......      6,392      7,755         7,468
NOTE RECEIVABLE FROM STOCKHOLDER.....        384         --            --
PROPERTY, PLANT, AND EQUIPMENT,
  net................................      7,315      8,414         9,321
CASH SURRENDER VALUE OF LIFE
  INSURANCE POLICIES.................        426        530           530
OTHER ASSETS, net....................         48         19            15
                                       ---------  ---------     -----------
          Total assets...............  $  14,565  $  16,718       $17,334
                                       =========  =========     ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
     debt............................  $     555  $     567       $   692
     Line of credit..................      3,232      3,005         2,764
     Accounts payable and accrued
     liabilities.....................      3,186      3,125         3,723
     Income tax payable..............         26        590           297
                                       ---------  ---------     -----------
          Total current
          liabilities................      6,999      7,287         7,476
LONG-TERM DEBT, net of current
portion..............................        870        813         1,158
DEFERRED TAX LIABILITY...............        976      1,101         1,096
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
     Common stock, $1 par: 100,000
       shares authorized; 4,000
       shares outstanding............          4          4             4
     Additional paid-in capital......         38         38            38
     Retained earnings...............      5,678      7,475         7,562
                                       ---------  ---------     -----------
          Total stockholder's
          equity.....................      5,720      7,517         7,604
                                       ---------  ---------     -----------
          Total liabilities and
          stockholder's equity.......  $  14,565  $  16,718       $17,334
                                       =========  =========     ===========

        The accompanying notes are an integral part of these statements.

                            WALKER'S CONCRETE, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                            THREE MONTHS
                                                                               ENDED
                                           YEAR ENDED DECEMBER 31             MARCH 31
                                       -------------------------------  --------------------
                                         1996       1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
SALES................................  $  31,008  $  37,990  $  41,615  $   5,842  $   8,244
COST OF GOODS SOLD...................     26,162     31,141     33,756      5,113      6,788
COST OF GOODS SOLD FROM RELATED
PARTY................................        293        657        772        157        156
                                       ---------  ---------  ---------  ---------  ---------
          Gross profit...............      4,553      6,192      7,087        572      1,300
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,155      2,953      3,022        707        850
DEPRECIATION AND AMORTIZATION
  EXPENSE............................        767        828        896        285        220
                                       ---------  ---------  ---------  ---------  ---------
          Income from operations.....      1,631      2,411      3,169       (420)       230
OTHER INCOME (EXPENSE):
     Interest expense, net...........       (339)      (379)      (377)       (58)       (75)
     Other income, net...............        412        137        307          9          8
                                       ---------  ---------  ---------  ---------  ---------
          Income (loss) before
          provision for taxes........      1,704      2,169      3,099       (469)       163
PROVISION (BENEFIT) FOR TAXES........        793        860      1,262       (229)        76
                                       ---------  ---------  ---------  ---------  ---------
          Net income (loss)..........  $     911  $   1,309  $   1,837  $    (240) $      87
                                       =========  =========  =========  =========  =========

        The accompanying notes are an integral part of these statements.

                            WALKER'S CONCRETE, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK      ADDITIONAL                    TOTAL
                                        ----------------     PAID-IN      RETAINED    STOCKHOLDER'S
                                        SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                        ------    ------    ----------    --------    --------------
BALANCE, December 31, 1995...........    4,000     $  4        $ 38        $3,518         $3,560
     Net income......................       --       --          --           911            911
     Distributions...................       --       --          --           (20)           (20)
                                        ------    ------        ---       --------    --------------
BALANCE, December 31, 1996...........    4,000        4          38         4,409          4,451
     Net income......................       --       --          --         1,309          1,309
     Distributions...................       --       --          --           (40)           (40)
                                        ------    ------        ---       --------    --------------
BALANCE, December 31, 1997...........    4,000        4          38         5,678          5,720
     Net income......................       --       --          --         1,837          1,837
     Distributions...................       --       --          --           (40)           (40)
                                        ------    ------        ---       --------    --------------
BALANCE, December 31, 1998...........    4,000        4          38         7,475          7,517
     Net loss (unaudited)............       --       --          --            87             87
                                        ------    ------        ---       --------    --------------
BALANCE, March 31, 1999
  (unaudited)........................    4,000     $  4        $ 38        $7,562         $7,604
                                        ======    ======        ===       ========    ==============

        The accompanying notes are an integral part of these statements.

                            WALKER'S CONCRETE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                               THREE MONTHS
                                                                                  ENDED
                                              YEAR ENDED DECEMBER 31             MARCH 31
                                          -------------------------------  --------------------
                                            1996       1997       1998       1998       1999
                                          ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................  $     911  $   1,309  $   1,837  $    (240) $      87
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:.........................
      Depreciation and amortization.....        767        828        896        285        220
      Net loss (gain) on sale of
         property, plant and
         equipment......................        (73)        63        (60)        --         --
      Deferred income tax provision.....         13        250        115        (27)        19
      Changes in operating assets and
         liabilities:
         Trade accounts and notes
           receivable, net of
           allowances...................       (901)      (870)      (717)     1,487        775
         Inventories....................        (34)       (74)        45          3        (43)
         Prepaid expenses and other
           assets.......................        (69)         4        (64)      (347)       (50)
         Accounts payable and accrued
           liabilities..................       (639)       567        (61)       777        598
         Income tax payable.............        134       (348)       564        (27)      (293)
                                          ---------  ---------  ---------  ---------  ---------
             Net cash provided by
               operating activities.....        109      1,729      2,555      1,911      1,313
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in cash surrender
    value of life insurance.............       (100)        18       (104)       (49)        --
  Purchases of property, plant, and
    equipment...........................     (1,187)    (1,541)    (2,066)    (1,321)    (1,124)
  Proceeds from sales of property,
    plant, and equipment................         87         40        145         --         --
                                          ---------  ---------  ---------  ---------  ---------
             Net cash used in investing
               activities...............     (1,200)    (1,483)    (2,025)    (1,370)    (1,124)
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings from line of credit....        663        929       (227)    (1,357)      (241)
  Proceeds from long-term debt..........        710        317        598        597        643
  Repayments on long-term debt..........       (432)      (570)      (643)      (150)      (173)
  Dividends paid to stockholders........         --         --        (40)        --         --
  Repayments on notes receivable to
    stockholders........................        150        270        395         59         --
                                          ---------  ---------  ---------  ---------  ---------
             Net cash provided by (used
               in) financing
               activities...............      1,091        946         83       (851)       229
                                          ---------  ---------  ---------  ---------  ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS...........................         --      1,192        613       (310)       418
CASH AND CASH EQUIVALENTS, at beginning
  of the period.........................         --         --      1,192      1,192      1,805
                                          ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, at end of the
  period................................  $      --  $   1,192  $   1,805  $     882  $   2,223
                                          =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest................  $     334  $     377  $     376  $      85  $      68
  Cash paid for income taxes............        638        962        583        110        380
SUPPLEMENTAL DISCLOSURE OF NONCASH
  TRANSACTION:
  Dividend and reduction of notes
    receivable to stockholder...........        (20)       (40)        --         --         --

        The accompanying notes are an integral part of these statements.

                            WALKER'S CONCRETE, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Walker's Concrete, Inc. (the "Company"), a California corporation, is engaged in the production and distribution of ready-mix concrete. The Company operates four plant locations in Hayward, Oakland, and San Jose, California.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. ("U.S. Concrete"), a recently formed entity organized to acquire ready mixed companies. Pursuant to this transaction, the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of U.S. Concrete common stock concurrent with the closing of U.S. Concrete's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

   The Company has prepared these financial statements on the accrual basis of accounting.

     INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, trade accounts and notes receivable, note receivable from stockholder, a loan receivable, the cash surrender value of life insurance policies, accounts payable, lines of credit, and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values, because of the length of their maturities or existence of interest rates that approximate market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. At December 31, 1997 and 1998, the Company maintained cash balances in various financial institutions in excess of federally insured limits.

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

granted. As of December 31, 1997 and 1998, one customer represented 19% and 11% of trade accounts receivable, respectively.

     INVENTORIES

     Inventories consist primarily of raw materials, repair parts, and building materials for resale that the Company holds for use or sale in the ordinary course of business. The Company uses the first-in, first out method to value inventories at the lower of cost or market. At December 31, 1997 and 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

     PREPAID EXPENSES

     Prepaid expenses primarily include amounts the Company has paid for fuel, tires, shop parts, licenses, and insurance. The Company expenses or amortizes all prepaid amounts as used or over the period of benefit, as applicable.

     PROPERTY, PLANT, AND EQUIPMENT, NET

     The Company records property, plant, and equipment at cost or, in the case of equipment acquired under capital leases, at the present value of future lease payments. It uses the straight-line method to compute depreciation of these assets over their estimated useful lives or remaining lease terms.

     The Company expenses maintenance and repair cost when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant, and equipment, it removes the related cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in its statements of operations.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for accounts receivable that it believes may not be fully collectible.

     CASH SURRENDER VALUE OF LIFE INSURANCE POLICIES

     The Company owns various life insurance policies covering its stockholder. It records the cash surrender value of these policies as an asset. It expenses the premiums related to these policies to the extent that they exceed the increase in the underlying cash surrender value of the policies.

     SALES AND EXPENSES

     The Company derives its sales primarily from supplying ready-mixed concrete to contractors. The Company recognizes sales when products are delivered. Costs of goods sold consist primarily of product costs and operating expenses. Operating expenses consist primarily of repairs and maintenance, gas and oil, and insurance. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, trade show expenses, and automobile allowances. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses, and professional fees.

     INCOME TAXES

     The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and measures those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets other than plant based on its anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management has determined that the cash flows from each plant would be sufficient to recover the carrying value of the Company's long-lived assets as of December 31, 1997 and 1998, and therefore that those values were not impaired at those dates.

     COLLECTIVE BARGAINING AGREEMENTS

     The Company is party to various collective bargaining agreements with labor unions. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2002.

3.  PROPERTY, PLANT, AND EQUIPMENT, NET:

     Property, plant, and equipment consist of the following:

                                         ESTIMATED         DECEMBER 31
                                        USEFUL LIVES   --------------------
                                          IN YEARS       1997       1998
                                        ------------   ---------  ---------
                                                          (IN THOUSANDS)
Land.................................      --          $   1,757  $   1,757
Building and improvements............     7-30               412        412
Machinery and equipment..............     5-20             4,938      5,811
Mixers, trucks, and other vehicles...     5-12             8,292      9,223
Furniture and fixtures...............       7                129        143
                                                       ---------  ---------
                                                          15,528     17,346
Less: Accumulated depreciation.......                     (8,213)    (8,932)
                                                       ---------  ---------
     Property, plant, and equipment,
       net...........................                  $   7,315  $   8,414
                                                       =========  =========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Trade accounts receivable and notes receivable consist of the following:

                                           DECEMBER 31
                                       --------------------     MARCH 31,
                                         1997       1998          1999
                                       ---------  ---------    -----------
                                          (IN THOUSANDS)       (UNAUDITED)
Accounts receivable, trade...........  $   4,639  $   5,518      $ 4,737
Notes receivable.....................        182         96           94
                                       ---------  ---------    -----------
                                           4,821      5,614        4,831
Less: Allowance for doubtful
accounts.............................       (151)      (238)        (230)
                                       ---------  ---------    -----------
Trade accounts and notes receivable,
net..................................  $   4,670  $   5,376      $ 4,601
                                       =========  =========    ===========

     Notes receivable consist mainly of a note receivable from a third party. This note is payable in minimum monthly installments of $5,000, with interest accruing at the rate of 10%. The final payment is due June 2000.

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Accounts payable and accrued liabilities consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Accounts payable, trade..............  $   2,376  $   2,110
Accrued compensation and benefits....        509        706
Other accrued liabilities............        301        309
                                       ---------  ---------
                                       $   3,186  $   3,125
                                       =========  =========

5.  DEBT:

     LINE OF CREDIT

     The Company has a line of credit agreement with a bank that provides for borrowings of up to $4,000,000 secured by the Company's accounts receivable. This agreement expires on October 31, 1999. Interest is paid monthly at the reference rate plus 1.0%.

     This Company is subject to covenants under this debt agreement, including minimum tangible net worth, maximum ratio of debt to tangible net worth, minimum debt service coverage ratio, and profitability requirements.

     The following information relates to the line of credit for each of the following periods:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Maximum amount outstanding...........  $   3,575  $   3,572
Average amount outstanding...........  $   2,846  $   2,494
Weighted average interest rate.......        9.7%       9.5%
Effective interest rate at end of
period...............................        9.5%       9.5%
Prime interest rate at end of
period...............................        8.5%       8.5%

     On February 19, 1999, the Company restructured their debt lines. The effect of this restructure was to extend the expiration date of the line of credit to October 31, 2001, modify the debt covenants and grant an additional equipment loan.

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  LONG-TERM DEBT

     Long-term debt consists of the following as of December 31:

                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Mortgage, payable in monthly
  principal installments of $6
  through July 2004, plus interest at
  1.5% over the bank's index rate.
  The
  interest rate at December 31, 1998,
  was 10.6%. This loan is secured by
  land...............................  $     450  $     331
Equipment loan, payable in monthly
  principal installments of $13, plus
  interest at 8.6%. This loan is
  secured by equipment; all unpaid
  principal and interest is due on
  July 1, 1999.......................        244         90
Equipment loan, payable in monthly
  principal installments of $10, plus
  interest at 8.59%. This loan is
  secured by equipment. All unpaid
  principal and interest is due on
  April 3, 2000......................        277        158
Equipment loan, payable in monthly
  principal installments of $5, plus
  interest at 8.76%. This loan is
  secured by equipment; all unpaid
  principal and interest is due on
  August 3, 2000.....................        158         99
Equipment loan, payable in monthly
  principal installments of $7, plus
  interest at 9.04%. This loan is
  secured by equipment; all unpaid
  principal and interest is due on
  May 1, 2001........................        272        192
Equipment loan, payable in monthly
  principal installments of $12, plus
  interest at 7.8%. This loan is
  secured by equipment; all unpaid
  principal and interest is due on
  May 5, 2002........................         --        510
Other, payable in monthly principal
  installments of $5, including
  interest
  at 5%. Final payment was made on
  May 5, 1998........................         24         --
                                       ---------  ---------
                                           1,425      1,380
Less: Current portion................       (555)      (567)
                                       ---------  ---------
                                       $     870  $     813
                                       =========  =========

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999............................  $     567
     2000............................        378
     2001............................        253
     2002............................        132
     2003............................         50
                                       ---------
                                       $   1,380
                                       =========

6.  COMMITMENTS AND CONTINGENCIES:

     The Company leases certain operating and office facilities under operating lease agreements. These leases are noncancellable and expire on various dates throughout 2001. Minimum lease payments under these agreements are as follows (in thousands):

For the year ending December 31 --
     1999............................  $      85
     2000............................          1
     2001............................          1
                                             ---
                                       $      87
                                             ===

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Total rent expense under all operating leases was approximately $1,000, $8,000, and $85,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

     Pursuant to the lease agreement for the San Jose site, the Company is required to purchase an annual minimum volume of coarse aggregate of $796,000 from the lessor, through December 31, 1999.

7.  INCOME TAXES:

     The provision for federal and state income taxes is as follows:

                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Federal:
     Current.........................  $     604  $     474  $     897
     Deferred........................          9        199         92
State:
     Current.........................        177        136        250
     Deferred........................          3         51         23
                                       ---------  ---------  ---------
                                       $     793  $     860  $   1,262
                                       =========  =========  =========

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35% to income before provision for income taxes as follows:

                                                FOR THE YEAR ENDED
                                                    DECEMBER 31
                                          -------------------------------
                                            1996       1997       1998
                                          ---------  ---------  ---------
                                                  (IN THOUSANDS)
Provision at the statutory rate.........  $     597  $     759  $   1,085
Increase (decrease) resulting from:
     State income tax, net of federal
       benefit..........................        117        121        178
     Non-deductible expenses............         79        (20)        (1)
                                          ---------  ---------  ---------
                                          $     793  $     860  $   1,262
                                          =========  =========  =========

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences representing deferred tax assets and liabilities result principally from the following:

                                                FOR THE YEAR ENDED
                                                    DECEMBER 31
                                          -------------------------------
                                            1996       1997       1998
                                          ---------  ---------  ---------
                                                  (IN THOUSANDS)
Deferred income tax assets --
     Accrued Expenses...................    $   128     $   49    $    68
     Capital Loss Carryover.............         18         18         18
     Inventory..........................         --         15         25
     Allowance for Doubtful Accounts....         68         61         41
     Other..............................         18         --         --
                                          ---------  ---------  ---------
          Total deferred income tax
            assets......................        232        143        152
     Valuation Allowance................        (18)       (18)       (18)
                                          ---------  ---------  ---------
          Total deferred income tax
            assets......................        214        125        134
Deferred income tax liabilities --
     Property, Plant & Equipment........       (816)      (976)    (1,101)
                                          ---------  ---------  ---------
          Net deferred income tax
            liabilities.................    $  (602)   $  (851)   $  (967)
                                          =========  =========  =========

8.  RELATED-PARTY TRANSACTIONS:

     The Company's sole stockholder owns a transport business that hauls material for the Company. For the years ended December 31, 1996, 1997, and 1998, payments for hauling services totaled $293,000, $657,000, and $772,000, respectively.

     The Company's sole stockholder owns a charter service that provides executive aircraft services to the Company. For the years ended December 31, 1997 and 1998, payments for executive aircraft services totaled $40,000 and $38,000, respectively. No services were provided during 1996.

     In 1993, the transport company described above loaned the Company $250,000. The note was payable in minimum monthly principal installments of $5,000 plus interest at the rate of 7%. The final payment was made on December 31, 1997. During the year ended December 31, 1997, principal and interest payments made totaled $60,000 and $2,000, respectively.

     In 1994, the Company loaned the sole stockholder $797,000. An additional amount of $82,000 was loaned on January 1, 1997. The note is payable in minimum monthly installments of $3,000, with interest accruing at the rate of 7% per annum. During the years ended December 31, 1997 and 1998, principal payments totaled $310,000 and $395,000, respectively. Interest earned for the years ended December 31, 1997 and 1998, was $42,000 and $11,000, respectively.

     On January 1, 1997, a life insurance policy was transferred from the Company to its stockholder for consideration of $82,000. This transfer resulted in a loss to the Company of $68,000 which was expensed in 1997.

9.  EMPLOYEE BENEFIT PLANS:

     The Company has a money purchase pension plan. The Company annually contributes a mandatory 15 percent of each eligible employee's salary. To be eligible, an employee must be nonunion and must accumulate 1,000 hours of service per year in addition to obtaining age 21.

     Benefit expense for the years ended December 31, 1996, 1997, and 1998, was approximately $128,000, $135,000, and $152,000, respectively.

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company made contributions to employee pension, health, and welfare plans for employees under collective bargaining agreements of $674,000, $840,000, and $908,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

10.  COMMITMENTS AND CONTINGENCIES:

     INSURANCE

     The Company carries a standard range of insurance coverages, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. During 1996, 1997 and 1998, the Company has not had any significant claims or losses on any of these insurance policies.

     LITIGATION

     In the normal course of doing business, the Company occasionally becomes a party to litigation. In the opinion of management, pending or threatened litigation involving the Company will not have a material adverse material effect on its financial condition.

11.  SIGNIFICANT CUSTOMERS:

     The Company had sales of approximately 12% of total sales to one major customer for the year ended December 31, 1996, sales of approximately 17% and 11% of total sales to two major customers for the years ended December 31, 1997, and sales of approximately 17% of total sales to one major customer for the year ended December 31, 1998.

12.  SIGNIFICANT SUPPLIERS:

     The Company purchased approximately 39%, 28%, 15%, and 12% of its materials from four suppliers for 1996; 35%, 30%, and 12% of its materials from three suppliers for 1997; and 26%, 22%, 18%, and 13% of its materials from four suppliers for 1998.

13. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March 1999, the Company and its stockholders entered into a definitive agreement with U.S. Concrete providing for U.S. Concrete's acquisition of the Company.

     In connection with the acquisition, certain non-operating assets with a net book value of $500,000 will be retained by the stockholders. Had this transaction been recorded at December 31, 1998, the effect on the accompanying balance sheet would be a decrease in assets and a decrease in stockholder's equity of $500,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Bay Cities Building Materials Co., Inc.:

We have audited the accompanying consolidated balance sheets of Bay Cities Building Materials Co., Inc. (a California corporation) and subsidiary (collectively, the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay Cities Building Materials Co., Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

San Francisco, California
January 29, 1999

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           DECEMBER 31
                                       --------------------    MARCH 31
                                         1997       1998         1999
                                       ---------  ---------   -----------
                                                              (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $     343  $   2,642     $ 2,868
     Trade accounts and notes
       receivable, net of allowance
       for doubtful accounts of
       $50...........................      8,503      7,871       8,529
     Receivables from
     related-party...................        250        309         234
     Inventories.....................        106        124         124
     Prepaid expenses................         18         15          12
     Short-term investment...........        200        500         500
                                       ---------  ---------   -----------
          Total current assets.......      9,420     11,461      12,267
NOTE RECEIVABLE FROM STOCKHOLDERS,
  net of unamortized discount of $42,
  $34 and $32, respectively..........        193        201         203
PROPERTY, PLANT AND EQUIPMENT, net...      4,206      5,494       5,651
LONG-TERM INVESTMENT.................        500         --          --
OTHER ASSETS, net....................         11         11          27
                                       ---------  ---------   -----------
          Total assets...............  $  14,330  $  17,167     $18,148
                                       =========  =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
       debt..........................  $     297  $     335     $   337
     Accounts payable................      6,513      6,995       8,387
     Related-party accounts
       payable.......................        122         59      --
     Accrued liabilities and other
       payables......................      1,295      1,823       1,199
                                       ---------  ---------   -----------
          Total current
          liabilities................      8,227      9,212       9,923
LONG-TERM DEBT, net of current
  portion............................      1,875      2,209       2,171
DEFERRED TAX LIABILITIES.............        578        706         196

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $10 par; 20,000
       shares authorized, 4,088.58
       shares issued and
       outstanding...................         41         41          41
     Additional paid-in capital......         38         38          38
     Retained earnings...............      3,571      4,961       5,779
                                       ---------  ---------   -----------
          Total stockholders'
            equity...................      3,650      5,040       5,858
                                       ---------  ---------   -----------
          Total liabilities and
            stockholders' equity.....  $  14,330  $  17,167     $18,148
                                       =========  =========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

            BAY CITIES BUILDINGS MATERIALS CO., INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                         THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31             MARCH 31
                                       -------------------------------  --------------------
                                         1996       1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
SALES................................  $  30,496  $  45,312  $  53,600  $  10,908  $  12,548
COST OF GOODS SOLD...................     27,287     40,292     46,766      9,440     10,555
                                       ---------  ---------  ---------  ---------  ---------
          Gross profit...............      3,209      5,020      6,834      1,468      1,993
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,090      2,778      3,962        697        553
DEPRECIATION AND AMORTIZATION........        458        458        505        121        103
                                       ---------  ---------  ---------  ---------  ---------
          Income from operations.....        661      1,784      2,367        650      1,337
OTHER INCOME (EXPENSE):
  Interest expense, net..............       (186)      (136)      (156)       (45)       (40)
  Other income, net..................        177         49        141         66        120
                                       ---------  ---------  ---------  ---------  ---------
          Income before provision for
             income taxes............        652      1,697      2,352        671      1,417
PROVISION FOR INCOME TAXES...........        260        696        962        315        599
                                       ---------  ---------  ---------  ---------  ---------
          Net income.................  $     392  $   1,001  $   1,390  $     356  $     818
                                       =========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK        ADDITIONAL                    TOTAL
                                       -------------------     PAID-IN      RETAINED    STOCKHOLDERS'
                                         SHARES     AMOUNT     CAPITAL      EARNINGS       EQUITY
                                       ----------   ------    ----------    --------    -------------
BALANCE, December 31, 1995...........    4,088.58    $ 41        $ 38        $2,178        $ 2,257
     Net income......................          --      --          --           392            392
                                       ----------   ------        ---       --------    -------------
BALANCE, December 31, 1996...........    4,088.58      41          38         2,570          2,649
     Net income......................          --      --          --         1,001          1,001
                                       ----------   ------        ---       --------    -------------
BALANCE, December 31, 1997...........    4,088.58      41          38         3,571          3,650
     Net income......................          --      --          --         1,390          1,390
                                       ----------   ------        ---       --------    -------------
BALANCE, December 31, 1998...........    4,088.58      41          38         4,961          5,040
                                       ----------   ------        ---       --------    -------------
     Net income (unaudited)..........          --      --          --           818            818
                                       ----------   ------        ---       --------    -------------
BALANCE, March 31, 1999
  (unaudited)........................    4,088.58    $ 41        $ 38        $5,779        $ 5,858
                                       ==========   ======        ===       ========    =============

  The accompanying notes are an integral part of these consolidated financial statements.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                            THREE MONTHS
                                                                               ENDED
                                           YEAR ENDED DECEMBER 31             MARCH 31
                                       -------------------------------  --------------------
                                         1996       1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     392  $   1,001  $   1,390  $     356  $     818
  Adjustments to reconcile net income
    to net cash provided by operating
    activities --
      Depreciation and
         amortization................        458        458        505        121        103
      Deferred income tax provision
         (benefit)...................        156        420        (25)      (576)      (510)
      Net gain on sale of property
         and equipment...............       (155)       (12)       128         --         --
      Changes in operating assets and
         liabilities --
         Trade accounts and notes
           receivable, net of
           allowances................        250     (4,709)       573        472       (583)
         Inventories.................        (21)       152        (18)        --         --
         Prepaid expenses............        (53)        55          3        (35)         3
         Other assets................         33         (5)        (9)       301        (18)
         Accounts payable............       (847)     3,066        419       (862)       971
         Accrued liabilities and
           other payables............        276        100        528       (260)      (262)
                                       ---------  ---------  ---------  ---------  ---------
             Net cash provided by
               (used in) operating
               activities............        489        526      3,494       (483)       522
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant, and
    equipment........................       (465)      (807)    (1,806)       (66)      (260)
  Proceeds from sales of property,
    plant and equipment..............        163         12         39         --         --
  Increase in note receivable from
    stockholders, net of unamortized
    discount.........................         --       (188)        --         --         --
  Purchase of long-term
    investments......................       (700)        --         --         --         --
  Proceeds from liquidation of
    investment.......................         --         --        200        200         --
  Repayments on note receivable from
    stockholders.....................      1,053         --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------
             Net cash provided by
               (used in) investing
               activities............         51       (983)    (1,567)       134       (260)
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.......        179        214        913        545        106
  Repayments on long-term debt.......       (295)      (334)      (541)      (132)      (142)
                                       ---------  ---------  ---------  ---------  ---------
             Net cash provided by
               (used in) financing
               activities............       (116)      (120)       372        413        (36)
                                       ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................        424       (577)     2,299         64        226
CASH AND CASH EQUIVALENTS, at
  beginning of the period............        496        920        343        343      2,642
                                       ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, at end of
  the period.........................  $     920  $     343  $   2,642  $     407  $   2,868
                                       =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest.............  $     226  $     197  $     217  $      59  $      49
  Cash paid for income taxes.........         --        182        315        190        291

  The accompanying notes are an integral part of these consolidated financial statements.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Bay Cities Building Materials Co., Inc., a California corporation and its wholly owned subsidiary (together, the "Company"), as of March 6, 1957, is engaged in the production and distribution of ready-mixed concrete products in the San Francisco Bay Area and Sacramento metropolitan area. The Company has 10 batch plants.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. ("U.S. Concrete"), a recently formed entity organized to acquire ready mixed companies. Pursuant to this transaction, the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of U.S. Concrete common stock concurrent with the closing of U.S. Concrete's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

   The Company has prepared these consolidated financial statements on the accrual basis of accounting.

     INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial statements as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Bay Cities Building Materials Co., Inc., and its subsidiary, B.C.B.M. Transport, Inc. ("BCBM"). BCBM's September 30, 1997 and 1998, year-end balances are consolidated in these financial statements. All material intercompany transactions have been eliminated in consolidation.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and investments in certificates of deposit, accounts receivable, notes receivable, accounts payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximates their fair values because of the length of their maturities or the existence of interest rates that approximates market rates.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. At December 31, 1997 and 1998, the Company maintained cash balances in various financial institutions in excess of federally insured limits.

     INVESTMENTS

     The Company classifies securities with maturities longer than three months that the Company intends to hold to maturity as investments and, classifies them as either current or noncurrent assets based on the maturity date of the security. As of December 31, 1997 and 1998, the Company held $700,000 and $500,000, respectively, of interest-bearing certificates of deposit, which were classified as "held-to-maturity" securities. The carrying basis of these investments approximated fair value.

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted. The Company did not have any significant concentration of credit in any customers as of December 31, 1997 and 1998. The Company had revenues from one project with multiple contractors that represented 28.1%, 24.9% and 4.0%, of revenues for 1998, 1997 and 1996, respectively.

     INVENTORIES

     Inventories consist primarily of raw materials for resale that the Company holds for use in the ordinary course of business. The Company uses the first-in, first-out method to value inventories at the lower of cost or market. At December 31, 1997 and 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

     PROPERTY, PLANT AND EQUIPMENT, NET

     The Company states property, plant and equipment at cost and uses the straight-line method to compute depreciation of these assets over their estimated useful lives or remaining lease terms.

     Expenditures for maintenance and repairs are charged to expense when incurred, and the Company capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant and equipment, it removes the related cost and accumulated depreciation from the accounts, and reflects any resulting gain or loss in the consolidated statements of operations.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for accounts receivable that it believes may not be fully collectible. At December 31, 1997 and 1998, the allowance was $50,000.

     SALES AND EXPENSES

     The Company derives its sales primarily from the production and delivery of ready-mix concrete, building materials for resale and related concrete products. The Company recognizes sales when products are delivered. Cost of goods sold consists primarily of product costs and operating expenses. Operating expenses consist of wages and benefits of union employees, plant operations, repairs and maintenance, and truck expenses. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, and trade show expenses. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses, and professional fees.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INCOME TAXES

     The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income tax balances based on temporary differences between the financial reporting and tax bases of assets and liabilities and measures those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets based upon anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management determined that the cash flows would be sufficient to recover the carrying value of the Company's long lived assets as of December 31, 1997 and 1998, and, therefore, that those values were not impaired at that date.

     COLLECTIVE BARGAINING AGREEMENTS

     The Company is party to various collective bargaining agreements with labor unions. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2002.

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                          ESTIMATED          DECEMBER 31
                                         USEFUL LIVES    --------------------
                                           IN YEARS        1997       1998
                                        --------------   ---------  ---------
                                                            (IN THOUSANDS)
Land.................................       --           $   1,766  $   2,256
Building and improvements............         7-30           3,577      4,431
Machinery and equipment..............         3-15             468        468
Mixers, trucks and other vehicles....         3-12           5,417      5,705
Furniture and fixtures...............         3-15              29         29
                                                         ---------  ---------
                                                            11,257     12,889
Less -- Accumulated depreciation.....                       (7,051)    (7,395)
                                                         ---------  ---------
     Property, plant and equipment,
       net...........................                    $   4,206  $   5,494
                                                         =========  =========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Trade accounts receivable and notes receivable consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Trade accounts receivable............  $   8,548  $   7,889
Notes and other receivables..........          5         32
Less -- Allowance for doubtful
  accounts...........................        (50)       (50)
                                       ---------  ---------
                                       $   8,503  $   7,871
                                       =========  =========

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Accrued liabilities and other payables consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Accrued compensation and benefits....  $     355  $     611
Sales tax payable....................        373        392
Income taxes payable.................        554        754
Other accrued liabilities............         13         66
                                       ---------  ---------
                                       $   1,295  $   1,823
                                       =========  =========

5.  LONG-TERM DEBT:

     Long-term debt, consists of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Notes payable to bank with interest
  ranging from 6.0% to 10.25%, with
  monthly principal and interest
  payments, maturing January 1998
  through 2005, and ranging from
  8.25% to prime plus 1.5% (prime of
  7.75% at December 31, 1998), with
  monthly principal and interest
  payments, maturing January 1999
  through 2005, for the years ended
  December 31, 1997 and 1998,
  respectively, secured by machinery
  equipment and land.................  $   1,552  $   1,704
Note payable at 7.50%, interest only
  payable monthly, principal
  due 2002, secured by property......        620        620
Note payable at 7.58%, with monthly
  principal and interest payments,
  due 2001, secured by equipment.....         --        220
                                       ---------  ---------
                                           2,172      2,544
Less -- Current portion..............       (297)      (335)
                                       ---------  ---------
                                       $   1,875  $   2,209
                                       =========  =========

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999............................  $     335
     2000............................        336
     2001............................        349
     2002............................        218
     2003............................        754
     Thereafter......................        552
                                       ---------
                                       $   2,544
                                       =========

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LEASES:

     The Company leases land, equipment, and vehicles under operating lease agreements. These leases are noncancelable and expire on various dates through 2003. Minimum lease payments under these agreements are as follows (in thousands):

For the year ending December 31 --
     1999............................  $   1,334
     2000............................      1,160
     2001............................        800
     2002............................        602
     2003............................        223
                                       ---------
                                       $   4,119
                                       =========

     Total rent expense under all operating leases was $713,000, $1,045,000, and $1,296,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

7.  INCOME TAXES:

     The provision for federal and state income taxes is as follows:

                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Federal --
     Current.........................  $     164  $     243  $     655
     Deferred........................         36        302         98
State --
     Current.........................         76         32        180
     Deferred........................        (16)       119         29
                                       ---------  ---------  ---------
                                       $     260  $     696  $     962
                                       =========  =========  =========

     Actual income tax expense differs from the income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35% to income before income taxes as follows:

                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Provision at the statutory rate......  $     228  $     595  $     823
Increase (decrease) resulting from --
     State income tax, net of federal
       benefit.......................         38         98        136
     Nondeductible expenses..........         (6)         3          3
                                       ---------  ---------  ---------
                                       $     260  $     696  $     962
                                       =========  =========  =========

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences representing deferred tax assets and liabilities principally from the following:

                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Deferred tax assets --
     Minimum tax credit..............  $      10  $      95  $     103
     NOL.............................        188         --         --
     Other...........................         --          2         --
     Allowance for doubtful
       accounts......................         84         20         20
                                       ---------  ---------  ---------
          Total deferred tax
          assets.....................        282        117        123
Deferred tax liabilities --
     Depreciation expense............       (415)      (462)      (653)
     Investments.....................         --       (233)      (175)
     Other...........................        (25)        --         --
                                       ---------  ---------  ---------
          Total deferred tax
            liabilities..............       (440)      (695)      (828)
                                       ---------  ---------  ---------
          Net deferred tax
            liabilities..............  $    (158) $    (578) $    (705)
                                       =========  =========  =========

     The Company believes that all tax assets are realizable and therefore has not offset any of these balances with a valuation allowance.

8.  RELATED-PARTY TRANSACTIONS:

     The Company's sales include $157,000, $62,000 and $87,000 in 1996, 1997 and
1998, respectively, for sales to a contracting company in which one of the Company's stockholders has an ownership interest.

     In 1997, the Company advanced its two principal stockholders $188,000 in return for a note receivable in the amount of $235,000 and for interest on the advance at an annual interest rate of 4%. Principal payments to the Company are not due until February 1, 2003, which is the maturity date of the note. The note is secured by an apartment building that is owned by the stockholders. As of December 31, 1997 and 1998, the note receivable from stockholders, net of unamortized discount, was $193,000 and $201,000, respectively. During the years ended December 31, 1997 and 1998, the Company recorded interest income of approximately $10,000 and $16,000, respectively, including discount amortization of $5,000 and $8,000, respectively.

9.  EMPLOYEE BENEFIT PLANS:

     The Company offers its nonunion employees a profit-sharing plan (the "Plan"), which covers all employees who have completed at least 1,000 hours of service in a 12-month period subsequent to employment. The Company may declare a discretionary contribution annually, which is placed into a trust fund for the benefit of Plan participants. The Company made discretionary profit-sharing contributions of $142,000, $215,000 and $200,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company made contributions to employee pension, health and welfare plans for employees under collective bargaining agreements were $619,000, $759,000 and $838,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  COMMITMENTS AND CONTINGENCIES:

     INSURANCE

     The Company carries a standard range of insurance coverage, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. During 1996, 1997 and 1998, the Company has not had any significant claims or losses on any of these insurance policies.

     LITIGATION

     In the normal course of doing business, the Company occasionally becomes a party to litigation. In the opinion of management, pending or threatened litigation involving the Company as of December 31, 1998, will not have a material effect on its financial condition or results of operations.

11. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In February 1999, the Company and its stockholders entered into a definitive agreement with U.S. Concrete providing for U.S. Concrete's acquisition of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Opportunity Concrete Corporation:

We have audited the accompanying balance sheets of Opportunity Concrete Corporation (the Company) (a District of Columbia corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Opportunity Concrete Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Washington, D.C.
January 29, 1999

                        OPPORTUNITY CONCRETE CORPORATION

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           DECEMBER 31          MARCH 31
                                       --------------------   ------------
                                         1997       1998          1999
                                       ---------  ---------   ------------
                                                              (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $   1,819  $   1,634   $   1,465
     Accounts receivable.............        704        504         633
     Inventories.....................         93         72          79
     Prepaid expenses................        127        134         140
     Other current assets............         25          3           3
                                       ---------  ---------   ------------
          Total current assets.......      2,768      2,347       2,320
PROPERTY, PLANT AND EQUIPMENT, net...      1,844      2,060       2,002
OTHER ASSETS, net....................         35         42          42
                                       ---------  ---------   ------------
          Total assets...............  $   4,647  $   4,449   $   4,364
                                       =========  =========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
       debt..........................  $     206  $     298   $     303
     Accounts payable and accrued
       liabilities...................        719        509         796
                                       ---------  ---------   ------------
          Total current
            liabilities..............        925        807       1,099
LONG-TERM DEBT, net of current
  portion............................        633        684         607
DEFERRED TAX LIABILITY...............         52         69          69

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $100 par; 500
       shares authorized, 140 shares
       outstanding...................         14         14          14
     Additional paid-in capital......          7          7           7
     Retained earnings...............      3,016      2,868       2,568
                                       ---------  ---------   ------------
          Total stockholders'
            equity...................      3,037      2,889       2,589
                                       ---------  ---------   ------------
          Total liabilities and
            stockholders' equity.....  $   4,647  $   4,449   $   4,364
                                       =========  =========   ============

   The accompanying notes are an integral part of these financial statements.

                        OPPORTUNITY CONCRETE CORPORATION

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                 THREE MONTHS
                                            YEAR ENDED              ENDED
                                           DECEMBER 31             MARCH 31
                                       --------------------  --------------------
                                         1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
SALES................................  $  15,550  $  16,180  $   4,266  $   2,164
COST OF GOODS SOLD...................     10,698     11,296      3,005      1,619
                                       ---------  ---------  ---------  ---------
          Gross profit...............      4,852      4,884      1,261        545
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,380      2,352        586        575
DEPRECIATION AND AMORTIZATION
  EXPENSE............................        232        245         61         59
                                       ---------  ---------  ---------  ---------
          Operating (loss) income....      2,240      2,287        614        (89)
OTHER INCOME:
     Interest, net...................          5          8          6        (16)
     Other income, net...............         (2)        14         (3)        83
                                       ---------  ---------  ---------  ---------
          Income (loss) before
             provision for income
             taxes...................      2,243      2,309        617        (22)
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................        173        187         50         (2)
                                       ---------  ---------  ---------  ---------
     Net income (loss)...............  $   2,070  $   2,122  $     567  $     (20)
                                       =========  =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                        OPPORTUNITY CONCRETE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK       ADDITIONAL                      TOTAL
                                        ------------------      PAID-IN      RETAINED     STOCKHOLDERS'
                                        SHARES     AMOUNT       CAPITAL      EARNINGS        EQUITY
                                        -------    -------    -----------    ---------    -------------
BALANCE, December 31, 1996...........      140      $  14        $   7        $  2,339       $ 2,360
     Net income......................       --         --           --           2,070         2,070
     Distributions...................       --         --           --          (1,393)       (1,393)
                                        -------    -------         ---       ---------    -------------
BALANCE, December 31, 1997...........      140         14            7           3,016         3,037
     Net income......................       --         --           --           2,122         2,122
     Distributions...................       --         --           --          (2,270)       (2,270)
                                        -------    -------         ---       ---------    -------------
BALANCE, December 31, 1998...........      140         14            7           2,868         2,889
     Net income (unaudited)..........       --         --           --             (20)          (20)
     Distributions (unaudited).......       --         --           --            (280)         (280)
                                        -------    -------         ---       ---------    -------------
BALANCE, March 31, 1999
(unaudited)..........................      140      $  14        $   7        $  2,568       $ 2,589
                                        =======    =======         ===       =========    =============

   The accompanying notes are an integral part of these financial statements.

                        OPPORTUNITY CONCRETE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 THREE MONTHS
                                            YEAR ENDED              ENDED
                                           DECEMBER 31             MARCH 31
                                       --------------------  --------------------
                                         1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)...............  $   2,070  $   2,122  $     567  $     (20)
     Adjustments to reconcile net
       income to net cash provided by
       operating activities --
          Depreciation and
             amortization............        232        245         61         59
          Net loss (gain) on sale of
             property, plant and
             equipment...............        (16)         3         (2)        (1)
          Equity in loss of joint
             venture.................         18          7         --         --
          Deferred income tax
             provision...............         10         17         --         --
          Changes in operating assets
             and liabilities:
               Accounts receivable...        (48)       200       (540)      (129)
               Inventories...........        (11)        21          4         (7)
               Prepaid expenses......        (29)        (7)       (22)        (6)
               Other current
                  assets.............        (17)        14          9         --
               Accounts payable and
                  accrued
                  liabilities........        (41)      (210)       538        287
                                       ---------  ---------  ---------  ---------
                     Net cash
                       provided by
                       operating
                       activities....      2,168      2,412        615        183
                                       ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property, plant and
       equipment.....................       (389)      (463)       (45)        --
     Increase in cash surrender value
       of life insurance.............         (6)        (7)        --         --
     Investment in joint venture.....         21         --         --         --
                                       ---------  ---------  ---------  ---------
                     Net cash
                       provided by
                       (used in)
                       investing
                       activities....       (374)      (470)       (45)        --
                                       ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt....        306        377                    --
     Repayments on long-term debt....       (254)      (234)       (48)       (72)
     Distributions to stockholders...     (1,393)    (2,270)        --       (280)
                                       ---------  ---------  ---------  ---------
                     Net cash used in
                       financing
                       activities....     (1,341)    (2,127)       (48)      (352)
                                       ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................        453       (185)       522       (169)
CASH AND CASH EQUIVALENTS, at
  beginning of the period............      1,366      1,819      1,819      1,634
                                       ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, at end of
  the period.........................  $   1,819  $   1,634  $   2,341  $   1,465
                                       =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest..........  $      65  $      75  $      17  $      19
     Cash paid for income taxes......        162        187         --          7

   The accompanying notes are an integral part of these financial statements.

                        OPPORTUNITY CONCRETE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Opportunity Concrete Corporation (the "Company"), a District of Columbia ("D.C.") corporation, is engaged in the production and distribution of ready-mixed concrete throughout the D.C. metropolitan area.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. ("U.S. Concrete"), an entity organized to acquire ready-mixed concrete companies, pursuant to which the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of U.S. Concrete common stock concurrent with the closing of U.S. Concrete's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

     The Company has prepared these financial statements on the accrual basis of accounting.

     INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheet approximate their fair values, because of the length of their maturities or the existence of interest rates that approximate market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. The Company maintains cash and cash equivalents in various financial institutions in excess of federally insured limits. Although in excess of these limits, the Company believes these financial institutions are of high credit quality, reducing risk of loss.

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted.

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     INVENTORIES

     Inventories consist primarily of raw materials, repair parts and building materials for resale that the Company holds for use or sale in the ordinary course of business. The Company uses the first-in, first out method to value inventories at the lower of cost or market. At December 31, 1997 and 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

     PREPAID EXPENSES

     Prepaid expenses primarily include amounts the Company has paid for licenses and insurance. The Company expenses or amortizes all prepaid amounts as used or over the period of benefit, as applicable.

     PROPERTY, PLANT AND EQUIPMENT, NET

     The Company states property, plant and equipment at cost. It uses the straight-line method to report depreciation of these assets over their estimated useful lives or remaining lease terms.

     The Company expenses maintenance and repairs cost when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant and equipment, it removes the related cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in its statements of operations.

     SALES AND EXPENSES

     The Company derives its sales primarily from the production and delivery of ready-mixed concrete to commercial customers in the D.C. metropolitan area. The Company recognizes sales when products are delivered. Costs of goods sold consist primarily of product costs, ready-mixed concrete purchases and operating expenses. Operating expenses consist primarily of salaries and related benefits, plant operations and repairs and maintenance expenses. Selling expenses consist primarily of salaries of sales manager and travel and entertainment expenses. General and administrative expenses consist primarily of administrative salaries and benefits, office rent and utilities, communication expenses and professional fees.

     INCOME TAXES

     The Company's stockholders has elected S Corporation status pursuant to the Internal Revenue Code. As such, the Company is not subject to federal income taxes and its stockholders report their respective shares of the Company's taxable earnings or losses in their personal tax returns. The Company is still subject to certain state and local income taxes for those areas that do not recognize S Corporations (D.C. being one). The Company will terminate its S Corporation status when U.S. Concrete acquires it.

     The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and measures those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets based on its anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management has determined that the cash flows would be sufficient to recover the carrying value of the Company's long lived assets as of December 31, 1997 and 1998, and, therefore, that those values were not impaired at those dates.

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY, PLANT AND EQUIPMENT, NET:

     Property, plant and equipment consist of the following:

                                         ESTIMATED         DECEMBER 31
                                        USEFUL LIVES   --------------------
                                          IN YEARS       1997       1998
                                        ------------   ---------  ---------
                                                          (IN THOUSANDS)
Leasehold improvements...............       5-7        $      49  $      49
Machinery and equipment..............       3-20           1,423      1,423
Mixers, trucks and other vehicles....       3-12           2,242      2,223
Furniture and fixtures...............       3-8              405        374
                                                       ---------  ---------
                                                           4,119      4,069
Less -- Accumulated depreciation.....                     (2,275)    (2,009)
                                                       ---------  ---------
     Property, plant and equipment,
       net...........................                  $   1,844  $   2,060
                                                       =========  =========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts receivable consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Accounts receivable, trade...........  $     672  $     477
Other receivables....................         32         27
                                       ---------  ---------
                                       $     704  $     504
                                       =========  =========

     Accounts payable and accrued liabilities consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Accounts payable, trade..............  $     639  $     324
Accrued compensation and benefits....         51         82
Other accrued liabilities............         29        103
                                       ---------  ---------
                                       $     719  $     509
                                       =========  =========

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Financing institution, at variable
  rates averaging 8.2%, maturing July
  2001, monthly installments of
  $7,760 including interest, secured
  by an Erie Strayer Mobile Central
  Mix Plant..........................  $     283  $     214
Bank debt, nine (9) notes, maturing
  in various amounts between 1999 and
  2002, bearing interest at fixed
  rates, which range from 8.0% to
  8.5%, secured by Company trucks....        551        676
Financing institution, interest at
  7.64%, monthly principal and
  interest payments of $2,023,
  maturing July 2003, secured by a
  Company truck......................         --         92
Financing institution, interest at
  9.75%, monthly principal and
  interest payments of $484, maturing
  December 1998, secured by a Company
  truck..............................          5         --
                                       ---------  ---------
                                             839        982
Less -- Current portion..............       (206)      (298)
                                       ---------  ---------
                                       $     633  $     684
                                       =========  =========

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999............................      $  298
     2000............................         319
     2001............................         239
     2002............................         113
     2003............................          13
                                        ------------
                                           $  982
                                        ============

     At December 31, 1997 and 1998, the Company had lines of credit with a bank totaling $500,000, which expire on July 31, 1999. There were no borrowings against this credit at December 31, 1998 and 1997.

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  LEASES

     The Company leases office space, garage, plant site, equipment and vehicles under operating lease agreements. These leases are noncancelable and expire on various dates over the next ten years. Future minimum lease payments under these agreements are as follows (in thousands):

For the year ending December 31 --
     1999............................      $  177
     2000............................         136
     2001............................         140
     2002............................         143
     2003............................         146
                                        ------------
                                           $  742
                                        ============

     Total rent expense under all operating leases was approximately $362,000 and $264,000 for the years ended December 31, 1997 and 1998, respectively.

7.  INCOME TAXES:

     The accompanying statement of operations includes a provision for state income taxes related to Washington, D.C., which does not recognize the S Corporation status. The deferred tax liability of $52,000 and $69,000 for December 31, 1997 and 1998, respectively, primarily results from different depreciation and amortization methods used for tax purposes to record fixed assets.

     The components of the provision for state income taxes follows:

                                          FOR THE YEAR ENDING
                                              DECEMBER 31
                                          --------------------
                                            1997       1998
                                          ---------  ---------
                                             (IN THOUSANDS)
State:
     Current............................  $     163  $     170
     Deferred...........................         10         17
                                          ---------  ---------
                                          $     173  $     187
                                          =========  =========

8.  EMPLOYEE BENEFIT PLANS:

     The Company maintains a 401(k) plan covering substantially all employees of the Company who have attained age 21, after completion of one year of continuous employment. Participants' interests in employer contributions become 100% vested after five years of service. Benefit expense for the years ended December 31, 1997 and 1998, was approximately $123,000 and $125,000, respectively.

9.  COMMITMENTS AND CONTINGENCIES:

     INSURANCE

     The Company carries a standard range of insurance coverages, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. The Company has not had any significant claims or losses on any of these insurance policies.

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     LITIGATION

     In the normal course of doing business, the Company occasionally becomes a party to litigation. The Company has received two demand letters from attorneys representing a former employee claiming wrongful termination.

     In November 1998, a grand jury subpoena issued out of the U.S. District Court was served on the Company for specified documents. The Company is cooperating with federal authorities to provide the information requested. The Company has been informed that they are not the target of the grand jury investigation, but, is considered a subject of the investigation because the target(s) appear to have used documents in connection with their alleged misconduct that may have come from the Company's premises. It is impossible to predict accurately the outcome of such a proceeding because its full nature and scope have not been disclosed. In the opinion of management, pending or threatened litigation involving the Company will not have a material effect on its financial condition or results of operations.

10.  SIGNIFICANT CUSTOMERS:

     Sales from significant customers consist of the following:

                                             FOR THE YEAR ENDED
                                                DECEMBER 31
                                          ------------------------
                                             1997         1998
                                          -----------  -----------
Company A...............................          15%          14%
Company B...............................           4           18
Company C...............................           3           20
Company D...............................          20           --

11.  SIGNIFICANT SUPPLIERS:

     The Company purchased approximately 38% and 34% of its materials from two suppliers in 1997 and 1998, respectively.

12.  SUBSEQUENT EVENT:

     On January 14, 1999, the Company made distributions to stockholders totaling $280,000.

13. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March 1999, the Company and its stockholders entered into a definitive agreement with U.S. Concrete providing for U.S. Concrete's acquisition of the Company.

     In addition, prior to the closing of the acquisition, the Company will make distributions of the Company's estimated S Corporation Accumulated Adjustment Account which at December 31, 1998 is approximately $2,868,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Baer Concrete, Incorporated:

We have audited the accompanying balance sheet of Baer Concrete, Incorporated (the Company) (a New Jersey corporation), as of December 31, 1998, and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Baer Concrete, Incorporated, as of December 31, 1998, and the results of its operations and comprehensive income and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 5, 1999

                          BAER CONCRETE, INCORPORATED

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                       DECEMBER 31     MARCH 31
                                           1998          1999
                                       ------------   ----------
                                                      (UNAUDITED)
CURRENT ASSETS:
     Cash and cash equivalents.......     $1,410        $  195
     Available for sale securities...         20            11
     Accounts receivable, net of
      allowance for doubtful accounts
      of $52 and $43, respectively...      1,754         1,304
     Receivable from related party...         50           120
     Inventories.....................        104            96
     Deferred tax assets.............         46            55
     Other current assets............         30            47
                                       ------------   ----------
          Total current assets.......      3,414         1,828
PROPERTY, PLANT AND EQUIPMENT, net...      3,518         3,546
CASH SURRENDER VALUE OF LIFE
  INSURANCE..........................        401           413
STOCKHOLDER'S NOTES RECEIVABLE.......        252           252
OTHER ASSETS.........................         94           100
                                       ------------   ----------
          Total assets...............     $7,679        $6,139
                                       ============   ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term
      debt...........................     $  755        $  419
     Current portion of other
      long-term obligations..........         53            35
     Accounts payable and accrued
      liabilities....................      1,747         1,524
                                       ------------   ----------
          Total current
             liabilities.............      2,555         1,978
LONG-TERM DEBT, net of current
  portion............................      1,675         1,045
OTHER LONG-TERM OBLIGATIONS..........         99            46
DEFERRED TAX LIABILITY...............        482           482

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     6% cumulative preferred stock,
      $100 par; 3,000 shares
      authorized, 1,225 and 120
      shares outstanding,
      respectively...................        123            12
     5% noncumulative preferred
      stock, $1 par; 14,000 shares
      authorized, 14,000 and 0 shares
      outstanding, respectively......         14            --
     Common stock, no par; 2,500
      shares authorized, 1,580 shares
       outstanding...................         --            --
     Additional paid-in capital......         10            10
     Treasury stock, at cost (1,350
      common shares and 775 preferred
      shares)........................       (936)         (936)
     Unrealized loss on securities
      available for sale.............       (181)         (190)
     Retained earnings...............      3,838         3,692
                                       ------------   ----------
          Total stockholders'
             equity..................      2,868         2,588
                                       ------------   ----------
          Total liabilities and
             stockholders' equity....     $7,679        $6,139
                                       ============   ==========

   The accompanying notes are an integral part of these financial statements.

                          BAER CONCRETE, INCORPORATED

            STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

                                 (IN THOUSANDS)

                                                              THREE MONTHS
                                                                 ENDED
                                            YEAR ENDED          MARCH 31
                                           DECEMBER 31    --------------------
                                               1998         1998       1999
                                           ------------   ---------  ---------
                                                              (UNAUDITED)
SALES...................................     $ 11,973     $   2,084  $   2,024
COST OF GOODS SOLD......................        9,910         1,901      1,870
                                           ------------   ---------  ---------
          Gross profit..................        2,063           183        154
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................        1,195           286        260
DEPRECIATION EXPENSE....................          412           104        137
                                           ------------   ---------  ---------
          Income (loss) from
             operations.................          456          (207)      (243)
OTHER INCOME (EXPENSE):
     Interest expense, net..............         (105)          (23)       (49)
     Other income, net..................          379             9         95
                                           ------------   ---------  ---------
          Income (loss) before provision
             for income taxes...........          730          (221)      (197)
PROVISION FOR (BENEFIT) INCOME TAXES....          307           (96)       (51)
                                           ------------   ---------  ---------
NET INCOME (LOSS).......................          423          (125)      (146)

OTHER COMPREHENSIVE INCOME:
     Unrealized loss on securities
       available for sale...............          (24)          (21)        (9)
                                           ------------   ---------  ---------
COMPREHENSIVE INCOME (LOSS).............     $    399     $    (146) $    (155)
                                           ============   =========  =========

   The accompanying notes are an integral part of these financial statements.

                          BAER CONCRETE, INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               5%
                                        6% CUMULATIVE     NONCUMULATIVE
                                       PREFERRED STOCK   PREFERRED STOCK    COMMON STOCK     ADDITIONAL
                                       ---------------   ---------------   ---------------    PAID-IN     TREASURY   RETAINED
                                       SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      STOCK     EARNINGS
                                       ------   ------   ------   ------   ------   ------   ----------   --------   ---------
BALANCE, December 31, 1997...........   1,225    $123    14,000    $ 14    1,580    $  --       $ 10       $ (936)    $ 3,423
  Net income.........................      --      --        --      --       --       --         --           --         423
  Dividends..........................      --      --        --      --       --       --         --           --          (8)
  Unrealized loss on securities
    available for sale...............      --      --        --      --       --       --         --           --          --
                                       ------   ------   ------   ------   ------   ------       ---      --------   ---------
BALANCE, December 31, 1998...........   1,225     123    14,000      14    1,580       --         10         (936)      3,838
                                       ------   ------   ------   ------   ------   ------       ---      --------   ---------
  Net loss (unaudited)...............      --      --        --      --       --       --         --           --        (146)
  Redemption of preferred stock
    (unaudited)......................  (1,105)   (111)   (14,000)   (14)      --       --         --           --          --
  Unrealized loss on securities
    available for sale (unaudited)...      --      --        --      --       --       --         --           --          --
                                       ------   ------   ------   ------   ------   ------       ---      --------   ---------
BALANCE, March 31, 1999
 (unaudited).........................     120    $ 12        --    $ --    1,580    $  --       $ 10       $ (936)    $ 3,692
                                       ======   ======   ======   ======   ======   ======       ===      ========   =========

                                        UNREALIZED
                                          LOSS ON
                                        SECURITIES         TOTAL
                                       AVAILABLE FOR   STOCKHOLDERS'
                                           SALE           EQUITY
                                       -------------   -------------
BALANCE, December 31, 1997...........      $(157)         $ 2,477
  Net income.........................         --              423
  Dividends..........................         --               (8)
  Unrealized loss on securities
    available for sale...............        (24)             (24)
                                       -------------   -------------
BALANCE, December 31, 1998...........       (181)           2,868
                                       -------------   -------------
  Net loss (unaudited)...............         --             (146)
  Redemption of preferred stock
    (unaudited)......................         --             (125)
  Unrealized loss on securities
    available for sale (unaudited)...         (9)              (9)
                                       -------------   -------------
BALANCE, March 31, 1999
 (unaudited).........................      $(190)         $ 2,588
                                       =============   =============

   The accompanying notes are an integral part of these financial statements.

                          BAER CONCRETE, INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                           THREE MONTHS
                                                              ENDED
                                         YEAR ENDED          MARCH 31
                                        DECEMBER 31    --------------------
                                            1998         1998       1999
                                        ------------   ---------  ---------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................     $    423     $    (125) $    (146)
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
     Depreciation and amortization...          412           104        137
     Net gain on sale of property,
     plant and equipment.............         (323)       --            (80)
     Deferred income tax provision...          244           114         (9)
     Changes in operating assets and
     liabilities --
       Accounts receivable, net of
       allowance.....................         (106)          150        450
       Inventories...................          (12)          (12)         8
       Other assets..................           37           (32)       (35)
       Accounts payable and accrued
       liabilities...................          450           (60)      (223)
                                        ------------   ---------  ---------
          Net cash provided by
          operating activities.......        1,125           139        102
                                        ------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property,
  plant and equipment................          323        --             80
  Purchases of property, plant and
  equipment..........................       (1,022)          (48)      (165)
                                        ------------   ---------  ---------
          Net cash used in investing
          activities.................         (699)          (48)       (85)
                                        ------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of stockholder notes
    receivable, net..................        1,257           116     --
  Repayments of receivable from
    related party, net...............            8        --            (70)
  Borrowings on line of credit.......          125           125     --
  Payments on line of credit.........         (125)       --         --
  Proceeds from long-term debt.......          714        --         --
  Repayments on long-term debt.......         (901)         (211)    (1,074)
  Repayments on other long-term
    obligations......................         (100)       --            (71)
  Dividends paid.....................           (8)       --         --
  Redemption of preferred stock......       --            --            (17)
                                        ------------   ---------  ---------
          Net cash provided by
            financing activities.....          970            30     (1,232)
                                        ------------   ---------  ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................        1,396           121     (1,215)
CASH AND CASH EQUIVALENTS, at
  beginning of the period............           14            14      1,410
                                        ------------   ---------  ---------
CASH AND CASH EQUIVALENTS, at end of
  the period.........................     $  1,410     $     135  $     195
                                        ============   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest.............     $    211     $  --      $  --
  Cash paid for income taxes.........           39            52         43
  Unrealized loss on securities
     available for sale..............          (24)          (21)        (9)
SUPPLEMENTAL DISCLOSURE OF NONCASH
  TRANSACTION (unaudited)
  Redemption of preferred stock for
     notes...........................     $ --         $  --      $     108

   The accompanying notes are an integral part of these financial statements.

                          BAER CONCRETE, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Baer Concrete, Incorporated (the "Company"), a New Jersey corporation, is engaged in the production and distribution of ready mixed concrete, throughout New Jersey, where the Company has four batch plants.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. ("U.S. Concrete"), a recently formed entity organized to acquire ready-mixed concrete companies, pursuant to which the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of U.S. Concrete common stock concurrent with the closing of U.S. Concrete's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES:

     BASIS OF PRESENTATION

     The Company has prepared these financial statements on the accrual basis of accounting.

     INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting princples, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and short-term investments, accounts receivable, accounts payable, line of credit and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair values, because of the length of their maturities or the existence of interest rates that approximates market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. At December 31, 1998, the Company maintained cash balances in various financial institutions in excess of federally insured limits.

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted or obtains a lien on the customer's assets.

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     INVENTORIES

     Inventories consist primarily of raw materials and are stated at the lower of cost or market, using the first-in, first out (FIFO) method. At December 31, 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

     PROPERTY, PLANT AND EQUIPMENT, NET

     The Company states property, plant and equipment at cost. The Company uses the straight-line method to compute depreciation of these assets over their estimated useful lives.

     The Company expenses maintenance and repair cost when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant and equipment, it removes the related cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in the statement of operations.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for accounts receivable that it believes may not be fully collectible.

     CASH SURRENDER VALUE OF LIFE INSURANCE

     The Company owns life insurance policies on its primary stockholder. It records the cash surrender value of these policies as an asset. It expenses the premiums related to these policies to the extent that they exceed the increase in the underlying cash surrender value of the policies.

     SALES AND EXPENSES

     The Company derives its sales primarily from the production and delivery of ready-mixed concrete. The Company recognizes sales when products are delivered. Cost of goods sold consists primarily of product costs and operating expenses. Operating expenses consist of wages and benefits of union employees, and expenses attributable to plant operations, repairs and maintenance and trucks. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, and trade show expenses. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses and professional fees.

     INCOME TAXES

     The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income tax balances based on temporary differences between the financial reporting and tax bases of assets and liabilities and measures those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     COLLECTIVE BARGAINING AGREEMENTS

     The Company is party to various collective bargaining agreements with certain employees. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2002.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets based on its anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management has determined that the cash flows would be sufficient to recover the carrying value of the Company's long-lived assets as of December 31, 1998, and, therefore, that those values were not impaired at that date.

     COMPREHENSIVE INCOME

     In 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period in a financial statement for the period in which they are recognized. The Company has chosen to disclose comprehensive income, which encompasses unrealized loss on securities available for sale in the statement of stockholders' equity.

3.  PROPERTY, PLANT AND EQUIPMENT, NET:

     Property, plant and equipment at December 31, 1998, consists of the following (dollars in thousands):

                                         ESTIMATED
                                        USEFUL LIVES
                                          IN YEARS
                                        ------------
Building and improvements............        7-30      $   1,839
Machinery and equipment..............        3-15          1,735
Mixers, trucks and other vehicles....        3-12          4,585
Furniture and fixtures...............        3-15            232
                                                       ---------
                                                           8,391
     Less -- Accumulated
       depreciation..................                     (4,873)
                                                       ---------
          Property, plant and
             equipment, net..........                  $   3,518
                                                       =========

     During 1998, the Company sold various trucks and mixers, which resulted in a gain of $323,000. The gain is classified as other income in the statement of operations.

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts receivable at December 31, 1998, consist of the following (in thousands):

                                        DECEMBER 31,      MARCH 31,
                                            1998            1999
                                        ------------     -----------
                                                         (UNAUDITED)
Accounts receivable, trade...........      $1,714          $ 1,255
Refund receivable....................          92               92
Less: Allowance for doubtful
  accounts...........................         (52)             (43)
                                        ------------     -----------
                                           $1,754          $ 1,304
                                        ============     ===========

     Accounts payable and accrued liabilities at December 31, 1998, consist of the following (in thousands):

Accounts payable, trade..............  $   1,503
Accrued compensation and benefits....        244
                                       ---------
                                       $   1,747
                                       =========

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  LINE OF CREDIT AND LONG-TERM DEBT:

     The Company has a $350,000 line of credit payable on demand from a bank. Interest is payable monthly on any outstanding balance at the bank's prime rate. The line is secured by the Company's accounts receivable and inventory. There was no outstanding balance as of December 31, 1998.

     Long-term debt at December 31, 1998, consists of the following (in thousands):

Notes payable to banks at a range of
  7.91% to 10.5% with monthly principal
  and interest payments, maturing from
  April 2000 through August 2003,
  secured by machinery and equipment....  $   1,837
Notes payable to bank at prime plus 1%
  (prime of 7.75% at December 31, 1998),
  with monthly principal and interest
  payments, maturing from October 2000
  through December 2001, secured by
  vehicles..............................        116
Note payable at a range of 5.6% to 9.5%,
  with monthly principal and interest
  payments, maturing from May 2000
  through November 2001, collateralized
  by equipment and vehicles.............        477
                                          ---------
                                              2,430
Less -- Current portion.................       (755)
                                          ---------
                                          $   1,675
                                          =========

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999...............................  $     755
     2000...............................        620
     2001...............................        497
     2002...............................        389
     2003...............................        129
     Thereafter.........................         40
                                          ---------
                                          $   2,430
                                          =========

6.  OTHER LONG-TERM OBLIGATIONS:

     In February 1993, the Company entered into noncompete covenants with two of the employees/stockholders whose shares were redeemed as part of a reorganization of the Company. The covenants of these former employees provide for annual payments over a period of nine years. The related noncompete covenants were amortized by the Company over five years and expired in 1998.

     Future annual payments under these agreements are as follows (in thousands):

For the year ending December 31 --
     1999...............................  $      53
     2000...............................         53
     2001...............................         34
     2002...............................         12
                                          ---------
                                          $     152
                                          =========

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  INCOME TAXES:

     The components of provision for federal and state income taxes follow:

                                           FOR THE YEAR ENDED
                                           DECEMBER 31, 1998
                                           ------------------
                                             (IN THOUSANDS)
Federal --
     Current............................         $   63
     Deferred...........................            177
State --
     Current............................             --
     Deferred...........................             67
                                                 ------
                                                 $  307
                                                 ======

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35% to income before provision for income taxes as follows:

                                           FOR THE YEAR ENDED
                                           DECEMBER 31, 1998
                                           ------------------
                                             (IN THOUSANDS)
Provision at the statutory rate.........         $  255
Increase resulting from --
     State income tax, net of federal
       benefit..........................             44
     Nondeductible expenses.............              8
                                                 ------
                                                 $  307
                                                 ======

     The tax effects of temporary differences representing deferred tax assets and liabilities result principally from the following:

                                           DECEMBER 31, 1998
                                           -----------------
                                            (IN THOUSANDS)
Current deferred income taxes:
     Allowance for doubtful accounts....        $    21
     Accrued expenses...................             19
     Other..............................              6
                                                -------
          Net current deferred income
             tax assets.................        $    46
                                                =======
Noncurrent deferred income taxes:
     Noncurrent assets --
     Net operating loss.................             57
     Capital loss.......................            146
     Minimum tax credit.................             14
                                                -------
                                                    217
     Valuation allowance................           (146)
                                                -------
          Total noncurrent assets.......             71
     Noncurrent liabilities
     Depreciation.......................           (479)
     Loss on investment.................            (74)
                                                -------
          Total noncurrent
             liabilities................           (553)
                                                -------
          Net noncurrent deferred income
             tax liabilities............        $  (482)
                                                =======

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  RELATED-PARTY TRANSACTIONS:

     In December 1998, the Company entered into two debt agreements with the primary stockholders for a total of $252,000. The agreement stipulates the notes will accrue interest at 7%, payable annually. The notes are payable upon demand. The balance outstanding was $252,000 at December 31, 1998.

     The Company loaned funds to a company owned by the primary stockholder's brother. The loan is noninterest bearing and has no scheduled repayments. The balance outstanding was $50,000 at December 31, 1998.

9.  EMPLOYEE BENEFIT PLANS:

     During 1995, the Company established a 401(k) plan. All employees not subject to collectively bargained agreements are eligible to participate in the plan. The Company contributes 50% of the first 5% of the employee's elective deferral. Company contributions for December 31, 1998, totaled $7,000.

     Effective March 1, 1998, the Company established an employee stock ownership plan (ESOP). No contributions were made to the ESOP for the year ended December 31, 1998.

     The Company made contributions to employee pension, health and welfare plans for employees under collective bargaining agreements of $189,000 for the year ended December 31, 1998.

10.  COMMITMENTS AND CONTINGENCIES:

     GUARANTEES

     The Company has provided a guarantee for a mortgage for a company owned by its principal stockholder. At December 31, 1998, the mortgage totaled $1.5 million.

     OPERATING LEASE AGREEMENTS

     The Company leases one of its operating facilities from the principal stockholder under a long-term noncancelable operating lease agreement. The lease expires in 2,015. Total rent paid for the year ended December 31, 1998, was $156,000. The lease require the Company to pay taxes, maintenance, insurance and certain operating costs of the properties. The Company also leases certain office equipment under long term noncancelable operating lease agreements which expire in 2001. Total rent paid under these leases was approximately $2,000 for the year ended December 31, 1998.

     Future minimum lease payments required under noncancelable operating leases (including related party lease) are as follows (in thousands):

For the year ending December 31 --
     1999............................  $    167,000
     2000............................       167,000
     2001............................       165,000
     2002............................       156,000
     2003............................       156,000
     Thereafter......................     1,876,000
                                       ------------
                                       $  2,687,000
                                       ============

     INSURANCE

     The Company carries a standard range of insurance coverage, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. During 1998, the Company has not incurred significant claims or losses on any of these insurance policies.

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     LITIGATION

     The Company has been named as a co-defendant in a lawsuit whereby the plaintiff alleges, among other things, deficiencies in the design and construction of a parking structure completed in 1989. The Company supplied concrete to the general contractor on the project who has also been named as a defendant. The plaintiff is alleging damages of approximately $1.1 million. Management intends to vigorously defend itself and believes the Company has meritorious defenses. Management believes the loss, if any, would be partially covered by insurance. The ultimate outcome of this matter, however, can not be determined at this time.

11.  SUBSEQUENT EVENT:

     On January 1, 1999 the Company entered into a noncancelable operating lease agreement with a company owned by the principal stockholder for one of its operating facilities. For the plant lot, the lease term is twenty years and requires monthly payments of $3,750. For the two expansion lots, the lease term is month-to-month and requires 180 day notification of cancellation. The monthly payment on each expansion lot is $1,750.

12. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March, 1999, the Company and its stockholders entered into a definitive agreement with U.S. Concrete providing for U.S. Concrete's acquisition of the Company.

     In connection with the acquisition, certain assets with a net book value of $600,000 will be retained by the stockholders. Had this transaction been recorded at December 31, 1998, the effect on the accompanying balance sheet would be a decrease in assets and a decrease in stockholders' equity of $600,000.

     Upon the closing of the acquisition of the Company by U.S. Concrete, the Company will enter into new lease agreements with its former stockholders. These leases will provide for $19,000 in combined monthly rentals over initial lease terms of 20 years, excluding the month-to-month leases discussed above.

     On March 31, 1999, the Company redeemed 1,105 shares of 6% cumulative preferred stock and 14,000 shares of 5% noncumulative preferred stock for $16,500 in cash and $108,000 in notes. The notes bear interest at an annual rate of 6%, and mature 2009. All shares were retired.

                                   INNOVATIVE
                                    USES OF
                                    CONCRETE




[GRAPHIC OF PRECAST CONCRETE PRODUCTS OMITTED]
             Precast Concrete


                                            Insulated Concrete Forms
                                  [GRAPHIC OF PRECAST CONCRETE PRODUCTS OMITTED]


           Flowable Fill
[GRAPHIC OF FLOWABLE FILL OMITTED]

                                [GRAPHIC OF CONCRETE FRAME CONSTRUCTION OMITTED]
                                           Concrete Frame Construction

================================================================================

     Through and including                   , 1999 (the 25th day after the date
of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                3,800,000 SHARES

                       [LOGO--U.S. CONCRETE, INC.--LOGO]

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                           SCOTT & STRINGFELLOW, INC.
                              SANDERS MORRIS MUNDY

                                              , 1999

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

     The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with this offering, all of which shall be paid by U.S. Concrete. All of these amounts, except the SEC registration fee, the NASD filing fee and the NASDAQ National Market listing fee, are estimated.


SEC Registration Fee.................  $     11,542
NASD Filing Fee......................         4,652
NASDAQ National Market Listing Fee...        90,500
Accounting Fees and Expenses.........     2,380,000
Legal Fees and Expenses..............       850,000
Printing Expenses....................       250,000
Transfer Agent's Fees................         7,500
Directors and Officers Insurance.....        85,000
Miscellaneous........................       520,800
                                       ------------
     Total...........................  $  4,200,000
                                       ============


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

CERTIFICATE OF INCORPORATION

     Article Eighth of U.S. Concrete's Amended and Restated Certificate of Incorporation states that:

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eighth shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     In addition, Article VI of U.S. Concrete's Bylaws further provides that U.S. Concrete shall indemnify its officers, directors and employees to the fullest extent permitted by law.

INDEMNIFICATION AGREEMENTS

     U.S. Concrete intends to enter into indemnification agreements with each of its executive officers and directors.

     The Underwriting Agreement filed as exhibit 1.1 to this registration statement provides that the underwriters will indemnify U.S. Concrete, its officers and directors, and persons who control U.S. Concrete within the meaning of the Securities Act against liabilities in some cases.

     U.S. Concrete intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is information concerning all sales of securities we issued during the past three years that were not registered under the Securities Act.

     We issued and sold 200 shares of common stock on October 15, 1997 to Main Street Merchant Partners II, L.P. for $10.00 per share. Vincent D. Foster, the chairman of our board, is a managing director of Main Street. In December 1998, we issued and sold 20 shares of common stock to Eugene P. Martineau, our chief executive officer and one of our directors, for $10 per share. At that time, we also issued and sold 15 shares of common stock to Michael W. Harlan, our chief financial officer and one of our directors, together with his family trust, for $10 per share. As a result of a March 1999 10,000-for-1 stock split of all these shares and a subsequent reclassification of Main Street's shares, Main Street now owns one share of Class A common stock, Mr. Martineau owns 200,000 shares of common stock and Mr. Harlan, together with his family trust, owns 150,000 shares of common stock. The share of Class A common stock automatically will convert into 1,602,255 shares of common stock before this offering closes. Those sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

     In March 1999, following the stock split, we sold 801,000 shares of common stock to American Ready Mix, L.L.C., 50,000 shares of common stock to our controller, Charles W. Sommer, and 25,000 shares of common stock to two of our nonemployee directors, John R. Colson and Peter T. Dameris, in each case for a purchase price of $.001 per share. Those sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

     Concurrently with the closing of this offering, we will issue 8,985,288 shares of common stock in connection with the acquisitions of the six businesses. Those issuances will be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

        EXHIBIT
         NUMBER                      DESCRIPTION
-------------------------------------------------------------
           1.1       -- Form of Underwriting Agreement.
           1.2       -- Form of Warrant Agreement among U.S.
                        Concrete, Scott & Stringfellow, Inc.
                        and Sanders Morris Mundy, Inc.
           2.1*      -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among U.S. Concrete, OCC Acquisition,
                        Inc., Opportunity Concrete
                        Corporation and the stockholders
                        named therein.
           2.2*      -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among U.S. Concrete, Walker's
                        Acquisition, Inc., Walker's Concrete,
                        Inc. and the stockholders named
                        therein.
           2.3*      -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among U.S. Concrete, Central Concrete
                        Acquisition, Inc., Central Concrete
                        Supply Co., Inc. and the stockholders
                        named therein.
           2.4*      -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among U.S. Concrete, Bay Cities
                        Acquisition, Inc., Bay Cities
                        Building Materials Co., Inc. and the
                        stockholders named therein.
           2.5*      -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among U.S. Concrete, Baer
                        Acquisition, Inc., Baer Concrete
                        Incorporated and the stockholders
                        named therein.
           2.6*      -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among U.S. Concrete, Santa Rosa
                        Acquisition, Inc., R. G.
                        Evans/Associates d/b/a Santa Rosa
                        Cast Products Co. and the
                        stockholders named therein.
           2.7*      -- Uniform Provisions for the
                        Acquisitions (incorporated into the
                        agreements filed as Exhibits 2.1
                        through 2.6 hereto).
           3.1*      -- Restated Certificate of Incorporation
                        of U.S. Concrete.
           3.2*      -- Bylaws of U.S. Concrete.
           4.1*      -- Form of Certificate representing
                        common stock.
           4.2*      -- Form of Registration Rights Agreement
                        by and among U.S. Concrete and the
                        stockholders listed on the signture
                        pages thereto.
           4.3       -- Funding Agreement dated as of
                        September 10, 1999 by and between
                        U.S. Concrete and Main Street
                        Merchant Partners II, L.P.
           4.4       -- Rights Agreement by and between U.S.
                        Concrete and American Stock Transfer
                        & Trust Company, including form of
                        Rights Certificate attached as
                        Exhibit B thereto.
           4.5       -- Commitment Letter and Term Sheet
                        dated as of April 16, 1999 by and
                        among U.S. Concrete, Chase Bank of
                        Texas, National Association and Chase
                        Securities Inc.
                        U.S. Concrete and some of its
                        subsidiaries are parties to debt
                        instruments under which the total
                        amount of securities authorized does
                        not exceed 10% of the total assets of
                        U.S. Concrete and its subsidiaries on
                        a consolidated basis. Pursuant to
                        paragraph 4(iii)(A) of Item 601(b) of
                        Regulation S-K, U.S. Concrete agrees
                        to furnish a copy of such instruments
                        to the SEC on request.
           5.1       -- Opinion of Baker & Botts, L.L.P.
          10.1*      -- 1999 Incentive Plan of U.S. Concrete,
                        Inc.
          10.2*      -- Employment Agreement between U.S.
                        Concrete and William T. Albanese.
          10.3       -- Form of Employment Agreement between U.S.
                        Concrete and Michael W. Harlan
          10.4       -- Form of Employment Agreement between U.S.
                        Concrete and Eugene P. Martineau

        EXHIBIT
         NUMBER                      DESCRIPTION
-------------------------------------------------------------
          10.5*      -- Employment Agreement between U.S.
                        Concrete and Michael D. Mitschele.
          10.6*      -- Employment Agreement between U.S.
                        Concrete and Charles W. Sommer.
          10.7*      -- Employment Agreement between U.S.
                        Concrete and Neil J. Vannucci.
          10.8*      -- Employment Agreement between U.S.
                        Concrete and Robert S. Walker.
          10.9*      -- Form of Indemnification Agreement
                        between U.S. Concrete and each of its
                        directors and officers.
          10.10      -- Form of Employment Agreement between U.S.
                        Concrete and Terry Green.
          23.1       -- Consent of Arthur Andersen LLP.
          23.2       -- Intentionally omitted.
          23.3       -- Consent of Baker & Botts, L.L.P.
                        (contained in Exhibit 5.1 hereto).
          23.4*      -- Consent of William T. Albanese, as a
                        nominee for directorship.
          23.5*      -- Consent of John R. Colson, as a
                        nominee for directorship.
          23.6*      -- Consent of Peter T. Dameris, as a
                        nominee for directorship.
          23.7*      -- Consent of Michael D. Mitschele, as a
                        nominee for directorship.
          23.8*      -- Consent of Murray S. Simpson, as a
                        nominee for directorship.
          23.9*      -- Consent of Neil J. Vannucci, as a
                        nominee for directorship.
          23.10*    --  Consent of Robert S. Walker, as a
                        nominee for directorship.
          24.1*      -- Power of Attorney (included on the
                        signature page hereto).
          27.1*      -- Financial Data Schedule.

------------

* Previously filed.

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the underwriters, at the closing specified in the underwriting agreement, certificates representing the shares of common stock offered hereby in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 17, 1999.


                                          U.S. CONCRETE, INC.


                                          By: /s/ EUGENE P. MARTINEAU
                                                  EUGENE P. MARTINEAU
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                                                     CAPACITY IN
                      SIGNATURE                                     WHICH SIGNED                     DATE
------------------------------------------------------  -------------------------------------   ---------------
                /s/ EUGENE P. MARTINEAU                 President and Chief Executive Officer    May 17, 1999
                 EUGENE P. MARTINEAU                    and Director
                                                        (Principal Executive Officer)

                 /s/ MICHAEL W. HARLAN                  Chief Financial Officer and              May 17, 1999
                  MICHAEL W. HARLAN                     Director (Principal Financial
                                                        and Accounting Officer)

                 /s/ VINCENT D. FOSTER                  Director                                 May 17, 1999
                  VINCENT D. FOSTER